Exhibit 4.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of May 7, 2015

among

DJO HOLDINGS LLC,

as Holdings,

DJO FINANCE LLC,

as the Borrower,

THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

CREDIT SUISSE SECURITIES (USA) LLC

MACQUARIE CAPITAL (USA) INC.

NATIXIS, NEW YORK BRANCH

GOLDMAN SACHS BANK USA

UBS SECURITIES LLC

and

RBC CAPITAL MARKETS1

as Joint Lead Arrangers and Joint Bookrunners

1 RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

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-ii-

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Schedules:

Schedule 1.01A	-	Collateral Documents
Schedule 1.01B	-	Existing Letter of Credit
Schedule 1.01C	-	Unrestricted Subsidiaries
Schedule 2.01	-	Revolving Credit Lenders; Revolving Credit Commitments; Applicable Percentage
Schedule 5.05	-	Certain Liabilities
Schedule 5.06	-	Litigation
Schedule 5.08	-	Ownership of Property
Schedule 5.09(a)	-	Environmental Matters
Schedule 5.10	-	Taxes
Schedule 5.11(a)	-	ERISA Compliance
Schedule 5.12	-	Subsidiaries and Other Equity Investments
Schedule 6.01A		Collateral Reporting
Schedule 6.01B		Borrower’s Website
Schedule 6.16	-	Post-Closing Covenants
Schedule 7.01(b)	-	Existing Liens
Schedule 7.02(f)	-	Existing Investments
Schedule 7.03(b)	-	Existing Indebtedness
Schedule 7.05(f)	-	Dispositions
Schedule 7.08	-	Transactions with Affiliates
Schedule 7.09	-	Certain Contractual Obligations
Schedule 10.02	-	Administrative Agent’s Office
Schedule 10.02(a)		Certain Addresses for Notices

Exhibits:

Exhibit A-1	-	Form of Committed Loan Notice
Exhibit A-2	-	Form of Swing Line Loan Notice
Exhibit B-1	-	Form of Revolving Credit Note
Exhibit B-2	-	Form of Swing Line Note
Exhibit C-1	-	Form of Assignment and Assumption
Exhibit C-2	-	Form of Administrative Questionnaire
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	[Reserved]
Exhibit F	-	Form of Intercompany Note
Exhibit G-1	-	Form of Security Agreement
Exhibit G-2	-	Form of Perfection Certificate
Exhibit H	-	Form of Solvency Certificate
Exhibit I	-	Form of Borrowing Base Certificate
Exhibit J	-	Form of United States Tax Compliance Certificate
Exhibit K	-	Form of ABL Intercreditor Agreement

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CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of May 7, 2015 among DJO HOLDINGS LLC, a Delaware limited liability company (“Holdings”; as hereinafter further defined), DJO FINANCE LLC, a Delaware limited liability company (the “Borrower”; as hereinafter further defined), the Guarantors party hereto from time to time, WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), in its capacity as Administrative Agent and Collateral Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

The Borrower has requested and the Lenders have agreed to extend to the Borrower $150,000,000 in aggregate principal amount of Revolving Credit Commitments.

The applicable Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below. Unless otherwise defined herein, all terms defined in the UCC and used but not defined in this Agreement have the meanings specified in the UCC:

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement substantially in the form of Exhibit K (which agreement in such form or with immaterial changes thereto the Collateral Agent is authorized to enter into) among Holdings, the Borrower, DJO Finance Corporation, the Domestic Subsidiaries of the Borrower from time to time party thereto, the Collateral Agent, the Term Loan Collateral Agent, The Bank of New York Mellon, in its capacity as trustee and collateral agent for the Second Lien Notes and in its capacity as trustee and collateral agent for the Third Lien Notes, and one or more other collateral agents or representatives for the holders of other Indebtedness that is permitted under Section 7.03 to be, and intended to be, secured by Liens on the Term Loan/Notes Collateral on an equal priority or junior priority basis with the Liens on the Term Loan/Notes Collateral securing the Term Loan Debt.

“ABL Priority Collateral” has the meaning given to such term in the ABL Intercreditor Agreement.

“Account(s)” means collectively (a) any right to payment of a monetary obligation arising from the provision of merchandise, goods or services by any Loan Party or any of its Subsidiaries in the course of their respective operations, (b) without duplication, any “account” (as that term is defined in the UCC or any similar term under any similar Law), any accounts receivable, any “healthcare insurance receivables” (as that term is defined in the UCC or any similar term under any similar Law), any “payment intangibles” (as that term is defined in the UCC or any similar term under any similar Law) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, of any Loan Party or any of its Subsidiaries in each case arising in the course of their respective operations, (c) all accounts, contract rights, general intangibles, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under any of the Loan Documents in respect of the foregoing, (d) all information and data compiled or derived by any Secured Party or to which any Secured Party is entitled in respect of or related to the foregoing, (v) all collateral security of any kind, given by any Account Debtor or any other Person to any Secured Party, with respect to any of the foregoing and (e) all proceeds of the foregoing.

“Account Debtor” means a Person who is obligated under an Account, Chattel Paper or General Intangible.

“ACH” means automated clearing house transfers.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Additional L/C Issuers” means Lenders, in addition to Wells Fargo, which have been approved by the Administrative Agent (such approval not to be unreasonably withheld) and the Borrower and that have agreed in writing (each in its sole discretion) to act as an “L/C Issuer” hereunder.

“Additional Loans” has the meaning specified in Section 2.14(a).

“Adjusted Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the quotient obtained (expressed as a decimal, carried out five decimal places) by dividing (i) the applicable Eurodollar Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” means Wells Fargo, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit C-2 or in any other form approved, or as may be supplied from time to time, by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Revolving Credit Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Adjusted Percentage” has the meaning specified in Section 2.12(a)

“Applicable Fee Rate” means, for each fiscal quarter ending after the Closing Date, (a) 0.25% per annum, if the Average Revolving Credit Facility Balance during the immediately preceding fiscal quarter is equal to or greater than 50.00% of the Aggregate Commitments outstanding during such period, or (b) 0.375% per annum, if the Average Revolving Credit Facility Balance during the immediately preceding fiscal quarter is less than 50.00% of the Aggregate Commitments outstanding during such period. For purposes of this definition, for the period from the Closing Date until the delivery of the Borrowing Base Certificate pursuant to Section 6.01(d) for the first full fiscal month after the Closing Date and at any time an Event of Default has occurred and is continuing, the Applicable Fee Rate shall be set at the level in clause (b) above. Any increase or decrease in the Applicable Fee Rate resulting from a change in the Average Revolving Credit Facility Balance shall become effective as of the first calendar day of each fiscal quarter. Average Revolving Credit Facility Balance shall be calculated by the Administrative Agent based on the Administrative Agent’s records. If the Borrowing Base Certificate (including any required financial information in support thereof) of the Borrower is not received by the Administrative Agent by the date required pursuant to Section 6.01(v) of this Agreement, then, upon the request of the Administrative Agent, the Applicable Fee Rate shall be 0.375% until such time as such Borrowing Base Certificate and supporting information are received

“Applicable Percentage” means, for any Revolving Credit Lender, with respect to payments, computations and other matters relating to the Revolving Credit Commitments or Revolving Credit Loans, L/C Obligations, Overadvance Loans, Protective Advances or Swing Line Loans, a percentage equal to a fraction (i) the numerator of which is the Revolving Credit Commitment of such Revolving Credit Lender and (ii) the denominator of which is the aggregate Revolving Credit Commitments of all the Revolving Credit Lenders (or, if the aggregate Revolving Credit Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Credit Lender’s share of the aggregate Revolving Credit Exposure.

“Applicable Rate” means with respect to any Loan, as the case may be, the applicable rate per annum set forth in the pricing grid below under the caption “Eurodollar Rate Loans” or “Base Rate Loans,” as the case may be, based upon the daily Average Excess Availability for the most recent fiscal quarter of the Borrower:

LEVEL	AVERAGE EXCESS AVAILABILITY	EURODOLLAR RATE LOANS	BASE RATE LOANS INCLUDING SWING LINE LOANS AND PROTECTIVE ADVANCES
1	≥ 66.7%	1.75%	0.75%

2	< 66.7% but ≥ 33.3%	2.00%	1.00%

LEVEL	AVERAGE EXCESS AVAILABILITY	EURODOLLAR RATE LOANS	BASE RATE LOANS INCLUDING SWING LINE LOANS AND PROTECTIVE ADVANCES

3	< 33.3%	2.25%	1.25%

For purposes of the foregoing, the Applicable Rate shall be determined by reference to Level 3 (a) for the period from the Closing Date until the first full fiscal quarter thereafter and (b) at any time a Default or Event of Default has occurred and is continuing.

Any increase or decrease in the Applicable Rate resulting from a change in the Average Excess Availability shall become effective as of the first calendar day of each fiscal quarter. Average Excess Availability shall be calculated by the Administrative Agent based on the Administrative Agent’s records. If the Borrowing Base Certificate (including any required financial information in support thereof) of the Borrower is not received by the Administrative Agent by the date required pursuant to Section 6.01(d) of this Agreement, then upon the request of the Administrative Agent, the Applicable Rate shall be determined as if the Average Excess Availability for the immediately preceding fiscal quarter is at Level 3 until such time as such Borrowing Base Certificate and supporting information are received.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Appraisal” means an appraisal, prepared on a basis reasonably satisfactory to the Administrative Agent, setting forth the NOLV Percentage of any Inventory, which appraisal shall be prepared in accordance with this Agreement by an appraiser selected by the Administrative Agent in its reasonable discretion.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Wells Fargo Bank, National Association, Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc., Natixis, New York Branch, Goldman Sachs Bank USA, UBS Securities LLC and RBC Capital Markets, in their respective capacities as joint lead arrangers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignees” has the meaning specified in Section 10.06(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C-1.

“Assignment Taxes” has the meaning specified in Section 3.01(b).

“Attributable Indebtedness” means, on any date in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of each of December 31, 2014, 2013 and 2012 and the audited consolidated statements of operations, comprehensive income, cash flows and equity of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2014, 2013 and 2012.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Conditions” shall be deemed to be satisfied only if:

(i)	the Revolving Credit Exposure of each Revolving Credit Lender does not exceed such Revolving Credit Lender’s Revolving Credit Commitment; and

(ii)	the aggregate Revolving Credit Exposure does not exceed the Borrowing Base.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Revolving Credit Commitments of each Revolving Credit Lender pursuant to Section 2.06 and (iii) the date of termination of the Revolving Credit Commitments of each Revolving Credit Lender to make Revolving Credit Loans, the termination of the commitment of the Swing Line Lender to make Swing Line Loans and of the obligations of each L/C Issuer to make L/C Credit Extensions pursuant to Section 2.03.

“Availability Reserve” means, on any date of determination and with respect to the Borrowing Base, the sum (without duplication) of: (i) reserves for deterioration in the salability of inventory; (ii) the Rent and Charges Reserve; (iii) the Bank Product Reserve; (iv) all accrued Royalties, whether or not then due and payable by a Loan Party; (v) the aggregate amount of liabilities secured by Liens upon Eligible Collateral that are senior to the Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (vi) Contractual Allowance Reserves; (vii) reserves representing purchase price variance, physical inventories variance, slow-moving inventory and shrinkage accrual inventory; and (viii) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Credit Judgment may elect to impose from time to time; provided that, such Availability Reserve shall not be established or changed except upon not less than five Business Days’ notice to the Borrower (unless an Event of Default exists, in which event no notice shall be required). The Administrative Agent will be available during such period to discuss any such proposed Availability Reserve or change with the Borrower and the other Loan Parties and, without limiting the right of the Administrative Agent to establish or change such Availability Reserves in the Administrative Agent’s Credit Judgment, the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent. The amount of any Availability Reserve established by the Administrative Agent shall have a reasonable relationship as determined by the Administrative Agent in its Credit Judgment to the event, condition or other matter that is the basis for the Availability Reserve. Notwithstanding anything herein to the contrary, (i) an Availability Reserve shall not be established to the extent that it would be duplicative of any specific item excluded as ineligible in the definitions of Eligible Collateral or otherwise duplicative of any items excluded or haircut through the definition of Expected Net Value, but the Administrative Agent shall retain the right, subject to the requirements of this paragraph, to establish an Availability Reserve with respect to prospective changes in Eligible Collateral that may reasonably be anticipated, (ii) circumstances, conditions, events or contingencies arising prior to the Closing Date of which the Administrative Agent had actual knowledge prior to the Closing Date (other than circumstances, conditions, events or contingencies which would be the basis for the establishment of a Rent and Charges Reserve; provided that no such Rent and Charges Reserve shall be established prior to the date that is 120 days after the Closing Date) shall not be the basis for the establishment or modification of the Availability Reserves unless the Administrative Agent included such Availability Reserve (or a haircut or other reduction of similar effect, scope or consequence) in connection with the calculation of the Borrowing Base on the Closing Date or such circumstances, conditions, events or contingencies shall have changed since the Closing Date and (iii) except as limited by clause (ii) above, nothing contained herein shall prohibit the Administrative Agent from establishing or modifying any Availability Reserve based on the results and findings of any Field Examination or Appraisal.

“Available Commitments” means, at any time, an amount equal to (i) the lesser of (a) the aggregate Revolving Credit Commitments at such time and (b) the Borrowing Base at such time minus (ii) Revolving Credit Exposure of all Revolving Credit Lenders at such time.

“Average Excess Availability” means, on any date of determination, the amount of Excess Availability during a stipulated consecutive Business Day period, calendar day period or fiscal quarter period divided by the number of Business Days or calendar days, as the case may be, in such period.

“Average Revolving Credit Facility Balance” means, for any period, the amount obtained by adding the Outstanding Amount of Revolving Credit Loans (excluding, for the avoidance of doubt, Swing Line Loans) and L/C Obligations at the end of each day for the period in question and by dividing such sum by the number of days in such period.

“Bank Product” means any of the following products, services or facilities extended to any Loan Party: (i) Cash Management Services provided by Cash Management Banks under Cash Management Agreements and (ii) products provided by Hedge Banks under Secured Hedge Agreements; provided, however, that for any of the foregoing to be included as a “Secured Obligation” for purposes of a distribution under Section 8.04, the applicable Secured Party must have previously provided written notice to the Administrative Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”), (iii) whether such Bank Product constitutes Pari Passu Bank Product Obligations (in which case such notice shall be agreed to by the Borrower or the applicable Subsidiary thereof), and if so, the amount that shall be included in the Bank Product Reserve (the “Pari Passu Bank Product Amount”) and (iv) the methodology to be used by such parties in determining the Pari Passu Bank Product Obligations owing from time to time (other than, in the case of Secured Hedge Agreements, on a mark-to-market basis) and if the Administrative Agent has received no such notice with respect to any such Bank Product, then the Administrative Agent shall be permitted to assume that no such Secured Obligations are outstanding in connection with making distributions under Section 8.04; provided, however, that no such notice from the Secured Party or the Borrower shall be required with respect to any Bank Products provided by Wells Fargo or any of its Affiliates. The Bank Product Amount or Pari Passu Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and Loan Party. No Bank Product Amount or Pari Passu Bank Product may be established or increased (other than as the result of mark-to-market fluctuations) at any time that a Default or Event of Default exists and is continuing or if the Availability Conditions would not be satisfied after giving effect thereto, and no Bank Product may be considered a “Pari Passu Bank Product Obligation” unless a Bank Product Reserve has been established in respect thereof.

“Bank Product Amount” has the meaning specified in the definition of “Bank Product.”

“Bank Product Debt” means Indebtedness and other obligations of a Loan Party relating to Bank Products.

“Bank Product Reserve” means, with respect to the Borrowing Base, the aggregate amount of reserves established by the Administrative Agent from time to time in its Credit Judgment in respect of Bank Product Debt of Loan Parties, which shall at all times be at least equal to the Pari Passu Bank Product Amount with respect to Pari Passu Bank Product Obligations.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1.00%, (b) the Prime Rate in effect for such day and (c) the Eurodollar Rate for deposits in Dollars for a one-month Interest Period (and determined on a daily basis in accordance with the immediately succeeding proviso) plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be LIBOR on such day for deposits in Dollars with a term of one month commencing on such day. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, as the case may be.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time).

“Blackstone Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed by an Affiliate of The Blackstone Group L.P., or any of their respective successors.

“Bookrunners” means, collectively, Wells Fargo Bank, National Association, Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc., Natixis, New York Branch, Goldman Sachs Bank USA, UBS Securities LLC and RBC Capital Markets, in their respective capacities as joint bookrunners.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement and including, for the avoidance of doubt, if applicable, any Successor Borrower.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means (i) a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01, (ii) a Swing Line Loan, (iii) an Overadvance Loan or (iv) a Protective Advance.

“Borrowing Base” means, on any date of determination, an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with this Agreement) equal to the result of:

(a) an amount equal to the sum of:

(i) the product of (A) 85.00% multiplied by (B) of the value of the Eligible Accounts (excluding, for the avoidance of doubt, Eligible Third Party Accounts, Eligible Unbilled Accounts, Eligible 91-150 Days Accounts and Eligible 121-195 Days Accounts) of the Loan Parties, plus

(ii) the product of (A) 85.00% multiplied by (B) the product of the Eligible Third Party Accounts (excluding, for the avoidance of doubt, any Eligible 91-150 Days Accounts, any Eligible 121-195 Days Accounts, any Eligible Unbilled Accounts, and any other Eligible Accounts) multiplied by the Expected Net Value of Eligible Third Party Accounts of the Loan Parties, plus

(iii) the lesser of (A) 15.00% of the sum of (x) clause (ii) above and (y) this clause (iii) and (B) the product of (x) 85.00% multiplied by (y) the product of the Eligible 121-195 Days Accounts (excluding, for the avoidance of doubt, any Eligible Unbilled Accounts, any Eligible Third Party Accounts, any Eligible 91-150 Days Accounts and any other Eligible Accounts) multiplied by the product of the Expected Net Value of Eligible 121-195 Days Accounts of the Loan Parties, plus

(iv) the lesser of (A) 10.00% of the sum of (x) clause (i) above and (y) this clause (iv) and (B) the product of (x) 85.00% multiplied by (y) the product of the Eligible 91-150 Days Accounts (excluding, for the avoidance of doubt, any Eligible Unbilled Accounts, any Eligible Third Party Accounts, any Eligible 121-195 Days Accounts, and any other Eligible Accounts), plus

(v) the lesser of (A) the product of (x) 5.00% and (y) the value of the Eligible Accounts and (B) the product of (x) 85.00% multiplied by (y) the product of the Eligible Unbilled Accounts (excluding, for the avoidance of doubt, any Eligible 91-150 Days Accounts, any Eligible 121-195 Days Accounts, any Eligible Third Party Accounts and any other Eligible Accounts) multiplied by the product of the Expected Net Value of Eligible Unbilled Accounts of the Loan Parties, plus

(vi) the product of (A) 85.00% multiplied by (B) the NOLV Percentage identified in the most recent Inventory Appraisal ordered and obtained by Administrative Agent in accordance with this Agreement multiplied by the value of Eligible Inventory (other than Eligible Mexican Inventory) of the Loan Parties (such determination may be made, in Administrative Agent’s Credit Judgment, as to different categories of Eligible Inventory based upon the NOLV Percentage applicable to such categories), plus

(vii) the lesser of (A) the product of (1) 85.00% multiplied by (2) the NOLV Percentage identified in the most recent Inventory Appraisal ordered and obtained by Administrative Agent in accordance with this Agreement multiplied by the value of Eligible Mexican Inventory (other than Eligible Inventory) of the Loan Parties (such determination may be made, in Administrative Agent’s Credit Judgment, as to different categories of Eligible Mexican Inventory based upon the NOLV Percentage applicable to such categories) of the Loan Parties and (B) the lesser of (1) $22,500,000 and (2) 15.00% of the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base,

minus

(b) the Availability Reserve established by Administrative Agent in exercise of Administrative Agent’s Credit Judgment on such date.

“Borrowing Base Certificate” has the meaning specified in Section 6.01(d).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York where the Administrative Agent’s Office is located and:

(a) when used in Section 2.03 with respect to any action taken by or with respect to any L/C Issuer, the term “Business Day” shall not include any day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where such L/C Issuer’s Lending Office is located; and

(b) if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, “Business Day” means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Canada” means the country of Canada and any province or territory thereof.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease; provided that any obligations of the Borrower or its Restricted Subsidiaries either existing on the Closing Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of the Borrower as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its current treatment under generally accepted accounting principles as of the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, one or more L/C Issuers or the Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or Deposit Account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (i) the Administrative Agent and (ii) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” has a meaning correlative to the foregoing, and shall include the proceeds of such cash collateral and other credit support

“Cash Dominion Period” means (a) the period from the date Excess Availability shall have been, for five (5) consecutive Business Days, less than the greater of (i) $9,000,000 and (ii) 10.0% of the lesser of (x) the aggregate Borrowing Base and (y) the Revolving Credit Commitments to the date that Excess Availability shall have been, for thirty (30) consecutive calendar days, at least the greater of (i) $9,000,000 and (ii) 10.0% of the lesser of (x) the aggregate Borrowing Base and (y) the Revolving Credit Commitments or (b) following the occurrence of an Event of Default under Section 8.01(a), (b) (with respect to an Event of Default under Section 7.11 or 6.17 only), (c) (with respect to a breach of Section 6.01(d) only), (d) (with respect to misrepresentations in a Borrowing Base Certificate only), (e), (f) and (g) for the period during which such Event of Default shall be continuing.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(1) Dollars;

(2) in such local currencies held by the Borrower or any Restricted Subsidiary from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency);

(11) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(12) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(13) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (12) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

“Cash Management Agreement” means any agreement to provide Cash Management Services.

“Cash Management Bank” means Wells Fargo, each of its Affiliates and any other Person that, on the Closing Date and/or at the time it enters into a Cash Management Agreement, is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender, in its capacity as a party thereto.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person under or in respect of a Cash Management Agreement.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by a Cash Management Bank: (a) ACH transactions, (b) treasury and/or cash management services, including, without limitation, controlled disbursement services, (c) foreign exchange facilities, (d) credit or debit cards (including commercial cards (including so-called “purchase cards,” procurement cards,” or “p-cards”)), (e) credit card processing services, (f) stored value cards, (g) deposit and other accounts and (h) merchant services (other than those constituting a line of credit).

“Cash Management System” has the meaning given to such term in Section 6.17.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment or to compensate such Person for the taking thereof, fixed assets or Real Property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including, without limitation, (i) all federal statutes (whether set forth in 38 U.S.C. 1713 or elsewhere) affecting such program to the extent applicable to CHAMPVA and (ii) all rules, regulations (including 38 C.F.R. 17.54), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“CHAMPVA Account” means an Account payable pursuant to CHAMPVA.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (iii) the compliance by any Lender or L/C Issuer with any written request, guideline or directive (whether or not having the force of law, but if not having force of law, then being one with which the relevant party would customarily comply) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Pub. L. No. 111-203) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to occur if:

(a) at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b) at any time after a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Investors or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’ Equity Interests;

(c) a “change of control” (or similar event) shall occur under the Term Loan Credit Agreement, any of the Senior Secured Notes or any other Indebtedness for borrowed money permitted under Section 7.03 with an aggregate outstanding principal amount in excess of the Threshold Amount or any Permitted Refinancing Indebtedness in respect of any of the foregoing with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(d) Holdings shall cease to own directly 100% of the Equity Interests of the Borrower.

“Chattel Paper” has the meaning assigned to such term in the Security Agreement.

“Closed Specified DDA” has the meaning specified in Section 6.17(h).

“Closing Date” means May 7, 2015, the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Closing Date DDA” has the meaning specified in Section 6.17(a).

“Closing Date Refinancing” means the repayment in full of (i) the Existing Senior Secured Notes, (ii) the Existing Senior Notes, (iii) all amounts outstanding under the Existing Credit Agreement and (iv) fees and expenses incurred in connection with clauses (i), (ii) and (iii) with the proceeds of the Initial Term Loans (as defined in the Term Loan Credit Agreement), Revolving Credit Loans borrowed on the Closing Date and the Second Lien Notes and the termination and release of all commitments, security interests and guarantees in connection therewith.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” of the Loan Parties referred to in the Collateral Documents and all of the other property of the Loan Parties that is, or is intended under the terms of the Collateral Documents to be, subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by (i) a bailee or other Person in possession of Collateral, including, without limitation, any warehouseman and (ii) a landlord of Real Property leased by any Loan Party (including, without limitation, any warehouse or distribution center), pursuant to which such Person (A) acknowledges the Collateral Agent’s Lien on the Collateral, (B) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Property, (C) agrees to furnish the Collateral Agent with access to the Collateral in such Person’s possession or on Real Property for the purpose of conducting a Liquidation and (D) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.

“Collateral Agent” means Wells Fargo, in its capacity as collateral agent or pledgee in its own name with respect to the Collateral under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a) or from time to time pursuant to Section 6.11, Section 6.13, Section 6.16 and Section 6.17, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b) the Obligations shall have been guaranteed by the Guarantors pursuant to Article XI;

(c) the Obligations and the Guaranty shall have been secured pursuant to the Security Agreement by a perfected security interest of the priority required by the ABL Intercreditor Agreement (but subject to other Liens permitted under Section 7.01) in (i) all the Equity Interests of the Borrower and (ii) all Equity Interests of each Restricted Subsidiary that is not an Excluded Subsidiary (other than any Restricted Subsidiary that is an Excluded Subsidiary solely pursuant to clause (d), (e), (f) or (g) of the definition thereof) directly owned by any Loan Party, other than voting Equity Interests of any Foreign Subsidiary or FSHCO in excess of 65% of the issued and outstanding voting Equity Interests of such Foreign Subsidiary or FSHCO, and subject to further exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction) and the Administrative Agent (or, in the case of certificates or instruments constituting Term Loan/Notes Priority Collateral, the Term Loan Collateral Agent as bailee for the Collateral Agent in accordance with the ABL Intercreditor Agreement) shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(d) subject to the terms of the ABL Intercreditor Agreement, all Pledged Debt owing to any Loan Party that is evidenced by a promissory note shall have been delivered to the Administrative Agent pursuant to the Security Agreement and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e) the Obligations and the Guaranty shall have been secured by a perfected security interest in, and Mortgages on, substantially all now owned or, in the case of real property, fee owned, or at any time hereafter acquired, tangible and intangible assets of each Loan Party, including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property in, other general intangibles, Material Real Property (and proceeds of the foregoing), subject to exceptions and limitations otherwise set forth in this Agreement and the applicable Collateral Documents (to the extent appropriate in the applicable jurisdiction), in each case with the priority required by the applicable Collateral Documents;

(f) subject to limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and Mortgages on any Material Real Property located in the United States are required pursuant to clause (e) above or under Sections 6.11, 6.13 or 6.16 (each, a “Mortgaged Property”), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid American Land Title Association Lender’s policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 or Liens otherwise consented to by the Collateral Agent, each of which shall (A) to the extent reasonably necessary, include such coinsurance and reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates, (iii) opinions from local counsel in each jurisdiction (A) where a Mortgaged Property is located regarding the enforceability of the Mortgage and (B) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other matters as may be in form and substance reasonably satisfactory to the Collateral Agent, (iv) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance), duly executed and acknowledged by the appropriate Loan Parties, together with evidence of flood insurance, to the extent required under Section 6.07(c) hereof and (v) a new ALTA or such existing surveys together with no change affidavits sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements required in clause (ii) above;

(g) except as otherwise contemplated by this Agreement or any Collateral Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements (or similar documents) and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Collateral Documents, applicable Law or reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(h) after the Closing Date, each Restricted Subsidiary of the Borrower that is not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Sections 6.11 or 6.13 and a party to the applicable Collateral Documents in accordance with Section 6.11; provided that, notwithstanding the foregoing provisions, any Subsidiary of the Borrower that Guarantees any of the Senior Secured Notes or the Term Loan Credit Agreement or any Junior Financing with a principal amount in excess of the Threshold Amount or any Permitted Refinancing of any of the foregoing shall be a Guarantor hereunder of the Secured Obligations.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to the following (collectively, “Excluded Assets”): (i) any property or assets owned by (x) any Foreign Subsidiary or any FSHCO (or any Subsidiary thereof) or (y) an Unrestricted Subsidiary, (ii) any lease, license, contract, agreement or other general intangible or any property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangement, in each case permitted under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract, agreement or other general intangible, Capitalized Lease Obligations or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar applicable Law notwithstanding such prohibition, (iii) any interest in fee-owned real property (other than Material Real Properties), (iv) any interest in leased real property (including any requirement to deliver landlord waivers, estoppels and Collateral Access Agreements other than to the extent required to comply with Borrowing Base requirements; provided that a failure to provide a landlord waiver, estoppel or Collateral Access Agreement may result in the creation of a Rent and Charges Reserve, but shall not constitute a Default or an Event of Default under this Agreement), (v) motor vehicles and other assets subject to certificates of title except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdiction under the Uniform Commercial Code or under a similar applicable Law, (vi) Margin Stock and Equity Interests of any Person other than wholly-owned Subsidiaries that are Restricted Subsidiaries that is not an Excluded

Subsidiary (other than any Restricted Subsidiary that is an Excluded Subsidiary solely pursuant to clauses (d), (e), (f) or (g) of the definition thereof) to the extent not permitted by the terms of such Person’s organizational documents, in each case after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law, and voting Equity Interests of any Foreign Subsidiary or FSHCO in excess of 65% of the issued and outstanding voting Equity Interests of such Foreign Subsidiary or FSHCO, (vii) any trademark application filed in the United States Patent and Trademark Office on the basis of any applicable Loan Party’s “intent to use” such mark and for which a form evidencing use of the mark has not yet been filed with the United States Patent and Trademark Office, to the extent that granting a security interest in such trademark application prior to such filing would impair the enforceability or validity of such trademark application or any registration that issues therefrom under applicable federal Law, (viii) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse tax consequences to DJO Global, Inc., Holdings, the Borrower, or any of its Subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent and communicated in writing delivered to the Collateral Agent, (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the anti-assignment provision of the Uniform Commercial Code and other similar applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar applicable Law notwithstanding such prohibition or restriction, (x) pledges and security interests prohibited or restricted by applicable Law (including any requirement to obtain the consent of any governmental authority or third party (other than a Loan Party)), (xi) all commercial tort claims in an amount less than $5,000,000, (xii) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished by the filing of a Uniform Commercial Code financing statement (or similar document) (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement or similar document), (xiii) any particular assets if the burden, cost or consequence of creating or perfecting such pledges or security interests in such assets is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents as mutually agreed by the Borrower and the Administrative Agent and communicated in writing delivered to the Collateral Agent and (xiv) proceeds from any and all of the foregoing assets described in clauses (i) through (xiii) above to the extent such proceeds would otherwise be excluded pursuant to clauses (i) through (xiii) above;

(B) (i) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any intellectual property registered in any non-U.S. jurisdiction, or to perfect such security interests, it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction, (ii) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code or similar applicable Law with respect to the Borrower or a Guarantor, the Loan Documents shall not contain any requirements as to perfection or priority with respect to any assets or property described in clauses (v), (xi) and (xii) of clause (A) above or clauses (i), (iii) and (iv) of this clause (B), (iii) Equity Interests in Immaterial Subsidiaries and in any Person other than the Borrower or of any Restricted Subsidiaries shall not be required to be delivered to the Collateral Agent, and (iv) notes and other evidence of Indebtedness in amounts less than $5,000,000 shall not be required to be delivered to the Collateral Agent;

(C) the Administrative Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) where it reasonably determines, in consultation with the Borrower and communicated in writing delivered to the Collateral Agent, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that the Collateral Agent (or, in the case of certificates or instruments constituting Term Loan/Notes Priority Collateral, the Term Loan Collateral Agent as bailee for the Collateral Agent in accordance with the ABL Intercreditor Agreement) shall have received on or prior to the Closing Date (i) Uniform Commercial Code financing statements (or similar documents) in appropriate form for filing under the Uniform Commercial Code or similar applicable Law, respectively, in the jurisdiction of incorporation or organization of each Loan Party, (ii) filings with the United States Copyright Office and the United States Patent and Trademark Office and (iii) any certificates or instruments representing or evidencing Equity Interests of the Borrower and its Subsidiaries (other than any Equity Interests constituting Excluded Assets) accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel or, to the extent constituting Term Loan/Notes Priority Collateral, the Term Loan Collateral Agent or its counsel); provided, further that the Collateral Agent shall have received the items set forth on Schedule 6.16 on or prior to the date(s) set forth therein;

(D) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations (if any) set forth in this Agreement and the Collateral Documents; and

(E) To the extent that any of the Term Loan Debt, the Second Lien Notes or the Third Lien Notes benefit from (i) the grant of security on any property or assets otherwise constituting Excluded Assets, or (ii) any perfection action with respect to any Collateral that is not required by the foregoing provisions, the Secured Obligations shall also benefit from the grant of such security or from such perfection actions for so long as such facilities or notes continue to benefit from such security or actions and such facilities or notes remain outstanding.

“Collateral Documents” means, collectively, the Security Agreement, the Mexican Pledge Agreement, the Intellectual Property Security Agreements, any Collateral Access Agreement, any Deposit Account Control Agreement, each of the Mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent and the Lenders pursuant to Section 4.01, 6.11, 6.13, 6.16 or 6.17, the Guaranties and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Revolving Credit Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodities Accounts” means all “commodities accounts” as such term is defined in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Cash Interest Expense” means for any period, without duplication, the consolidated cash interest expense, net of cash interest income of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the cash interest component of Capitalized Lease Obligations and net cash payments, if any, made less cash payments, if any, received pursuant to obligations under Swap Agreements for Indebtedness and cash, but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (v) any amortization or write-down of deferred financing fees, debt issuance costs including original issue discount, discounted liabilities, commissions, fees and expenses, (vi) any expensing of commitment and other financing fees, (vii) penalties and interest related to Taxes, but including any cash costs otherwise excluded by the definition thereof, (viii) accretion or amortization of original issue discount resulting from the incurrence of Indebtedness at less than par, (ix) any other non-cash interest expense, whether or not paid and (x) all capitalized interest.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(i) increased (without duplication) by the following, in each case (other than with respect to clauses (H) and (K)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(A) (x) provision for taxes based on income, profits or capital gains of the Borrower and its Restricted Subsidiaries, including, without limitation, federal, state, franchise and similar taxes (such as the Delaware franchise tax, the Pennsylvania capital tax, the Texas margin tax and provincial capital taxes paid in Canada) and non-U.S. withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), (y) if the Borrower is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of the Borrower in respect of such period in accordance with Section 7.06(i) and (z) the net tax expense associated with any adjustments made pursuant to clauses (i) through (xvi) of the definition of “Consolidated Net Income”; plus

(B) Consolidated Interest Expense for such period (including (x) net losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(r) through (y) in the definition thereof); plus

(C) with respect to the Borrower for such period, the total amount of depreciation and amortization expenses and capitalized fees related to any Capitalized Software Expenditures of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; plus

(D) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to information technology and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments and costs related to the closure and/or consolidation of facilities; plus

(E) any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that, if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may elect not to add back such non-cash charge in the current period and (2) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(F) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to non-controlling interests or minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(G) the amount of management, monitoring, consulting, advisory fees and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Investor Management Agreement (and related agreements or arrangements) or otherwise to the Investors to the extent otherwise permitted under Section 7.08; plus

(H) the amount of “run rate” cost savings, operating expense reductions and synergies related to mergers, amalgamations and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated on or prior to or after the Closing Date that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months after a merger, amalgamation or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated, net the amount of actual benefits realized during such period from such actions, in each case, calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period; provided that the aggregate amount of cost-savings, operating expense reductions and synergies to be added back pursuant to this clause (H) shall include only such amounts reasonably expected by the Borrower to be realized within 18 months of taking such action; provided, further that in no event shall the aggregate amount of cost savings, operating expense reductions and synergies to be added back pursuant to this clause (H) exceed 25% of Consolidated EBITDA after giving effect to such addbacks; plus

(I) [reserved]; plus

(J) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Equity Interest) solely to the extent that such cash proceeds or net cash proceeds are excluded from the calculation of Cumulative Equity Credit; plus

(K) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (ii) below for any previous period and not added back; plus

(L) any net loss from disposed, abandoned or discontinued operations; and

(ii) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of the Borrower for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(b) any net income from disposed, abandoned or discontinued operations.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of compliance with the covenant set forth in Section 7.11 and the calculation of the term “Consolidated Fixed Charge

Coverage Ratio”, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended June 30, 2014, September 30, 2014, December 31, 2014 and March 31, 2015, Consolidated EBITDA for such fiscal quarters shall be $70,191,000, $70,239,000, $82,220,000 and $58,974,000, respectively, in each case, as may be subject to any adjustment set forth in the immediately preceding paragraph and clause (H) above for the applicable Test Period with respect to any acquisitions, dispositions or conversions occurring on or prior to or after the Closing Date.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the ratio of (a)(i)(A) Consolidated EBITDA for such period plus (B) only for purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio under, and provided in Section 7.11, Designated Equity Contributions minus (ii) Capital Expenditures (other than Capital Expenditures to the extent financed with proceeds of long-term Indebtedness (other than the Loans) or Qualified Equity Interests) minus (iii) taxes for such period based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes ((such as the Delaware franchise tax, the Pennsylvania capital tax and the Texas margin tax and provincial capital Taxes paid in Canada) including with respect to repatriated funds) of the Borrower and its Restricted Subsidiaries, net of cash funds received, paid in cash during such period to the (b) Fixed Charges for such period.

In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Equity Interests or preferred stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the “Consolidated Fixed Charge Coverage Ratio Calculation Date”), then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Equity Interests or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Borrower or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Fixed Charge Coverage Ratio Calculation Date shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving Pro Forma Effect thereto for such period as if such Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of:

(i) consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness, and excluding (r) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to the Senior Secured Notes or other securities, (s) costs associated with obtaining Swap Obligations, (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (w) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date and (y) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty; plus

(ii) consolidated capitalized interest of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued; less

(iii) interest income of the Borrower and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(i) any after-tax effect of extraordinary, non-recurring or unusual (including expenses attributable to legal settlements and judgments) gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, restructuring and duplicative running costs, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(ii) the cumulative after-tax effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(iii) any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(iv) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions (including, for the avoidance of doubt, bulk subscriber contract sales) or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded;

(v) the net income for such period of any Person (other than the Borrower) that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments (other than Excluded Contributions) that are actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period;

(vi) [reserved];

(vii) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the Borrower’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(viii) any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Obligations or (iii) other derivative instruments shall be excluded;

(ix) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets,

investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(x) any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans (including under the Borrower’s deferred compensation arrangements), roll-over, acceleration, or payout of Equity Interests by management, other employees or business partners of the Borrower or any of its direct or indirect parent companies, shall be excluded;

(xi) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, investment, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Senior Secured Notes and other securities and the syndication and incurrence of the Term Loan Credit Agreement and the Revolving Credit Facility), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Secured Notes, the Stub Notes and other securities and the Term Loan Credit Agreement and the Revolving Credit Facility) and including, in each case, any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification 805), shall be excluded;

(xii) accruals and reserves that are established or adjusted within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(xiii) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(xiv) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, shall be excluded;

(xv) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items,

(c) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation,

(d) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, and

(e) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; and

(xvi) the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with Section 7.06(i)(iii) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

In addition, to the extent not already included in the Consolidated Net Income of the Borrower and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Contractual Allowance” means, with respect to an Account of a Third Party Payor owed to a Loan Party, an amount equal to the difference between the amount invoiced by such Loan Party for a service that gave rise to the creation of such Account and the amount allowed to be paid for such service by such Third Party Payor.

“Contractual Allowance Reserves” means, with respect to the Borrowing Base, the aggregate amount of reserves established by the Administrative Agent from time to time in its Credit Judgment in respect of the Accounts owed to the Loan Parties by Third Party Payors, which shall be at least equal to the aggregate amount of all Contractual Allowances.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Credit Extension” means each of the following: (i) a Borrowing, and (ii) an L/C Credit Extension.

“Credit Judgment” means the Administrative Agent’s commercially reasonable judgment exercised in good faith, based upon its consideration of any factor that it reasonably believes (i) could materially adversely affect the quantity, quality, mix or value of Collateral (including any applicable Laws that may inhibit collection of an Account), the enforceability or priority of the Collateral Agent’s Liens, or the amount that the Administrative Agent and the Lenders could receive in liquidation of any Collateral; (ii) that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of any proceeding under any Debtor Relief Law involving a Loan Party; or (iv) creates or could result in an Event of Default. In exercising such judgment, the Administrative Agent may consider any factors that could materially increase the credit risk of lending to the Borrower on the security of the Collateral.

“Cumulative Equity Credit” means, at any date, an amount, not less than zero in the aggregate, equal to, without duplication:

(a) the cumulative amount of the cash and Cash Equivalent proceeds (other than Excluded Contributions) from (i) the sale of Equity Interests (other than any Disqualified Equity Interests and other than any Designated Equity Contribution) of the Borrower or any direct or indirect parent of the Borrower after the Closing Date (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and (ii) the common Equity Interests of the Borrower (or Holdings or any direct or indirect parent of Holdings) (other than Disqualified Equity Interests of the Borrower (or any direct or indirect parent of the Borrower) and other than any Designated Equity Contribution) issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of the Borrower or any Restricted Subsidiary of the Borrower owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party, in each case, not previously applied for a purpose (including, for the avoidance of doubt, for the purposes of Section 7.03(m)(y)); plus

(b) 100% of the aggregate amount of contributions to the common capital (other than from a Restricted Subsidiary and other than any Designated Equity Contribution) of the Borrower received in cash and Cash Equivalents after the Closing Date (other than Excluded Contributions), excluding any such amount that has been applied in accordance with Section 7.03(m)(y);

provided, that (w) such amounts are received on or within 60 days prior to such date, (x) the amount of the Cumulative Equity Credit available on any date for any purpose under this Agreement shall be reduced by the aggregate amount of the Cumulative Equity Credit used to make Investments pursuant to Section 7.02(n)(y), to pay dividends or make distributions pursuant to Section 7.06(h)(y) and to make payments or distributions in respect of Junior Financings pursuant to Section 7.13(a)(v)(y) and (y) the Cumulative Equity Credit shall not be included in testing any aspect of the Payment Conditions on such date.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral, and the Agents or the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement,

receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Revolving Credit Loans that are Base Rate Loans plus (c) 2.00% per annum; provided that with respect to the overdue principal or interest in respect of a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, at any time, any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default” at such time.

“Deposit Accounts” means all “deposit accounts” as such term is defined in the UCC and all accounts with a deposit function maintained at a financial institution, now or hereafter held in the name of the Borrower or any Guarantor.

“Deposit Account Control Agreements” has the meaning specified in the Security Agreement.

“Designated Account” means, as of the Closing Date, the Dominion Account and, upon establishment of a new Designated Account pursuant to Section 6.16, such new Designated Account or such other account of the Borrower at Wells Fargo as the Borrower may designate in writing in advance (such advance notice to be reasonably acceptable to the Administrative Agent).

“Designated Disbursement Account” has the meaning set forth in Section 6.17(i).

“Designated Equity Contribution” has the meaning set forth in Section 8.05(a).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of Consolidated EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale-leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale or casualty or condemnation event shall be subject to the occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale or casualty or condemnation event shall be subject to the occurrence of the Termination Date), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means (i) those persons identified by the Borrower (or one of its Affiliates) or the Investors to the Administrative Agent in writing prior to the Closing Date, (ii) competitors of the Borrower identified by the Borrower to the Administrative Agent in writing from time to time before or after the Closing Date and (iii) any Affiliate of any Person described in clause (i) or (ii) that is reasonably identifiable by name as an Affiliate of such Person, other than bona fide debt fund Affiliates of such Person. The list of Disqualified Lenders shall be made available to any Lender upon request to the Administrative Agent.

“Distribution Payment Conditions” shall mean prior to and after giving effect to the relevant action as to which the satisfaction of the Distribution Payment Conditions is being determined, (a) no Event of Default then exists or would arise as a result of the entering into of such transaction or the making of such payment; (b) on a Pro Forma Basis after giving effect to such transaction or payment and any incurrence or repayment of Indebtedness in connection therewith, Excess Availability on such date and for the 30 consecutive day period preceding such transaction or payment and any incurrence or repayment of Indebtedness is equal to or greater than the greater of (x) $13,500,000 and (y) 15.0% of the lesser of (1) the Revolving Credit Commitments and (2) the aggregate Borrowing Base; and (c) on a Pro Forma Basis after giving effect to such transaction or payment and any incurrence or repayment of Indebtedness in connection therewith, the Consolidated Fixed Charge Coverage Ratio (with such Consolidated Fixed Charge Coverage Ratio to be tested as of the most recently ended Test Period) is at least 1.00 to 1.00; provided that the condition set forth in this clause (c) shall not apply if Excess Availability on such date and for the 30 consecutive day period preceding such transaction or payment and any incurrence or repayment of Indebtedness is equal to or greater than the greater of (x) $18,000,000 and (y) 20.0% of the lesser of (1) the Revolving Credit Commitments and (2) the aggregate Borrowing Base; provided, that, in each case, the Borrower shall have delivered an officer’s certificate to the Administrative Agent certifying to compliance with the conditions above, including a reasonably detailed calculation of such Excess Availability and, if applicable, the Consolidated Fixed Charge Coverage Ratio.

“DJO Mexico” means DJ Orthopedics de Mexico, S.A. de C.V., a Mexican corporation.

“Document” has the meaning assigned to such term in the Security Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, with respect to an amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent relevant date of determination) for the purchase of Dollars with such currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Dominion Account” means Account No. 412-1900906, ABA No. 121000248, at Wells Fargo and/or such account of the Borrower at Wells Fargo that shall be designated as the “Dominion Account” and is reasonably acceptable to the Administrative Agent, in each case, and is subject to a Deposit Account Control Agreement in favor of the Collateral Agent or the benefit of the Secured Parties..

“Drawing” has the meaning specified in Section 2.03(c)(i).

“Eligible 91-150 Days Accounts” means Accounts (other than Third Party Accounts) of any Loan Party that would otherwise qualify as Eligible Accounts (but without regard to clause (iv) of the definition thereof), except that such Accounts are unpaid for more than 90 days but equal to or less than 150 days past the original invoice date.

“Eligible 121-195 Days Accounts” means Third Party Accounts of any Loan Party that would otherwise qualify as Eligible Third Party Accounts (but without regard to clause (iv) of the definition of “Eligible Accounts”), except that such Accounts are unpaid for more than 120 days but equal to or less than 195 days past the original invoice date.

“Eligible Accounts” means Accounts of any Loan Party subject to the Lien of the Collateral Documents, the value of which shall be determined by taking into consideration, among other factors, their book value determined in accordance with GAAP, net of any customer deposits, unapplied cash, returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person; provided, however, that, subject to the ability of the Administrative Agent to establish other criteria of ineligibility in its Credit Judgment or modify the criteria established below, unless otherwise approved by the Administrative Agent in its Credit Judgment, none of the following classes of Accounts shall be deemed to be Eligible Accounts:

(i) Accounts that do not arise out of sales of goods or rendering of services in the ordinary course of such Loan Party’s business;

(ii) Accounts payable other than in Dollars or that are otherwise on terms other than those normal or customary in such relevant Loan Party’s business;

(iii) Accounts arising out of a sale made or services rendered by any Loan Party to a Subsidiary of any Loan Party or an Affiliate of any Loan Party or to a Person Controlled by an Affiliate of any Loan Party (including any employees of such Loan Party) other than, in each case, solely by reason of being a portfolio company that is an Affiliate of the Investor to the extent such Affiliate would not be an Affiliate of a Loan Party if Equity Interests of Holdings or the Borrower were not owned, directly or indirectly, by the Investor;

(iv) (A) with respect to Accounts owed by Account Debtors that are not Third Party Payors, any such Accounts that are invoiced but unpaid for more than 90 days past the original invoice date or (B) with respect to Accounts owed by Third Party Payors, any such Accounts that are invoiced but unpaid for more than 120 days past the original invoice date;

(v) Accounts owing from any Person from which an aggregate amount of more than 50.00% of the Accounts owing therefrom are not Eligible Accounts pursuant to the foregoing clause (iv);

(vi) Accounts where the goods giving rise to such Account have not been shipped (or have been shipped to the Account Debtor “freight on board” and have not arrived at the “freight on board” specified destination) and billed to the Account Debtor, or the services giving rise to such Account have not been performed and billed to the Account Debtor;

(vii) except for Government Accounts that are otherwise Eligible Accounts, Accounts owing from any Person and its Affiliates that exceeds 20% of the Eligible Accounts, but only to the extent of such excess;

(viii) Accounts owing from any Person that (A) has disputed liability for any Account owing from such Person or has been placed on credit hold due to past due balances or (B) has otherwise asserted any claim, demand or liability against the Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise, but in each case, only to the extent of such disputed liability, past due balance, claim, demand, dispute or liability, unless (i) the Administrative Agent in its Credit Judgment has established an appropriate Availability Reserve in respect thereof and determines to include such Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to the Administrative Agent to waive such rights;

(ix) Accounts owing from any Person that shall take or be the subject of any type of action or proceeding or factors of a type described in Section 8.01(f) or (g);

(x) Accounts (A) owing from any Person that is also a supplier to or creditor of the Borrower or any of its Subsidiaries unless such Person has waived any right of setoff in a manner reasonably acceptable to the Administrative Agent, (B) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling the Borrower or any of its Subsidiaries to discounts on future purchase therefrom or (C) in respect of which the related invoice(s) has been reversed; provided that subclauses (A) and (B) shall not affect the eligibility of Accounts owing from a Third Party Payor and arising out of the provision of health care services insured and/or administered by such Third Party Payor;

(xi) Accounts with respect to which the Account Debtor either (A) does not maintain its chief executive office in the United States or (B) is not organized under the laws of the United States or any state, thereof, unless either (i) the Account is supported by an irrevocable letter of credit on terms reasonably satisfactory to Administrative Agent and issued by a financial institution reasonably satisfactory to the Administrative Agent and such irrevocable letter of credit is in the possession of, or directly drawable by, the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance and amount, and by an insurer, reasonably satisfactory to the Administrative Agent;

(xii) Accounts arising out of sales on a bill-and-hold, cash in advance or cash on delivery payment terms, guaranteed sale, sale-or-return, sale on approval or consignment basis or other terms by reason of which the payment by the Account Debtor may be conditioned or subject to any right of return, recall, setoff or charge back or Accounts representing any unapplied cash, the book accruals for warranty, stock adjustments, cash discounts, credit memos, rebates, pricing, customer issues and any other setoff accruals;

(xiii) except for Government Accounts owed by an Account Debtor that is an agency, department or instrumentality of the United States or any state thereof that are otherwise Eligible Third Party Accounts, Accounts owing from an Account Debtor that is an agency, department or instrumentality of the United States or any state thereof or any other Governmental Authority of any jurisdiction outside of the United States, other than (A) Accounts owing from an Account Debtor that is an agency, department or instrumentality of the United States or any state thereof and which Accounts that are not, in the aggregate, in excess of 5% of the total Eligible Accounts unless such accounts are not subject to the Assignment of Claims Act of 1940 or any similar national, state or territorial legislation, in which case all such Accounts shall be included in the calculation of Eligible Accounts and (B) Accounts owing from an Account Debtor that is an agency, department or instrumentality of the United States or any state thereof where the applicable Loan Party shall have satisfied the requirements of the Assignment of Claims Act of 1940 and any similar national, state or territorial legislation and, in each case, the Administrative Agent is reasonably satisfied as to the absence of setoffs, counterclaims and other defenses on the part of such Account Debtor;

(xiv) Accounts with respect to which the representations and warranties set forth in the Security Agreement or this Agreement applicable to Accounts are not correct in any material respect; provided, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be required to be true and correct (after giving effect to any qualification therein) in all respects;

(xv) Accounts in respect of which the Security Agreement, after giving effect to the related filings of UCC financing statements (or similar documents) that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Collateral Agent on behalf of the applicable Secured Parties, securing the applicable Secured Obligations;

(xvi) Accounts representing deferred revenue on rental equipment;

(xvii) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(xviii) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity;

(xix) Accounts acquired by, or owned or generated by any Person or business that is acquired by and becomes, a Loan Party in connection with a Permitted Acquisition (or similar Investment), until such time as the Administrative Agent has completed the Administrative Agent’s customary due diligence investigation as to such Accounts and, if applicable, such Person, which investigation may, at the discretion of the Administrative Agent, include a Field Examination and Appraisal (provided that (x) the Administrative Agent (I) shall use commercially reasonable efforts to (1) commence such investigation no later than 30 days after a request by the Borrower to the Administrative Agent to so undertake such investigation and (2) complete such investigation no later than 45 days after such commencement and (II) is reasonably satisfied with the results thereof in its Credit Judgment; provided, further, that (A) no such investigation shall be required if the Administrative Agent determines that such a due diligence investigation is not necessary and (B) if such investigation is not completed within the time period set forth in the preceding clause (x) then such Accounts shall not thereafter constitute non-Eligible Accounts as a result of this clause (xix) (without the Administrative Agent incurring any liability as a result thereof) and (y) the Loan Parties shall cooperate with such investigation and, to the extent within their control to do so, grant the Administrative Agent access to such Accounts promptly for the purpose of conducting such diligence), except, that, up to $15,000,000 of such Accounts that are otherwise Eligible Accounts may be considered Eligible Accounts in reliance on this clause (xix);

(xx) Accounts of a Loan Party owed by a Third Party Payor to the extent that such Loan Party is or has been audited or investigated by such Third Party Payor and either (A) any of such audits or investigations provide for adjustments in reimbursable costs or asserts claims for reimbursement or repayment by such Loan Party of costs and/or payments theretofore made by such Third Party Payor that, if adversely determined, in the aggregate could reasonably be expected to have a Material Adverse Effect or (B) such Loan Party has had requests or assertions of claims for reimbursement or repayment by it of costs and/or payments theretofore made by such Third Party Payor that, if adversely determined, in the aggregate could reasonably be expected to have a Material Adverse Effect;

(xxi) Accounts that either are evidenced by any Instrument or constitute or are evidenced by Chattel Paper, if the Collateral Agent does not have a first priority perfected security interest in such Instrument and/or Chattel Paper and the Loan Parties have not complied with the requirements set forth in the Security Agreement that the Loan Parties shall not endorse such Instruments or deliver such Chattel Paper to any non-Loan Party and/or note any Lien thereon other than the Liens securing any Secured Obligations and the Term Loan/Notes Obligations (provided that the Liens securing Term Loan/Notes Obligations shall not be noted unless the Liens securing the Secured Obligations are noted);

(xxii) with respect to Accounts owed by Third Party Payors, Accounts to be reimbursed pursuant to a Third Party Payor Arrangement that (a) are not originated in all material respects in compliance with the reimbursement policies of the applicable Third Party Payor Arrangement or (b) exceed the amount the applicable Loan Party is entitled to receive under any applicable capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to a Loan party’s usual charges, but with respect to this clause (b) only to the extent of such excess;

(xxiii) Accounts that arise out of the sale of goods or the provision of services if such goods or services are the subject of any notice from any Governmental Authority requiring the withdrawal, recall, suspension, detention or change in labeling of such goods or services, but only to the extent that the requirement to withdraw, recall, suspend, cause detention or change such goods or services would reasonably be expected to impact the collectability of such related Accounts; or

(xxiv) Accounts with respect to which the Account Debtor is (a) a natural person or (b) a Third Party Payor.

If the Administrative Agent deems Accounts ineligible in its Credit Judgment (and not based upon the criteria set forth above), then the Administrative Agent shall give the Borrower five Business Days’ prior notice thereof (unless an Event of Default exists, in which event one Business Day’s notice shall be required); provided that (i) any modification of the eligibility criteria set forth above shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such eligibility criteria, as determined by the Administrative Agent in its Credit Judgment, (ii) circumstances, conditions, events or contingencies arising prior to the Closing Date of which the Administrative Agent had actual knowledge prior to the Closing Date (other than circumstances, conditions, events or contingencies which would be the basis for the establishment of a Rent and Charges Reserve; provided that no such Rent and Charges Reserve shall be established prior to the date that is 120 days after the Closing Date) shall not be the basis for modification of the eligibility criteria unless the Administrative Agent included such eligibility criteria in connection with the calculation of the Borrowing Base on the Closing Date or such circumstances, conditions, events or contingencies shall have changed since the Closing Date (or such later date), and (iii) except as limited by clause (ii) above, nothing contained herein shall prohibit the Administrative Agent from establishing or modifying any eligibility criteria based on the results and findings of any Field Examination or Appraisal.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Borrowing Base Cash” means the aggregate amount of unrestricted cash and Cash Equivalents (other than Cash Equivalents under clause (5) of the definition thereof) of the Borrower and the Loan Parties at such time that is either (a) held in any Deposit Account or a Securities Account in the name of, or subject to the control of the Collateral Agent, the Administrative Agent or one of their respective branches or Affiliates or (b) subject to a Deposit Account Control Agreement or a Securities Account Control Agreement in favor of the Administrative Agent; provided that, to the extent Eligible Borrowing Base Cash is held in a Deposit Account or Securities Account that is not held by the Administrative Agent or the Collateral Agent or any branch of Affiliate thereof, the applicable depository bank shall provide to the Administrative Agent, on at least a monthly basis, reports setting forth the average monthly balances on deposit in each such Deposit Account or Securities Account during any such preceding month.

“Eligible Collateral” means, collectively, Eligible Unbilled Accounts, Eligible 91-150 Days Accounts, Eligible 121-195 Days Accounts, Eligible Third Party Accounts, Eligible Mexican Inventory, Eligible Inventory and Eligible Accounts.

“Eligible Inventory” means Inventory of the Loan Parties consisting of raw materials or finished goods, in each case, subject to the Lien of the Collateral Documents, the value of which shall be determined by taking into consideration, among other factors, the lower of its actual cost and its book value determined in accordance with GAAP and excluding any portion of cost attributable to intercompany profit among the Loan Parties and their Affiliates; provided, however, that, subject to the ability of the Administrative Agent to establish other criteria of ineligibility in its Credit Judgment or modify the criteria established below, unless otherwise approved by the Administrative Agent in its Credit Judgment, none of the following classes of Inventory shall be deemed to be Eligible Inventory:

(i) Inventory that is obsolete, unusable, defective or otherwise unavailable or unfit for sale and the related book accruals;

(ii) Inventory consisting of promotional, marketing, display, demonstration, packaging or shipping materials and supplies;

(iii) Inventory that fails to meet all applicable material standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale;

(iv) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which the Borrower or any of its Subsidiaries have received notice of a dispute in respect of any such agreement;

(v) except to the extent otherwise constituting Eligible Mexican Inventory, Inventory that is located outside the United States or that is not located at (or in transit between two such locations (including in transit from Mexico to the United States so long as such Inventory is not in transit within Mexico more than 5 Business Days after leaving the location set forth in the definition of Eligible Mexican Inventory)) one of the Loan Party locations within the continental United States identified as an inventory location in the Borrowing Base Certificate most recently delivered to Administrative Agent;

(vi) Inventory that is located on premises owned, leased or rented by a customer of any Loan Party, or is placed on consignment;

(vii) Inventory that is not reflected in the details of a current inventory report;

(viii) Inventory with respect to which the representations and warranties set forth in the Security Agreement or this Agreement applicable to Inventory are not correct in any material respect; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be required to be true and correct (after giving effect to any qualification therein) in all respects;

(ix) Inventory in respect of which the Security Agreement, after giving effect to the related filings of UCC financing statements (or similar documents) that have then been made, if any, does not or has ceased to create a valid and perfected first priority Lien or security interest in favor of the Collateral Agent, on behalf of the applicable Secured Parties, securing the applicable Secured Obligations;

(x) unless in transit between locations as described in clause (v) above, Inventory that is (A) located at a location owned and operated by a Person who is not a Loan Party and leased by such Person to a Loan Party unless (I) Administrative Agent has received a Collateral Access Agreement executed by the lessor or (II) an appropriate Rent and Charges Reserve has been established, (B) stored with a bailee or third party warehouseman unless (I) such warehouseman or bailee has executed and delivered a Collateral Access Agreement or (II) an appropriate Rent and Charges Reserve has been established or (C) located at any site if the aggregate book value of Inventory at such location is less than $100,000;

(xi) the portion of Eligible Inventory that represents intercompany profit;

(xii) to the extent that the value of such Eligible Inventory is increased due to favorable capitalized variance adjustments (but only to the extent of such increase);

(xiii) Inventory which is subject to any warehouse receipt, bill of lading or other negotiable Document, unless in the possession of the Collateral Agent;

(xiv) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties, which agreement restricts the ability of Administrative Agent or any Lender to sell or otherwise dispose of such Inventory and for which

Administrative Agent has not received a licensor consent executed by the applicable licensor in form and substance reasonably satisfactory to Administrative Agent;

(xv) Inventory that consists of goods returned or rejected by a Loan Party’s customers (other than Inventory returned or rejected due to a Loan Parties’ error in delivering the appropriate Inventory which was ordered);

(xvi) Inventory that consists of goods that are slow moving, restrictive or custom items or goods that constitute spare parts, bill and hold goods, “seconds,” or Inventory acquired on consignment;

(xvii) Inventory that consists of goods that can be transported or sold only with licenses that are not readily available or of any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental law or any Governmental Authority applicable to the Loan Parties or their business, operations or assets;

(xviii) Inventory acquired by, or owned by a Person or business that is acquired by and becomes, a Loan Party in connection with a Permitted Acquisition (or similar Investment), until such time as the Administrative Agent has either (A) completed or received a customary due diligence investigation as to such Inventory and, if applicable, such Person, which investigation may, at the discretion of the Administrative Agent, include an Appraisal and Field Examination (provided that (x) the Administrative Agent (I) shall use commercially reasonable efforts to (1) commence such investigation no later than 30 days after a request by the Borrower to the Administrative Agent to so undertake such investigation and (2) complete such investigation no later than 45 days after such commencement and (II) is reasonably satisfied with the results thereof in its Credit Judgment; provided, further, that (A) no such investigation shall be required if the Administrative Agent determines that such a due diligence investigation is not necessary and (B) if such investigation is not completed within the time period set forth in the preceding clause (x) then such Inventory shall not thereafter constitute non-Eligible Inventory as a result of this clause (xix) (without the Administrative Agent incurring any liability as a result thereof) and (y) the Loan Parties shall cooperate with such investigation and, to the extent within their control to do so, grant the Administrative Agent access to such Inventory promptly for the purpose of conducting such diligence), except, that, up to $15,000,000 of such Inventory that is otherwise Eligible Inventory would otherwise be ineligible by operation of this clause (xviii) (but is otherwise Eligible Inventory) may be considered as Eligible Inventory in reliance on this clause (xviii); or

(xix) Inventory that is the subject of any notice from any Governmental Authority requiring the withdrawal, recall, suspension, detention or change in labeling of such Inventory, but only for so long as such withdrawal, recall, suspension, detention or change in labeling requirement is in effect.

If the Administrative Agent deems Inventory ineligible in its Credit Judgment (and not based upon the criteria set forth above), then the Administrative Agent shall give the Borrower five Business Days’ prior notice thereof (unless an Event of Default exists, in which event one Business Day’s notice shall be required); provided that (i) any modification of the eligibility criteria set forth above shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such eligibility criteria, as determined by the Administrative Agent in its Credit Judgment, (ii) circumstances, conditions, events or contingencies arising prior to the Closing Date of which the Administrative Agent had actual knowledge prior to the Closing Date (or such later date) shall not be the basis for modification of the eligibility criteria unless the Administrative Agent included such eligibility criteria in connection with the calculation of the Borrowing Base on the Closing Date or such circumstances, conditions, events or contingencies shall have changed since the Closing Date (or such later date), and (iii) except as limited by clause (ii) above, nothing contained herein shall prohibit the Administrative Agent from establishing or modifying any eligibility criteria based on the results and findings of any Field Examination or Appraisal.

“Eligible Mexican Inventory” means Inventory that (i) is owned by DJO, LLC, (ii) is located in Mexico at the addresses identified on Exhibit B to the Mexican Pledge Agreement (as such Exhibit may be amended from time to time to include additional locations in Mexico with the consent of the Collateral Agent) except to the extent in transit from such locations in Mexico to a location of a Loan Party in the United States (so long as such Inventory is not in transit within Mexico for more than 5 Business Days after leaving any such location), (iii) is in the possession of DJO Mexico pursuant to, and in accordance with, the terms of the Maquila Agreement, and in its capacity as depositary for the Collateral Agent under the terms of the Mexican Pledge Agreement, (iv) is subject to a perfected first priority Lien under the laws of Mexico in favor of the Collateral Agent, on behalf of the applicable Secured Parties, securing the Secured Obligations, including being subject to the Mexican Pledge Agreement, (v) such Inventory is subject to a first priority non-possessory pledge, pursuant to the terms of the Mexican Pledge Agreement, and registered with the sole registry of movable assets (registro único de garantías mobiliarias), and (v) otherwise (except as otherwise expressly provided by the preceding clauses (ii) through (iv)) constitutes Eligible Inventory; provided, that no such Inventory shall constitute Eligible Mexican Inventory if (u) any material provision of the Mexican Pledge Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Sections 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent, Collateral Agent or any Lender or the satisfaction in full of all the Secured Obligations, ceases to be in full force and effect; or any Loan Party or DJO Mexico contests in writing the validity or enforceability of any provision of it or the validity or priority of a Lien as required by the Mexican Pledge Agreement; or any Loan Party or DJO Mexico (other than Collateral Agent) denies in writing that it has any or further liability or obligation under any Mexican Pledge Agreement (other than as a result of repayment in full of the Secured Obligations and termination or expiration of the Aggregate Commitments), or purports in writing to revoke or rescind the Mexican Pledge Agreement, (v) the Mexican Pledge Agreement after delivery thereof shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Mexican Pledge Agreement and the ABL Intercreditor Agreement on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (w) if the Maquila Agreement is no longer in effect, (x) if the Borrower or any other Loan Party has given or received notice of termination of the Maquila Agreement or (y) after June 30, 2016, in the case of the preceding clauses (x) and (y), unless prior to such date the Administrative Agent has received evidence reasonably satisfactory to it regarding the continuation of the effectiveness, or the extension of the term, respectively, of the Maquila Agreement.

“Eligible Third Party Accounts” means Accounts of the Loan Parties that would otherwise constitute Eligible Accounts except for the fact that the Account Debtors are Third Party Payors.

“Eligible Unbilled Accounts” means Accounts of the Loan Parties as to which each of the following is applicable (i) such Account does not qualify as an Eligible Account or an Eligible Third Party Account solely because the Loan Parties have not billed the Account Debtor for the goods sold, leased, licensed or otherwise Disposed or services rendered that give rise to such Account, although the goods or services giving rise to such Account have been delivered or performed pursuant to the terms of the applicable purchase order or contract, and (ii) the time elapsed since the date on which the initial goods or services were delivered by the applicable Loan Party is not more than 30 days; for the avoidance of doubt, at such time as an Account is billed to the Account Debtor it shall no longer be an “Eligible Unbilled Account”.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to pollution, protection of the Environment and natural resources, pollutants, contaminants, or chemicals or any toxic or otherwise hazardous substances, wastes or materials, or the protection of human health and safety as it relates to any of the foregoing, including any applicable provisions of CERCLA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of or relating to the Loan Parties or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of, or liability under or relating to any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the actual or alleged presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or a notification or determination that a Multiemployer Plan is in reorganization; (d) the filing by the PBGC of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Sections 302, 303 or 304 of ERISA, whether or not waived; (g) any Foreign Benefit Event; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan, for any Interest Period, the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) two (2) Business Days prior to the commencement of the requested Interest Period (“LIBOR”) for a term, and in an amount in Dollars (as reported on Reuters Screen LIBOR01 page (or any successor page)) comparable to the Interest Period and the amount of the Eurodollar Rate Loan requested (whether as an initial Eurodollar Rate Loan or as a continuation of a Eurodollar Rate Loan or as a conversion of a Base Rate Loan to a Eurodollar Rate Loan) by the Borrower in accordance with the Agreement.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the applicable Eurodollar Rate.

“Eurodollar Reserve Percentage” means for any day during any Interest Period the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurodollar liabilities”). The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means, at any time, the difference between (i) the sum of (A) the lesser of (x) the Revolving Credit Facility and (y) the Borrowing Base at such time, as determined from the most recent Borrowing Base Certificate delivered by the Borrower to the Administrative Agent pursuant to Section 6.01(d) hereof plus (B) Eligible Borrowing Base Cash at such time, minus (ii) the Total Revolving Credit Outstandings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Offer” means the offering by the Borrower and DJO Finance Corporation to exchange their outstanding Existing Senior Subordinated Notes for the Third Lien Notes and cash, which exchange offer was commenced on April 16, 2015.

“Excluded Assets” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments (A) from Unrestricted Subsidiaries and any of their Subsidiaries, (B) received in respect of any minority investments and (C) from any joint ventures that are not Restricted Subsidiaries; and

(3) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the

Borrower) of Equity Interests (other than Disqualified Equity Interests and preferred stock) of the Borrower (or any direct or indirect parent of the Borrower to the extent contributed as common Equity Interests to the Borrower);

in each case to the extent designated as Excluded Contributions by the Borrower within 180 days of the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned U.S. Subsidiary of the Borrower or a Guarantor, (b) any Subsidiary of a Guarantor that does not have total assets in excess of 5.0% of Total Assets or total revenues in excess of 5.0% of the total revenues of the Borrower and its Restricted Subsidiaries, in each case, individually or in the aggregate with all other Subsidiaries excluded via this clause (b), (c) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Secured Obligations or if guaranteeing the Secured Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) any direct or indirect Foreign Subsidiary of the Borrower, any FSHCO and any direct or indirect Subsidiary of a Foreign Subsidiary or FSHCO, (f) any Subsidiary with respect to which the provision of a guarantee by it would result in material adverse tax consequences to DJO Global, Inc., Holdings, the Borrower, or any of the Restricted Subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent and (g) any Unrestricted Subsidiaries.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 11.12 and any other applicable agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and the Hedge Bank applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Existing Credit Agreement” means the Credit Agreement, dated as of November 20, 2007, as amended and restated as of March 20, 2012, among DJO Finance LLC, DJO Holdings LLC, Credit Suisse AG, as administrative agent, and the lenders party thereto.

“Existing Letter of Credit” means the letter of credit listed on Schedule 1.01B and outstanding on the Closing Date.

“Existing Revolving Credit Commitment” has the meaning assigned to such term in Section 2.18(a).

“Existing Revolving Credit Loans” has the meaning assigned to such term in Section 2.18(a).

“Existing Senior Notes” means the 9.875% Senior Notes due 2018 and the 7.75% Senior Notes due 2018 issued by the Borrower and DJO Finance Corporation.

“Existing Senior Secured Notes” means the 8.75% Second Priority Senior Secured Notes due 2018 issued by the Borrower and DJO Finance Corporation.

“Existing Senior Subordinated Notes” means the 9.75% Senior Subordinated Notes due 2017 issued by the Borrower and DJO Finance Corporation, pursuant to the Existing Senior Subordinated Notes Indenture.

“Existing Senior Subordinated Notes Documents” means the Existing Senior Subordinated Notes Indenture and the other transaction documents referred to herein (including the related guarantee, the notes and the notes purchase agreement).

“Existing Senior Subordinated Notes Indenture” means an indenture, dated October 18, 2010, among the Borrower, DJO Finance Corporation, certain Subsidiaries of the Borrower, as guarantors, and The Bank of New York Mellon, as trustee.

“Expected Net Value” means a percentage (which shall be based on the results of such Field Examination) of the value of the Loan Parties Eligible Third Party Accounts; provided that, if changes to any Loan Party’s historical collection history, contractual allowances, returns, rebates, discounts, credits and other allowances would likely adversely affect in any material respect the value of such Eligible Accounts, the Administrative Agent may adjust such percentage by payor class (e.g., Medicare, Medicaid, commercial insurance, etc.) and product category if, after discussion with the Borrower, and upon not less than five Business Days’ prior written notice (unless an Event of Default exists, in which event one Business Days’ prior written notice shall be required) it deems it necessary and appropriate, in the exercise of its Credit Judgment (taking in account the rational relationship to the results of such Field Examinations conducted by the Administrative Agent in connection with the Borrowing Base).

“Extended Credit Loans/Commitments” means Extended Revolving Credit Loans and/or Extended Revolving Credit Commitments.

“Extended Revolving Credit Commitments” has the meaning assigned to such term in Section 2.18(a).

“Extended Revolving Credit Loans” has the meaning assigned to such term in Section 2.18(a).

“Extending Lender” has the meaning assigned to such term in Section 2.18(b).

“Extension Agreement” has the meaning assigned to such term in Section 2.18(c).

“Extension Election” has the meaning assigned to such term in Section 2.18(b).

“Extension Request” shall mean Revolving Credit Extension Requests.

“Facility” means either the Revolving Credit Facility.

“Facility Increase” has the meaning specified in Section 2.14(a).

“FATCA” means Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code), as of the Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or other official administrative guidance promulgated thereunder, any intergovernmental agreements entered into in connection with the implementation thereof and any laws or regulations imposing any such intergovernmental agreement.

“FDA” has the meaning set forth in Section 5.22.

“FDA Laws” has the meaning set forth in Section 5.22.

“FDA Permits” has the meaning set forth in Section 5.22.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated the Closing Date, between the Borrower and Wells Fargo.

“Field Examination” has the meaning specified in Section 6.10.

“Field Examination Trigger” means that, for a period of five (5) consecutive Business Days, Excess Availability was less than 15% of the of the lesser of (x) the aggregate Borrowing Base and (y) the Revolving Credit Commitments.

“Financial Covenant Default” has the meaning provided in Section 8.01(b).

“Financial Covenant Trigger Event” has the meaning specified in Section 7.11.

“Fixed Charges” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the sum of, without duplication:

(i) Consolidated Cash Interest Expense for such period, plus (ii) the aggregate amount of all scheduled principal payments of Indebtedness of the type described in clause (a) of the definition thereof paid in cash during such period, plus (iii) only for the purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio in connection with any determination of compliance with the Investment Payment Conditions or the Distribution Payment Conditions, (A) all Restricted Payments made pursuant to Section 7.06 and paid in cash during such period, plus (B)

any voluntary prepayment of any Junior Financing (other than in connection with a Permitted Refinancing) paid in cash during such period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law or in excess of the amount that would be permitted absent a waiver from the applicable Governmental Authority or (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments.

“Foreign Pension Plan” means any benefit plan that under applicable Law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries, as determined on a consolidated basis in accordance with GAAP in good faith by a Responsible Officer.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” means any Subsidiary that owns (directly or through its Subsidiaries) no material assets other than the Equity Interests of one or more Foreign Subsidiaries.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capitalized Leases and obligations in respect thereof.

“General Intangibles” has the meaning assigned to such term in the Security Agreement.

“Government Accounts” means, collectively, any and all Accounts which are (i) Medicare Accounts, (ii) Medicaid Accounts, (iii) TRICARE Accounts, (iv) CHAMPVA Accounts or (v) any other Account payable by a Governmental Authority acceptable to the Administrative Agent in its Credit Judgment.

“Government Healthcare Programs” means the CHAMPVA, Medicare, Medicaid and TRICARE programs and any other healthcare program operated by or financed in whole or in part by any federal, state or local government.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.06(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 11.01.

“Guarantors” means, collectively, (i) Holdings, (ii) the wholly owned Domestic Subsidiaries of the Borrower (other than any Excluded Subsidiary), (iii) those wholly owned Domestic Subsidiaries of the Borrower that issue a Guaranty of the Secured Obligations after the Closing Date pursuant to Section 6.11 or otherwise and (iv) solely in respect of any Secured Hedge Agreement or Cash Management Agreement to which the Borrower is not a party, the Borrower, in each case, until the Guaranty thereof is released in accordance with this Agreement.

“Guaranty” means, collectively, (i) the guaranty made by the Guarantors pursuant to Article XI, and (ii) each other guaranty and guaranty supplement delivered pursuant to Section 6.11 and “Guaranties” means any two or more of them, collectively.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead, radon gas, pesticides, fungicides, fertilizers, or toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

“Hedge Bank” means Wells Fargo, each of its Affiliates and any other Person that, on the Closing Date and/or at the time it enters into a Hedge Agreement, is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender, in its capacity as a party thereto.

“HIPAA” has the meaning set forth in Section 5.25.

“Holdings” means DJO Holdings LLC, a Delaware limited liability company, if it is the direct parent of the Borrower, or, if not, any Domestic Subsidiary of DJO Holdings LLC that directly owns 100% of the issued and outstanding Equity Interests in the Borrower and issues a Guarantee of the Secured Obligations and agrees to assume the obligations of “Holdings” pursuant to this Agreement and the other Loan Documents pursuant to one or more instruments in form and substance reasonably satisfactory to the Administrative Agent.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” has the meaning set forth in Section 8.03.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Borrower appearing on the balance sheet of the Borrower solely by reason of push-down accounting under GAAP and for which neither the Borrower nor any Restricted Subsidiary has provided a Guarantee or is otherwise legally liable shall be excluded; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be Indebtedness for borrowed money of such Person in accordance with GAAP, (B) in the case of the Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (C) exclude obligations under or in respect of operating leases or sale-leaseback transactions (except any resulting Capitalized Lease Obligations). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Taxes” means, with respect to any Agent or any Lender, all Taxes other than (i) Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed in lieu of net income Taxes by a jurisdiction (A) as a result of such recipient being organized in or having its principal office (or, in the case of any Lender, its applicable Lending Office) in such jurisdiction (or any political subdivision thereof), or (B) as a result of any other connection between such

Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (ii) Taxes attributable to the failure by any Agent or Lender to deliver the documentation required to be delivered pursuant to Section 3.01(d), (iii) any branch profits Taxes imposed by the United States or any similar Tax, imposed by any jurisdiction described in clause (i) above, (iv) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), any U.S. federal withholding Tax that is imposed pursuant to a law in effect on the date such Lender acquires an interest in a Loan or Commitment, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01 and (v) any withholding Taxes imposed under FATCA. For the avoidance of doubt, the term “Lender” for purposes of this definition shall include each L/C Issuer and Swing Line Lender.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (i) the entry of an order for relief under Debtor Relief Laws, or the initiation by any Person of any proceeding or filing under any other insolvency, debtor relief debt adjustment law or corporate law (including the making of a proposal or the filing of a notice of intention to make a proposal under such law); (ii) the appointment of a receiver, interim receiver, trustee, liquidator, administrator, monitor, conservator or other custodian for such Person or any part of its property; or (iii) an assignment or trust mortgage for the benefit of creditors.

“Instrument” has the meaning assigned to such term in the Security Agreement.

“Intellectual Property Security Agreements” means the Grant of Security Interest in Trademarks, the Grant of Security Interest in Patents and the Grant of Security Interest in Copyrights, substantially in the form attached as Exhibits C, D and E to the Security Agreement, respectively.

“Intercompany Note” means a promissory note substantially in the form of Exhibit F.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first calendar day of each April, July, October and January and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter or, to the extent available (as determined by each Lender of such Eurodollar Rate Loan) to all Lenders making such Eurodollar Rate Loan, one week or nine or twelve months or a period of less than one month thereafter, as selected by Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all Lenders making such Eurodollar Rate Loan; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clause (iii) below, be extended to the next succeeding Business Day unless such

Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Inventory” has the meaning specified in the UCC (or under any similar applicable Law), as applicable, and shall include all goods intended for sale or lease by a Loan Party, or for display or demonstration, all work in process, all raw materials, and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing such goods or otherwise used or consumed in such Loan Party’s business.

“Investigational Exemptions” has the meaning set forth in Section 5.23.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any payments in cash or Cash Equivalents actually received by such investor representing interest in respect of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by an Responsible Officer of the Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value of such Equity Interests or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of a Permitted Acquisition or other acquisition shall be the consideration for such Permitted Acquisition, minus (i) the amount of any portion of such Investment that has been repaid to the investor as a repayment of principal or a return of capital, and of any payments or other amounts actually received by such investor representing dividends, returns, interest, profits, distributions, income or similar amount, in respect of such Investment (without duplication of amounts increasing the Cumulative Equity Credit), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 7.02, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by an Responsible Officer of the Borrower.

“Investment Payment Conditions” shall mean prior to and after giving effect to the relevant action as to which the satisfaction of the Investment Payment Conditions is being determined, (a) no Event of Default then exists or would arise as a result of the entering into of such transaction or the making of such payment; (b) on a Pro Forma Basis after giving effect to such transaction or payment and any incurrence or repayment of Indebtedness in connection therewith, Excess Availability on such date and for the 30 consecutive day period preceding such transaction or payment and any incurrence or repayment of Indebtedness is equal to or greater than the greater of (x) $11,500,000 and (y) 12.5% of the lesser of (1) the Revolving Credit Commitments and (2) the aggregate Borrowing Base; and (c) on a Pro Forma Basis after giving effect to such transaction or payment and any incurrence or repayment of Indebtedness in connection therewith, the Consolidated Fixed Charge Coverage Ratio (with such Consolidated Fixed Charge Coverage Ratio to be tested as of the most recently ended Test Period) is at least 1.00 to 1.00, provided that the condition set forth in this clause (c) shall not apply if Excess Availability on such date and for the 30 consecutive day period preceding such transaction or payment and any incurrence or repayment of Indebtedness is equal to or greater than the greater of (x) $15,000,000 and (y) 17.5% of the lesser of (1) the Revolving Credit Commitments and (2) the aggregate Borrowing Base; provided, that, in each case, the Borrower shall have delivered an officer’s certificate to the Administrative Agent certifying to compliance with the conditions above, including a reasonably detailed calculation of such Excess Availability and, if applicable, the Consolidated Fixed Charge Coverage Ratio.

“Investor Management Agreement” means an agreement among the Borrower and/or Holdings (or any direct or indirect parent entity of Holdings) and Affiliates of (or management entities associated with) one or more of the Investors, as in effect from time to time and as the same may be amended, supplemented or otherwise modified in a manner not materially adverse to the Lenders; provided that any management, monitoring, consulting and advisory fees payable by the Borrower and/or Holdings and its Subsidiaries for any fiscal year shall not exceed an amount equal to the greater of (i) $7,000,000 and (ii) 2.0% of Consolidated EBITDA for such fiscal year.

“Investors” means any of the Blackstone Funds and any of their Affiliates (other than any operating portfolio companies).

“IP Rights” has the meaning set forth in Section 5.17.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Junior Financing” has the meaning set forth in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Revolving Credit Commitment hereunder at such time, including the latest maturity date of an Extended Revolving Credit Commitment outstanding under this Agreement at any time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its L/C Participation in any L/C Borrowing.

“L/C Borrowing” has the meaning specified in Section 2.03(c)(iii).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, collectively, (i) Wells Fargo, in its capacity as issuer of Letters of Credit under Section 2.03(b) and its successor or successors in such capacity, (ii) solely in respect of the Existing Letter of Credit, Credit Suisse AG, Cayman Islands Branch in its capacity as issuer of the Existing Letter of Credit, and its successor or successors in such capacity and (ii) each Additional L/C Issuer (it being understood that Credit Suisse AG shall be under no further obligation to issue additional Letters of Credit).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participation” has the meaning specified in Section 2.03(b)(ii).

“L/C Reimbursement Percentage” has the meaning specified in Section 2.03(c)(i).

“LCA Election” has the meaning set forth in Section 1.02(h).

“LCA Test Date” has the meaning set forth in Section 1.02(h).

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and shall include, as the context may require, each L/C Issuer and/or the Swing Line Lender in such capacity.

“Lender Default” means, with respect to any Lender, that (i) such Lender has failed (or provided written notification to the Administrative Agent of its intent to fail) to fund any portion of the Revolving Credit Loans, L/C Participations (including by way of L/C Advances or Revolving Credit Loans), Swing Line Participations or Protective Advance Participations required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured by the making of the required funding), (ii) such Lender has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured by the making of the required payment), (iii) such Lender has become the subject of an Insolvency Proceeding or other event or circumstance referred to in Section 8.01(f) or (g) (with references to the Loan Parties and the Restricted Subsidiaries being deemed to be to such Lender for such purpose) or is Controlled by a Person who has become the subject of an Insolvency Proceeding or other event or circumstance referred to in Section 8.01(f) or (g) (with references to the Loan Parties and the Restricted Subsidiaries being deemed to be to such Person for such purpose); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (iv) such Lender has made a public statement to the effect that it does not intend to comply with its obligations under one or more other syndicated credit facilities (unless such Lender states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities.

“Lender Party” means each Lender, each L/C Issuer, the Administrative Agent, the Collateral Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 and designated by the Administrative Agent as a “Lender Party”, and each Indemnitee and their respective successors and assigns, and “Lender Parties” means any two or more of them, collectively.

“Lending Office” means (a) with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained and (b) with respect to any L/C Issuer and for each Letter of Credit, the “Lending Office” of such L/C Issuer (or of an Affiliate of such L/C Issuer) designated on the signature pages hereto or such other office of such L/C Issuer (or of an Affiliate of such L/C Issuer) as such L/C Issuer may from time to time specify to the Administrative Agent and the Borrower as the office by which its Letters of Credit are to be issued and maintained.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letter of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that notwithstanding anything to the contrary contained herein, Wells Fargo shall not be required to issue any commercial letter of credit hereunder without its prior consent (to be granted in its sole discretion).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fees” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $30,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBOR” has the meaning set forth in the definition of “Eurodollar Rate.”

“License” means any license or agreement with a third party under which a Loan Party is authorized to use IP Rights in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of property or any other conduct of its business.

“Licensor” means any Person from whom a Loan Party obtains the right to use any intellectual property.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, by which: (i) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral or to use the premises for an agreed upon period of time to store or dispose of the Collateral; (ii) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for the Collateral Agent, and agrees to deliver the Collateral to the Collateral Agent upon request; (iii) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Collateral Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Collateral Agent upon request; and (iv) for any Collateral subject to a Licensor’s IP Rights, the Licensor grants to the Administrative Agent the right, vis-a-vis such Licensor, to enforce the Collateral Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the IP Rights, whether or not a default exists under any applicable License.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing and which is designated as a Limited Condition Acquisition by the Borrower or such Restricted Subsidiary in writing to the Administrative Agent on or prior to the date the definitive agreements for such acquisition are entered into.

“Liquidation” means the exercise by the Administrative Agent or the Collateral Agent of those rights and remedies accorded to the Administrative Agent and/or the Collateral Agent under the Loan

Documents and applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by any or all of the Loan Parties, acting with the consent of the Administrative Agent, of any public, private or “Going-Out-Of-Business Sale” or other Disposition of Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan or a Swing Line Loan (including any extensions of credit under any Facility Increases), Overadvance Loan or a Protective Advance.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the ABL Intercreditor Agreement to the extent then in effect, (v) the Collateral Documents and (vi) except for purposes of Section 10.01, each Issuer Document.

“Loan Parties” means, collectively, the Borrower and the other Guarantors.

“Management Stockholders” means the members of management of Holdings the Borrower or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Maquila Agreement” means the Assembly (Maquila) and Technical Assistance Agreement, dated August 31, 2006, between DJO, LLC, and DJ Orthopedics de Mexico, S.A. de C.V.

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of Holdings (or parent thereof) on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party; or (c) a material adverse effect on the rights and remedies available to the Lenders or any Agent under any Loan Document.

“Material Real Property” means any fee owned real property located in the United States that is owned by any Loan Party with a fair market value in excess of $5,000,000 (at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).

“Maturity Date” means (a) June 7, 2020; provided that, if on January 16, 2020 (or, if earlier, the 91st day prior to the scheduled maturity date of the Third Lien Notes), more than $50,000,000 in aggregate principal amount of the Third Lien Notes remains outstanding the scheduled maturity date of which is earlier than 91 days after June 7, 2020, then the Maturity Date with respect to the Loans shall be January 16, 2020 (or, if earlier, the 91st day prior to the scheduled maturity date of the Third Lien Notes) and

(b) in the case of any Extended Revolving Credit Commitments, the maturity date related thereto; provided, that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria. (Social Security Act of 1965, Title XIX, P.L. 89-87, as amended; 42 U.S.C. 1396 et seq.).

“Medicaid Account” means an Account payable pursuant to Medicaid.

“Medical Services” means medical and healthcare products, services and supplies, including without limitation, medical devices and other medical products and services provided for musculoskeletal health, vascular health and pain management.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals. (Social Security Act of 1965, Title XVIII, P.L. 89-87 as amended; 42 U.S.C. 1395 et seq.).

“Medicare Account” means an Account payable pursuant to Medicare.

“Medicare Part C” means the government-sponsored entitlement program under Title XVIII, Part C of the Social Security Act.

“Medicare Part C Account” means an Account payable pursuant to Medicare Part C (Title XVIII, Part C of the Social Security Act).

“Medicare Part D” means the government-sponsored entitlement program under Title XVIII, Part D of the Social Security Act.

“Medicare Part D Account” means an Account payable pursuant to Medicare Part D (Title XVIII, Part D of the Social Security Act).

“Mexican Loan Documents” means the Mexican Pledge Agreement and a certain “Mexican Irrevocable Power of Attorney”, dated May 4, 2015, granted by DJO, LLC in favor of Wells Fargo Bank, National Association, a General Power of Attorney for acts of administration and with special authority to: (i) exercise any rights to protect and preserve the pledged assets under the Mexican Pledge Agreement, (ii) exercise any action in connection to the foreclosure rights, the retrievable and exportation of the Pledged Assets (as such term is defined in the Mexican Pledge Agreement) and (iii) give instructions to the Pledgor and the Depositary (as such term is defined in the Mexican Pledge Agreement) to take all necessary actions, undertakings, petitions necessary for the recovery of the Pledged Assets (as such term is defined in the Mexican Pledge Agreement) and the exportation of the Pledged Assets to the United States, including without limitation, to subscribe, execute any document, motion or application before any governmental authority, including without limitation Mexican and U.S. customs authorities.

“Mexican Pledge Agreement” means a Non-Possessory Pledge Agreement between DJO, LLC, as pledgor, and Wells Fargo, as pledgee, with the acknowledgment of DJO Mexico.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, deeds to secure debt, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent with such terms and provisions as may be required by the applicable Laws of the relevant jurisdiction, and any other mortgages executed and delivered pursuant to Sections 4.01(a)(iii), 6.11, 6.13 or 6.16.

“Multiemployer Plan” means any employee benefit plan of the type described in Sections 3(37) or 4001(a)(3) of ERISA, to which the Borrower, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.

“New Account” has the meaning specified in Section 6.17(h).

“NOLV Percentage” means, as of any date of determination, with respect to Eligible Inventory, the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation costs and expenses, which percentage may be determined as to each category of Inventory and shall be determined from the most recent Appraisal of the Loan Parties’ Inventory received by the Administrative Agent and performed by an appraiser selected by the Administrative Agent and on terms reasonably satisfactory to the Administrative Agent.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender at such time.

“Non-Guarantors Payment Conditions” shall mean prior to and after giving effect to the relevant action as to which the satisfaction of the Investment in Non-Guarantors Payment Conditions is being determined, (a) no Event of Default then exists or would arise as a result of the entering into of such transaction or the making of such payment and (b) on a Pro Forma Basis after giving effect to such transaction or payment and any incurrence or repayment of Indebtedness in connection therewith, Excess Availability on such date and for the 30 consecutive day period preceding such transaction or payment and any incurrence or repayment of Indebtedness is equal to or greater than the greater of (x) $9,000,000 and (y) 10.0% of the lesser of (1) the Revolving Credit Commitments and (2) the aggregate Borrowing Base; provided, that, in each case, the Borrower shall have delivered an officer’s certificate to the Administrative Agent certifying to compliance with the conditions above, including a reasonably detailed calculation of such Excess Availability.

“Not Otherwise Applied” means, with reference to any amount of net proceeds of any transaction or event, that such amount has not previously been (and is not concurrently being) applied to anything other than that particular use or transaction.

“Notes” means, collectively, (a) Revolving Credit Notes and (b) the Swing Line Note.

“Obligations” with respect to each Loan Party, without duplication:

(i) in the case of the Borrower, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on any Loan or L/C Obligation under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any fees, expenses, indemnification obligations and other amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii) all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Loan Party under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;

(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document;

(v) in the case of the Borrower and each Guarantor, all amounts now or hereafter payable by the Borrower or such Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Borrower or such Guarantor pursuant to this Agreement or any other Loan Document; and

(vi) all Cash Management Obligations of a Loan Party arising under any Cash Management Agreement and all obligations of a Loan Party arising under any Secured Hedge Agreement; provided that (x) such Cash Management Obligations and obligations under an Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranties only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means (a) with respect to Revolving Credit Loans, Swing Line Loans, Overadvance Loans and Protective Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans, Swing Line Loans, Overadvance Loans and Protective Advances, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overadvance” has the meaning specified in Section 2.01(b).

“Overadvance Loan” means a Revolving Credit Loan made when an Overadvance exists or is caused by the funding thereof.

“Pari Passu Bank Product Obligations” shall mean Bank Product Obligations in respect of Pari Passu Bank Products.

“Pari Passu Bank Products” means Bank Products designated by the Borrower as a “Pari Passu Bank Product” pursuant to the definition of “Bank Product”, which shall in any event include all Bank Products provided by Wells Fargo or any of its Affiliates to any Loan Party or Subsidiary.

“Pari Term Loan Obligations” has the meaning specified in Section 7.13.

“Participant” has the meaning specified in Section 10.06(d).

“Payment Conditions” means, collectively, the Distribution Payment Conditions, the Investment Payment Conditions and the Non-Guarantors Payment Conditions.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made or had an obligation to make contributions at any time during the immediately preceding six years.

“Perfection Certificate” means the certificate in the form of Exhibit G-2 or any other form reasonably approved by the Administrative Agent, as the same shall be supplemented from time to time.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Holders” means at any time, each of (i) the Investors, (ii) the Management Stockholders, (iii) any trust the beneficiaries of which, or corporation, partnership or other legal entity, the stockholders, partners, members or equity holders of which, include only a Person referred to in preceding clause (ii) or his or her spouse, parents, siblings or direct lineal descendants or another Person referred to in this clause (iii), (iv) any Person (other than Holdings or any Subsidiary thereof) that owns the Equity Interests of Holdings or its direct or indirect parent companies and, directly or indirectly, holds or acquires 100% of the total voting power of the voting stock of Holdings, and of which no other Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i), (ii) and (iii) of this definition, holds more than 50% on a fully diluted basis of the total voting power of the voting stock thereof and (v) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii), (iii) and (iv) of this definition and that, directly or indirectly, hold or acquire beneficial ownership of the voting stock of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i), (ii), (iii) and (iv) of this definition) beneficially owns more than 50% on a fully diluted basis of the voting stock held by the Permitted Holder Group.

“Permitted Intercompany Activities” means any transactions between or among the Borrower and its Restricted Subsidiaries that are entered into in the ordinary course of business of the Borrower and its Restricted Subsidiaries and, in the good faith judgment of the Borrower are necessary or advisable in connection with the ownership or operation of the business of the Borrower and its Restricted Subsidiaries, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and licensing arrangements.

“Permitted Refinancing” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively, to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing); provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Refinancing and by an amount equal to any existing commitments unutilized and undrawn letters of credit thereunder, (b) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such Refinanced Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced, (c) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being Refinanced is Junior Financing (provided, in the case of Stub Notes, it is agreed and understood that any Refinancing of the Stub Notes prior to October 16, 2016 with the proceeds of, or in exchange for, any junior lien, unsecured or subordinated Indebtedness shall be deemed to be a Permitted Refinancing and any Refinancing of the Stub Notes on or after October 16, 2016 with the proceeds of, or in exchange for, any form of Indebtedness, shall be deemed to be a Permitted Refinancing, in either case, so long as any Liens on the Collateral securing such Permitted Refinancing Indebtedness shall, pursuant to the ABL Intercreditor

Agreement, rank junior in priority to the Liens on the ABL Priority Collateral securing the Secured Obligations), (i) to the extent such Indebtedness being Refinanced is subordinated in right of payment and/or security to the Secured Obligations, such Refinancing Indebtedness is subordinated in right of payment and/or security, as the case may be, to the Secured Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; provided that such Refinancing Indebtedness may be secured on senior basis to such Refinanced Indebtedness to the extent such senior Lien is otherwise permitted under Section 7.01 and so long as any Liens on the Collateral securing such Permitted Refinancing Indebtedness shall, pursuant to the ABL Intercreditor Agreement, rank junior in priority to the Liens on the ABL Priority Collateral securing the Secured Obligations, (ii) such Indebtedness is incurred by the Person who is the obligor of the Indebtedness being Refinanced and (iii) if the Indebtedness being Refinanced was subject to the ABL Intercreditor Agreement, the holders of such Refinanced Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to the ABL Intercreditor Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.

“Prime Rate” means the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco (and notified by the Administrative Agent to the Borrower) as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary, or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and its Restricted Subsidiaries; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any

Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $10,000,000, and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (i) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment.”

“Pro Forma Financial Statements” means a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Restricted Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period covered by the Audited Financial Statements and the Unaudited Financial Statements, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

“Projections” has the meaning specified in Section 6.01(c).

“Protective Advances” has the meaning specified in Section 2.01(c).

“Protective Advance Participation” has the meaning specified in Section 2.01(c).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guaranty (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into an agreement pursuant to the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Equity Interests of any Person engaged in, a Similar Business.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinance,” “Refinancing” and “Refinanced” have the meanings provided in the definition of the term “Permitted Refinancing”.

“Refinanced Indebtedness” has the meaning provided in the definition of the term “Permitted Refinancing”.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating in into, onto or through the Environment.

“Rent and Charges Reserve” means, with respect to the Borrowing Base, the aggregate of (i) all past due rent and other amounts owing by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory or could assert a Lien on any Eligible Inventory and (ii) a reserve equal to two months’ rent that could be payable to any such Person unless it has executed a Lien Waiver.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (i) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (ii) with respect to an L/C Credit Extension, a Letter of Credit Application and (iii) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” mean, as of any date of determination, Lenders holding more than 50.00% of the sum of the (i) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving

Credit Lender’s L/C Participations, Swing Line Participations and Protective Advance Participations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (ii) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitments of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a)(i) and shall be deemed to include any Overadvance Loan and Protective Advances made hereunder.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a)(i), (b) purchase L/C Participations in respect of Letters of Credit, (c) purchase Swing Line Participations in respect of Swing Line Loans and (d) purchase Protective Advance Participations in respect of Protective Advances, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $150,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including pursuant to any applicable Facility Increase.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender at any time, the sum of (a) the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Loans at such time, (b) the Outstanding Amount of each L/C Participation of such Revolving Credit Lender outstanding at such time (except to the extent such L/C Participation shall have been funded as an L/C Advance or a Revolving Credit Loan as of such time), (c) the Outstanding Amount of each L/C Advance of such Revolving Credit Lender outstanding at such time, (d) each Swing Line Participation of such Revolving Credit Lender at such time (except to the extent such Swing Line Participation shall have been funded as a Revolving Credit Loan or pursuant to Section 2.04(c)(ii) as of such time), (e) all amounts outstanding that have been funded pursuant to Section 2.04(c)(ii) at such time and (f) each Protective Advance Participation of such Revolving Credit Lender at such time.

“Revolving Credit Extension Request” has the meaning assigned to such term in Section 2.18(a).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.14(d).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a)(i) and shall be deemed to include any Overadvance Loan and Protective Advance made hereunder.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanction(s)” means any international economic sanction administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Sanctioned Entity” means (a) a country or a government of a country or (b) an agency of the government of a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Notes” means the 8.125% second lien notes of the Borrower and DJO Finance Corporation due 2021 in an aggregate principal amount of $1,015,000,000 issued on May 7, 2015 pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Documents” means the Second Lien Notes Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and the notes purchase agreement).

“Second Lien Notes Indenture” means the indenture, dated as of May 7, 2015, among the Borrower and DJO Finance Corporation, as issuers, the guarantors party thereunder and The Bank of New York Mellon, as trustee and collateral agent thereunder.

“Second Lien Notes Offering” means the offering by the Borrower and DJO Finance Corporation of the Second Lien Notes.

“Section 2.18 Additional Agreement” has the meaning assigned to such term in Section 2.18(c).

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank and designated as a “Secured Hedge Agreement” under this Agreement.

“Secured Obligations” means the Obligations.

“Secured Parties” means (i) each Lender Party, (ii) each Cash Management Bank, (iii) each Hedge Bank, (iv) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (v) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“Securities Accounts” means all “securities accounts” as such term is defined in the UCC.

“Securities Account Control Agreement” has the meaning specified in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder.

“Security Agreement” means, collectively, the security agreement executed by the applicable Loan Parties substantially in the form of Exhibit G-1, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Secured Notes” means, collectively, the Second Lien Notes and the Third Lien Notes.

“Senior Secured Notes Documents” means, collectively, the Second Lien Notes Documents and the Third Lien Notes Documents.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Borrower or any of its Restricted Subsidiaries on the Closing Date, and any reasonable extension thereof, or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged or propose to be engaged on the Closing Date.

“Social Security Act” means the Social Security Act as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed also to refer to any successor sections.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.06(g).

“Specified DDA” has the meaning specified in Section 6.17(a).

“Specified Government Accounts” means, collectively, any and all Government Accounts other than (i) Medicare Part C Accounts, (ii) Medicare Part D Accounts and (iii) any Account payable pursuant to a managed care plan, program or product funded by a Governmental Authority.

“Specified Government Receivables Deposit Account” has the meaning specified in Section 6.17.

“Specified Guarantor” means any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.12).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or Facility Increase, in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Spot Rate” means, on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“State Permits” has the meaning set forth in Section 5.24.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Stub Notes” means the remaining portion of the Existing Senior Subordinated Notes that have not been exchanged for Third Lien Notes pursuant to the Exchange Offer or otherwise repurchased or redeemed on or after the Closing Date.

“Subordinated Financing Documentation” shall mean any document or instrument issued or executed with respect to any Subordinated Indebtedness.

“Subordinated Indebtedness” means any Indebtedness for borrowed money that is subordinated expressly by its terms in right of payment to the Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (a) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (b) more than half of the issued share capital is at the time beneficially owned or (c) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on Holdings’ or any Restricted Subsidiary’s financial statements except to the extent such entity would otherwise constitute a “Subsidiary” under clause (iii) of the first sentence of this definition.

“Subsidiary Guarantors” means, collectively, the Guarantors referred to in clauses (ii) and (iii) of the definition “Guarantors”.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Supermajority Lenders” means, as of any date of determination, Lenders holding more than 66 2/3% of the sum of the (i) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s L/C Participations, Swing Line Participations and Protective Advance Participations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (ii) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any Insolvency Proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Contract, excluding any amounts which such Person is entitled to set-off against its obligations under applicable Law.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo, in its capacity as lender of Swing Line Loans hereunder to the Borrower hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b) which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Loan Sublimit” means an amount equal to the lesser of (i) $15,000,000 and (ii) the Revolving Credit Facility. The Swing Line Loan Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Swing Line Note” means the promissory notes of the Borrower payable to any Lender or its registered assigns, substantially in the form of Exhibit B-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Swing Line Lender resulting from Swing Line Loans made by such Swing Line Lender to the Borrower.

“Swing Line Participation” has the meaning specified in Section 2.04(b).

“Swing Line Reimbursement Percentage” has the meaning specified in Section 2.04(c)(i).

“Tax Group” has the meaning specified in Section 7.06(i)(iii).

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Loan/Notes Collateral” has the meaning given to such term in the ABL Intercreditor Agreement.

“Term Loan/Notes Obligations” has the meaning given such term in the ABL Intercreditor Agreement.

“Term Loan/Notes Priority Collateral” has the meaning given to such term in the ABL Intercreditor Agreement.

“Term Loan Collateral Agent” means Macquarie US Trading LLC, and any successor or replacement thereof, as administrative agent and collateral agent under the Term Loan Credit Agreement, or if there is no Term Loan Credit Agreement, the “Term Loan Collateral Agent” designated pursuant to the terms of the Term Loan Debt or the Designated Term Loan/Notes Agent designated pursuant to the terms of the ABL Intercreditor Agreement.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement, to be dated as of the Closing Date among the Borrower, Holdings, certain Domestic Subsidiaries of the Borrower, Macquarie US Trading LLC, as administrative agent, the Term Loan Collateral Agent and the other financial institutions party thereto.

“Term Loan Debt” means (1) any Indebtedness outstanding from time to time under the Term Loan Credit Agreement and (2) all guarantees of, and other obligations with respect to, such Indebtedness secured by the Term Loan/Notes Collateral.

“Term Loan Lender” means any lender or holder or agent or arranger of Indebtedness under the Term Loan Credit Agreement.

“Termination Date” means the first date on which (i) the Aggregate Commitments have terminated or expired, (ii) all Loans or other Secured Obligations (other than (x) obligations under Secured Hedge Agreements and Cash Management Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) which are accrued and payable have been paid or satisfied in full in cash and (iii) no Letter of Credit remains outstanding (except any Letter of Credit 101.5% of the Outstanding Amount of which the Secured Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place).

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01, as applicable.

“Third Lien Notes” means, collectively, the 10.75% Third Lien Notes due 2020 issued by the Borrower and DJO Finance Corporation pursuant to the Third Lien Notes Indenture in an aggregate principal amount of $298,436,000 and any additional notes issued in connection with the Exchange Offer.

“Third Lien Notes Documents” means the Third Lien Notes Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and the notes purchase agreement).

“Third Lien Notes Indenture” means the indenture, dated as of May 7, 2015, among the Borrower and DJO Finance Corporation, as issuers, the guarantors party thereunder, and The Bank of New York Mellon, as trustee and collateral agent thereunder.

“Third Party Payor” means any Governmental Authority, insurance company, health maintenance organization, professional provider organization or similar third party entity that is obligated to make payments on any Account (but excluding, for the avoidance of doubt, any credit card processor or credit card issuer) that arises out of the provision of Medical Services to individual patients (other than such Third Party Payor).

“Third Party Payor Arrangement” shall mean a written agreement or arrangement with a Third Party Payor pursuant to which the Third Party Payor pays all or a portion of the charges owed to any Loan Party or its Subsidiaries for providing Medical Services.

“Threshold Amount” means $50,000,000.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Sections 6.01(a) or (b).

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Protective Advances, Swing Line Loans and L/C Obligations.

“Transaction Expenses” means any fees or expenses incurred or paid by the Investors, Holdings, the Borrower or any of its (or their) Subsidiaries and/or Affiliates in connection with the Transactions (including expenses in connection with the Revolving Credit Facilities, the Term Loan Credit Agreement, the Second Lien Notes, the Third Lien Notes, the Exchange Offer and any original issue discount or upfront fees), the Investor Management Agreement (to the extent accrued on or prior to the Closing Date), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the execution and delivery of the Loan Documents entered into on the Closing Date and the funding of any Loans hereunder on the Closing Date, (b) the issuance of the Second Lien Notes on the Closing Date, (c) the Closing Date Refinancing, (d) the issuance of the Third Lien Notes on the Closing Date, (e) the Exchange Offer, (f) the entrance into of the Term Loan Credit Agreement and the funding of the Term Loan Debt thereunder, (g) the funding of the “Delayed Draw Term Loans” (as defined in the Term Loan Credit Agreement) on the “Delayed Draw Funding Dates” (as defined in the Term Loan Credit Agreement) and the use of the proceeds thereof and (h) the payment of Transaction Expenses.

“TRICARE” means the United States Department of Defense health care program for service families, including but not limited to, TRICARE PRIME, TRICARE EXTRA, and TRICARE STANDARD and any successor and predecessor thereof.

“TRICARE Account” means an Account payable pursuant to TRICARE.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of March 28, 2015 and related consolidated statements of operations, comprehensive income, cash flows and equity of the Borrower and its Subsidiaries for the year to date period ended March 28, 2015.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unpaid L/C Lender Amount” shall have the meaning assigned to such term in Section 2.03(c)(vi).

“Unpaid Swing Line Loan Amount” shall have the meaning assigned to such term in Section 2.04(c)(iii).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) as of the Closing Date, each Subsidiary of the Borrower listed on Schedule 1.01C, (b) any Subsidiary of the Borrower designated by the board of managers of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date and (c) any Subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” has the meaning specified in the introductory paragraph hereto.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of determining compliance with the provisions of the Investment Payment Conditions or the Non-Guarantors Payment Conditions (including, in each case, whether an Event of Default then exists or would arise as a result of the entering into of such transaction or the making of such payment), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with the requirements of the Investment Payment Conditions or the requirements of the Non-Guarantors Payment Conditions, each of the requirements therein shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the requirements of the Investment Payment Conditions or the requirements of the Non-Guarantors Payment Conditions for which compliance was determined or tested as of the LCA Test Date are no longer met as a result of changes that occur after the LCA Test Date, including due to fluctuations in the Consolidated Fixed Charge Coverage Ratio or in Excess Availability of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, solely for purposes of testing the permissibility of such Limited Conditions Acquisition and any action being taken solely in connection therewith, the requirements of the Investment Payment Conditions or the requirements of the Non-Guarantors Payment Conditions will be deemed to have been met notwithstanding the result of such fluctuations.

Section 1.03 Accounting Terms and Determinations.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Computation of Certain Financial Covenants. Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Fixed Charge Coverage Ratio and Excess Availability shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

Section 1.04 Rounding. Any financial ratios required to be maintained or satisfied by the Borrower or any of its respective Subsidiaries pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07 [Reserved].

Section 1.08 References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.09 Timing of Payment or Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans.

(a) Subject to the terms and conditions set forth herein,

(i) each Revolving Credit Lender severally agrees to make loans denominated in Dollars to the Borrower as elected by the Borrower pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the Availability Conditions would be satisfied;

(ii) within the limits of each Lender’s Revolving Credit Commitment and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05 and reborrow under this Section 2.01(a). Loans may be Base Rate Loans or Eurodollar Rate Loans;

(b) Overadvances. If the aggregate Outstanding Amount of the Revolving Credit Loans exceeds the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by the Borrower on demand by the Administrative Agent, but all such excess Revolving Credit Loans shall nevertheless constitute Secured Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Notwithstanding anything to the contrary contained herein and whether or not a Default or Event of Default exists at the time, the Administrative Agent may require the Revolving Credit Lenders to honor (pro rata in accordance with their Applicable Percentages) requests or deemed requests for Overadvance Loans and forbear from requiring the Borrower to cure an Overadvance as long as (i) the Overadvance does not continue for more than 45 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by the Administrative Agent to exceed, when taken together with all Protective Advances, the lesser of (x) $10,000,000 and (y) an amount equal to 10.00% of the Borrowing Base. In no event shall Overadvance Loans be required that would cause the (A) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans to exceed such Revolving Credit Lender’s Revolving Credit Commitment or (B) the Total Revolving Credit Outstandings to exceed (x) the Revolving Credit Facility minus (y) the Availability Reserve in the Administrative Agent’s Credit Judgment at such time. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Revolving Credit Lenders of the Event of Default caused thereby. The Administrative Agent’s authorization to require Revolving Credit Lenders to honor requests or deemed requests for Overadvance Loans may be revoked at any time by the Required Lenders. In no event shall the Borrower or other Loan Party be deemed a beneficiary of this Section 2.01(b) or authorized to enforce any of its terms. At the Administrative Agent’s discretion, Overadvance Loans made under this Section 2.01(b) may be made in the form of Swing Line Loans in accordance with Section 2.04.

(c) Protective Advances. The Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Section 4.02 are not satisfied, to make loans in Dollars (any such loans made pursuant to this Section 2.01(c), “Protective Advances”) under the Revolving Credit Facility (a) up to an aggregate amount not to exceed, when take together with all Overadvances, the lesser of (x) $10,000,000 and (y) 10.00% of the Borrowing Base outstanding at any time, if the Administrative Agent reasonably deems such Protective Advances necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Secured Obligations; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses. Protective Advances shall constitute Secured Obligations secured by the Collateral and shall be entitled to all of the benefits of the Loan Documents. Immediately upon the making of a Protective Advance, each applicable Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Administrative Agent a risk participation in such Protective Advance in an amount equal to the product of such Revolving Credit Lender’s Applicable Adjusted Percentage times the principal amount of such Protective Advance (a “Protective Advance Participation”). The Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. In no event shall a Protective Advance be made if, after giving effect thereto, the Revolving Credit Exposure of any Revolving Credit Lender would exceed the Revolving Credit Commitment of such Lender.

(d) At any time that any Protective Advance is outstanding, the proceeds of any Revolving Credit Loan or Swing Line Loan that is made shall first be applied to the repayment of such Protective Advance upon the making of such Revolving Credit Loan or Swing Line Loan (and otherwise, each Revolving Credit Lender shall, upon request from the Administrative Agent, fund its Protective Advance Participation).

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 2:00 p.m., New York City time, three Business Days prior to the requested date of any Borrowing of, conversion to, or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans; provided that the notice referred to in subclause (i) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of the initial Credit Extensions; provided, further, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 2:00 p.m., New York City time, four Business Days prior to the requested date of such Borrowing, conversion or continuation whereupon the Administrative Agent shall give prompt notice to the Revolving Credit Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., New York City time, three Business Days before the requested date of such Borrowing, conversion or continuation the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Revolving Credit Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to, or continuation of, Eurodollar Rate Loans shall be in an amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Revolving Credit Lender of the amount of its Applicable Percentage under the Revolving Credit Facility of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Revolving Credit Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Revolving Credit Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office in Dollars not later than 2:00 p.m., New York City time, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds to the Designated Account, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Loan is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds thereof shall be applied to the payment in full of any L/C Borrowing and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect in respect of any Revolving Credit Loans (which number of interest periods may be increased or adjusted by agreement between the Borrower and the Administrative Agent in connection with any Facility Increase, Refinanced Revolving Credit Commitments or Revolving Credit Loans or Extended Revolving Credit Commitments.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit under the Revolving Credit Facility for the account of the Borrower (or to the Borrower for the benefit of a Subsidiary), and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B)

(I) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower (or to the Borrower for the benefit of a Subsidiary) and any drawings thereunder (pro rata in accordance with the Applicable Adjusted Percentage of such Revolving Credit Lenders); provided that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (A) the Availability Conditions shall be satisfied and (B) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The Existing Letter of Credit shall be deemed to have been issued pursuant hereto as Letters of Credit, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders (excluding Defaulting Lenders) and such L/C Issuer have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law, but if not having the force of law, then being one with which the L/C Issuer would customarily comply) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) such Letter of Credit is denominated in currency other than Dollars;

(D) except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit; or

(E) any Lender is at that time a Defaulting Lender, unless each L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(c) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The applicable L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The applicable L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m., New York City time, at least three (3) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require (and consistent with such requests such L/C Issuer generally makes in respect of other letters of credit in similar circumstances). In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably require (and consistent with such requests such L/C Issuer generally makes in respect of other letters of credit in similar circumstances). Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require. An L/C Issuer’s records of the content of any request related to an Letter of Credit will be conclusive absent manifest error.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or to the Borrower for the benefit of the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Such L/C Issuer shall issue any such Letters of Credit for the account of the Borrower (or to the Borrower for the benefit of the applicable Subsidiary) or enter into the applicable amendments, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance or increase of each Letter of Credit in accordance with the above restrictions (including Section 2.03(a)(i) and the proviso thereto), each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit (or, in the case of an increase of a Letter of Credit, in the amount so increased) in an amount equal to the product of such Revolving Credit Lender’s Applicable Adjusted Percentage times the amount of such Letter of Credit (or, in the case of an increase to a Letter of Credit, the amount of such increase) (an “L/C Participation”). The renewal or extension of any Letter of Credit in accordance with the provisions of this Section 2.03 shall not relieve any Revolving Credit Lender of its L/C Participations therein.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree that a Letter of Credit shall automatically be extended for one or more additional successive periods not to exceed twelve months each, unless the applicable L/C Issuer, in its sole and absolute discretion, elects not to extend for any such additional periods (each, an “Auto-Extension Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that no L/C Issuer shall permit any such extension if (A) such L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative

Agent thereof. Not later than the later of (A) 11:00 a.m., New York City time, on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) or (B) 11:00 a.m., New York City time, on the Business Day immediately following the date that notice is given pursuant to the immediately preceding sentence, the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (a “Drawing”). If the Borrower fails to so reimburse the applicable L/C Issuer in Dollars by such time, such L/C Issuer shall notify the Administrative Agent who shall promptly notify each Revolving Credit Lender of the Honor Date, amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Adjusted Percentage of all such L/C Participations outstanding at such time (such Revolving Credit Lender’s “L/C Reimbursement Percentage”). In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an aggregate amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Available Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. If an L/C Issuer shall make any Drawing, then, unless the Borrower shall have reimbursed such Drawing in full on the date such Drawing is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such Drawing is made to and including the Honor Date, at the interest rate then in effect for Base Rate Loans to the extent the Available Commitments would not be less than zero if such Drawing were a Base Rate Loan (and otherwise at the rate per annum determined pursuant to Section 2.08(b) for Base Rate Loans) or until (but excluding) the date that the Borrower reimburses such Drawing. Interest accrued pursuant to the immediately preceding sentence shall be for the account of the applicable L/C Issuer, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to Section 2.03(c)(ii) or (iii) to reimburse the applicable L/C Issuer shall be for the account of such Revolving Credit Lender to the extent of such payment.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds in Dollars available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its L/C Reimbursement Percentage of the Unreimbursed Amount not later than 1:00 p.m., New York City time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each such Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an extension of credit in the amount of such L/C Participations (an “L/C Borrowing”), which shall decrease the Available Commitments by the amount of such L/C Borrowing (provided that, to the extent the Available Commitments would be less than zero after giving effect to such decrease in the Available Commitments, such L/C Borrowing shall bear interest at the Default Rate for Base Rate Loans), which L/C Borrowings shall be due and payable on demand (together with interest). In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its L/C Participation, in such L/C Borrowing in satisfaction of its participation obligation under this Section 2.03 and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Adjusted Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or fund L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to Section 2.03(c)(ii) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such funding of an L/C Advance or Revolving Credit Loan shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii) (an “Unpaid L/C Lender Amount”), the applicable L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such Unpaid L/C Lender Amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such Unpaid L/C Lender Amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan in the case of L/C Participations, included in the relevant Borrowing or L/C Advance, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s funding of its L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender in the same proportion as to which such Revolving Credit Lender funded such Unreimbursed Amount in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer, the Applicable Adjusted Percentage thereof, on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause (ii) shall survive the Termination Date.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries; provided that the Borrower shall not be obligated to reimburse the applicable L/C Issuer for any wrongful payment made by such L/C Issuer as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such L/C Issuer.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer.

(f) Role of L/C Issuers. Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Credit Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower or any of its Subsidiaries which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) [Reserved].

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to the Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with the proportion its L/C Participations represent of all amounts available to be drawn under all Letters of Credit a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17, with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first calendar day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate for Eurodollar Rate Loans during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate for Eurodollar Rate Loans separately for each period during such quarter that such

Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, if applicable, Letter of Credit Fees shall accrue at the Default Rate in accordance with Section 2.08(b)(i).

(j) Fronting Fee and Documentary and Processing Charges to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at the rate per annum equal to 0.125% (or such other rate as may be agreed separately in writing by the Borrower and any L/C Issuer), computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first calendar day of each January, April, July and October in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse each L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m) Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each week, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week, (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer funds any L/C Borrowing, the date and amount of such L/C Borrowing and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Participation required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

Section 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole and absolute discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower in connection with the Revolving Credit Facility from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Loan Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Adjusted Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit

Commitment; provided, however, that after giving effect to the making of any Swing Line Loan (other than Overadvance Loans and Protective Advances) the Availability Conditions would be satisfied; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender risk participations in such Swing Line Loan as Swing Line Participations in the manner set forth in Section 2.04(b).

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York City time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. If the Swing Line Lender determines, acting in its sole and absolute discretion, that it shall make such requested Swing Line Loan to the Borrower in accordance with the Swing Line Loan Notice, and unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m., New York City time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, (I) the Swing Line Lender will, promptly, and no later than 4:00 p.m., New York City time, on the date of the proposed Swing Line Borrowing (which borrowing date shall be the same Business Day as the date the applicable Swing Line Loan Notice was received in accordance with this Agreement (or such later Business Day specified by the Borrower in such notice)) make a Swing Line Loan, in the requested amount, either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds to the Designated Account, in each case in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender and the Administrative Agent by the Borrower and (II) each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Adjusted Percentage times the principal amount of such Swing Line Loan to the extent such purchase does not cause the Available Commitments to decrease below zero (a “Swing Line Participation”).

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time (but no less frequently than once a week) in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan as a Revolving Credit Loan in an amount equal to (I) such Revolving Credit Lender’s Applicable Adjusted Percentage of the amount of all Swing Line Participations then outstanding (such Revolving Credit Lender’s “Swing Line Reimbursement Percentage”). Each such request shall be made in writing

(which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility, the unutilized portion of the Revolving Credit Commitments, and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make available to the Administrative Agent an amount equal to its Swing Line Reimbursement Percentage of the amount specified in such Committed Loan Notice and in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m., New York City time, on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each such Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount as a Revolving Credit Loan. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each Revolving Credit Lender fund its respective Swing Line Participation in the relevant Swing Line Loan and each such Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such Swing Line Participations.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i) (an “Unpaid Swing Line Loan Amount”), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such Unpaid Swing Line Loan Amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If any such Revolving Credit Lender pays such Unpaid Swing Line Loan Amount (with interest and fees as aforesaid), the Unpaid Swing Line Loan Amount so paid shall constitute Revolving Credit Lender’s Revolving Credit Loans, included in the relevant Borrowing or funded Swing Line Participation in the relevant Swing Line Loan. A certificate of the Swing Line Lender submitted to any such Revolving Credit Lender (through the Administrative Agent) with respect to any Unpaid Swing Line Loan Amount owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund Swing Line Participations pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender, has purchased and funded a Swing Line Participation, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender, shall pay to the Swing Line Lender its Applicable Adjusted Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the Termination Date.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan as a Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Percentage of any Swing Line Participation, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender. At any time a Swing Line Loan is outstanding and the Borrower requests a Revolving Credit Borrowing, the Administrative Agent may require the Borrower to (i) utilize a portion of the requested Revolving Credit Borrowing in an amount of such outstanding Swing Line Loan to repay such Swing Line Loan or (ii) at the Borrower’s option, but subject to compliance with Section 2.01, to increase the amount of the requested Revolving Credit Borrowing by up to an amount of such outstanding Swing Line Loan and utilize such increase to repay such Swing Line Loan. The Administrative Agent shall apply the relevant portion of the requested Revolving Credit Borrowing to repayment of such Swing Line Loan as specified above.

Section 2.05 Prepayments.

(a) Optional.

(i) The Borrower may, upon written notice by the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that: (A) such notice must be received by the Administrative Agent not later than 2:00 p.m., New York City time, (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a minimum principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in the case of clauses (B) and (C), if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Revolving Credit Lender, in the case of Revolving Credit Loans of its receipt of each such notice and of the amount of such Revolving Credit Lender’s ratable portion of such prepayment (based on such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility). Each such notice shall be revocable subject to Section 3.05. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii) The Borrower may, upon written notice by the Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York City time, on the date of the prepayment and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. Each such notice shall be revocable subject to Section 3.05.

(b) Mandatory.

(i) Excess Outstandings. If for any reason the Availability Conditions fail to be satisfied (except as the result of the making of Overadvance Loans or a Protective Advance unless requested by the Administrative Agent), then the Borrower shall promptly prepay Loans, L/C Borrowings and L/C Advances and Cash Collateralize the L/C Obligations (other than L/C Borrowings) in the amount of such excess in the order of priority set forth below in Section 2.05(b)(ii) (it being understood that the L/C Obligations (other than L/C Borrowings) will not be deemed to be outstanding for the purposes of this Section 2.05(b)(i) to the extent they are Cash Collateralized to the extent necessary so that the Availability Conditions are satisfied).

(ii) Application to Revolving Credit Facility. Subject to Section 2.12(b), prepayments of either Facility made pursuant to Section 2.05(b)(i) first, shall be applied ratably to pay accrued and unpaid interest in respect of the outstanding (A) L/C Borrowings, (B) Swing Line Loans (to the extent there are any Swing Line Participations in such Swing Line Loans), (C) Overadvance Loans and (D) Protective Advances (to the extent there are any Protective Advance Participations in such Protective Advances) in respect of such Facility, in each case to the extent such L/C Borrowings, Swing Line Loans, Overadvance Loans and Protective Advances are required to be prepaid in order to ensure any excesses referred to in Section 2.05(b)(i) are cured, second, shall be applied ratably to prepay the principal of any outstanding (A) L/C Borrowing, (B) Swing Line Loans (to the extent there are any Swing Line Participations in such Swing Line Loans), (C) Overadvance Loans and (D) Protective Advances (to the extent there are any Protective Advance Participations in such Protective Advances) in respect of such Facility, in each case to the extent such L/C Borrowings, Swing Line Loans, Overadvance Loans and Protective Advances are required to be prepaid in order to ensure any excesses referred to in Section 2.05(b)(i) are cured (and any Unpaid L/C Lender Amounts and Unpaid Swing Line Loan Amounts relating to such L/C Borrowings and Swing Line Loans shall be paid ratably with the foregoing amounts referred to in this clause second), third, shall be applied ratably to the outstanding principal of (A) Revolving Credit Loans (other than any Overadvance Loans or Protective Advances) and (B) L/C Advances owing to Revolving Credit Lenders in their capacity as such, and any accrued and unpaid interest on the foregoing in respect of such Facility, in each case to the extent such Revolving Credit Loans and L/C Advances are required to be prepaid in order to ensure any excesses referred to in Section 2.05(b)(i) are cured, fourth, shall be used to Cash Collateralize 101.5% of any L/C Obligations not covered by clause first, second or third of this Section 2.05(b)(ii) (to the extent there are any L/C Participations therein) in respect of such Facility, to the extent such L/C Obligations are required to be Cash Collateralized in order to ensure any excesses referred to in Section 2.05(b)(i) are cured, fifth, shall be applied ratably to any remaining outstanding Loans in respect of such Facility, to the extent such Loans are required to be prepaid in order to ensure any excesses referred to in Section 2.05(b)(i) are cured, and the amount remaining after clauses first through fifth, if any, may be retained by the Borrower for use in the ordinary course of its business; provided that, upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the applicable Revolving Credit Lenders, as applicable.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Loan Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Loan Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York City time, five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Credit Exposure of all Revolving Credit Lenders would exceed the Revolving Credit Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (C) the Swing Line Loan Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Loan Sublimit.

(b) Mandatory. If, after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Loan Sublimit exceeds the aggregate amount of the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Loan Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Loan Sublimit or the Revolving Credit Commitments under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitments of each Revolving Credit Lender shall be reduced by such Revolving Credit Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

Section 2.07 Repayment of Loans.

(a) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding to the Borrower on such date.

(b) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

(c) Protective Advances. The Borrower shall repay each Protective Advance to the Borrower no later than the Maturity Date. At any time there is a Defaulting Lender, immediately upon the request of the Administrative Agent, the Borrower shall repay Protective Advances in an amount sufficient to eliminate any Fronting Exposure (after giving effect to Section 2.17(c)) in respect of the Protective Advances.

Section 2.08 Interest.

(a) Stated Interest. Subject to the provisions of Section 2.08(b): (i) each Revolving Credit Loan that is a Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate for such Eurodollar Rate Loans; (ii) each Revolving Credit Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Base Rate Loan; and (iii) each Swing Line Loan and Protective Advance shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans and Protective Advances.

(b) Default Interest.

(i) During the continuance of an Event of Default under Section 8.01(a), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(ii) Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Payments of Interest. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Credit Lender (other than to any Defaulting Lender for any period during which it is a Defaulting Lender) in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Fee Rate times the actual daily amount by which the aggregate amount of the Revolving Credit Commitment of such Revolving Credit Lender exceeds the Revolving Credit Exposure of such Revolving Credit Lender (excluding when calculating such Revolving Credit Exposure, the aggregate Outstanding Amount of Swing Line Participations and the aggregate Outstanding Amount of Protective Advance Participations of such Revolving Credit Lender).

The commitment fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the first calendar day of each January, April, July and October in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b) Other Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter.

Section 2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate and Applicable Fee Rate.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of any Loan Party or for any other reason, the Borrower or the Administrative Agent determine that (i) the Average Excess Availability as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Average Excess Availability would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the Termination Date.

Section 2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case, in the ordinary course of business. The accounts or records maintained in good faith by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Secured Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register evidencing the purchases and sales by such Lender of participations in Letters of Credit, Swing Line Loans and Protective Advances. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided for herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m., New York City time, on the date specified herein. Subject to clause (b) below, the Administrative Agent will promptly distribute to each Revolving Credit Lender, in the case of payments with respect to the Revolving Credit Facility, its Applicable Percentage in respect of the Revolving Credit Facility (or other applicable share as provided herein) of such payment. All payments received by the Administrative Agent after 2:00 p.m., New York City time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise set forth herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause the payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day. For purposes of this Agreement, “Applicable Adjusted Percentage” means, with respect to any Revolving Credit Lender at any time, its percentage of the Revolving Credit Facility computed as set forth in the definition of “Applicable Percentage” but with reference only to the Revolving Credit Commitments of all Non-Defaulting Lenders at such time. Absent the existence of one or more Defaulting Lenders at any time of determination, the Applicable Adjusted Percentage of each Revolving Credit Lender shall equal its Applicable Percentage. The Applicable Adjusted Percentage of each Revolving Credit Lender shall adjust automatically whenever a Lender Default occurs or ceases to exist.

(b) Funding and Payments; Presumptions.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon, New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a

Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund L/C Participations, Swing Line Participations, Overadvance Loans and Protective Advance Participations and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder (other than in respect of Bank Product Debt), ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, toward payment of principal amount of any L/C Borrowings, Swing Line Loans, Overadvance Loans and any Protective Advances ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties and (iii) third, toward payment of principal and Bank Product Debt then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.13 Sharing of Payments by Lenders. If, other than as expressly provided elsewhere herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Secured Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Secured Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Secured Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Secured Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) Secured Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Secured Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the Secured Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Secured Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations, Swing Line Loans, Overadvance Loans and Protective Advances of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Secured Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained pursuant to Section 2.12(b) or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations, Swing Line Loans, Overadvance Loans or Protective Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14 Increase in Revolving Credit Facility.

(a) Request for Increase. Provided no Event of Default shall have occurred and be continuing or would exist after giving effect thereto, upon notice to the Administrative Agent (which shall promptly notify the Lenders under the applicable Facility), the Borrower may from time to time, request an increase (each a “Facility Increase”) in the Revolving Credit Commitments by an amount (for all such requests) not exceeding $50,000,000; provided further that (i) any such request for a Facility Increase shall be in a minimum amount of $5,000,000 and (ii) the Borrower may make a maximum of eight (8) such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders or such lesser number of days as may be agreed by the Administrative Agent). No Lender shall have any obligation under this Agreement to provide any portion of a Facility Increase. All Revolving Credit Loans made pursuant to any such Facility Increase (i) are herein referred to herein as “Additional Loans” and (ii) shall have identical terms as the existing Revolving Credit Loans, Swing Line Participations, Overadvance Loans and Protective Advance Participations (it being understood that, if required to consummate a Facility Increase, the interest rate margins, rate floors and undrawn commitment fees on the Revolving Credit Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders participating in the Facility Increase (without any requirement to pay such fees to any existing Revolving Credit Lenders)).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Adjusted Percentage of the requested Facility Increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to any necessary approval of the Administrative Agent, each L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld or delayed), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Revolving Credit Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to any Facility Increase: (i) the conditions precedent set forth in Section 4.02 shall have been satisfied both before and after giving effect to such Facility Increase and the Additional Loans provided thereby (it being understood that all references to “the obligation of any Lender to make a Loan on the occasion of any Borrowing”

shall be deemed to refer to the effectiveness of the Facility Increase whether or not the initial funding of the Facility Increase occurs on such date); (ii) the Maturity Date of the Facility Increase shall coincide with the existing Maturity Date; (iii) all fees and expenses owing in respect of such increase to the Administrative Agent or the Lenders shall have been paid and (iv) such other conditions as may be agreed among the Borrower, the Administrative Agent and the lenders in respect of such Facility Increase shall have been satisfied. The Additional Loans shall be made by the Lenders participating therein pursuant to the procedures set forth in Section 2.02.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15 [Reserved].

Section 2.16 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or an L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize (in the case of a request under the preceding clause (ii), 101.5% of) the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 100% of all Fronting Exposure (after giving effect to Section 2.17(c) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing Deposit Accounts at the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, Deposit Accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to subsection (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.17 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting

Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.04); provided that, promptly following the cure or waiver of such Default or Event of Default and, to the extent no other event requiring the Borrower to post Cash Collateral shall then exist, Cash Collateral not applied as provided herein shall be released to the Borrower, and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the commitment fee pursuant to Section 2.09(a) shall cease to accrue on the Revolving Credit Commitment of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to an L/C Issuer pursuant to clause (b)(v) below);

(b) the Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01;

(c) if any Swing Line Loans, L/C Obligations or Protective Advance Participations exist at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swing Line Loans, L/C Obligations and Protective Advance Participations shall be reallocated among the non-Defaulting Lenders to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) so that all or any part of such Defaulting Lender’s Swing Line Participations, L/C Participations and Protective Advance Participations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Adjusted Percentages, but only to the extent that (1) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swing Line Participations, L/C Participations and Protective Advance Participations does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (2) the sum of each non-Defaulting Lender’s Revolving Credit Exposures plus that non-Defaulting Lender’s Applicable Adjusted Percentage of such Defaulting Lender’s (x) Swing Line Participations (y) L/C Participations and (z) Protective Advance Participations does not exceed the amount of such non-Defaulting Lender’s Revolving Credit Commitments

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent without prejudice for any right or remedy available to it hereunder or under law (x) first, prepay such Defaulting Lender’s Swing Line Participations and Protective Advance Participations and (y) second, Cash Collateralize such Defaulting

Lender’s L/C Participations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with Section 2.17;

(iii) if any portion of such Defaulting Lender’s L/C Obligations is Cash Collateralized pursuant to clause (ii) above, the Borrower shall not be required to pay the Letter of Credit Fee with respect to such portion of such Defaulting Lender’s L/C Obligations so long as it is Cash Collateralized;

(iv) if any portion of such Defaulting Lender’s L/C Obligations is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the Letter of Credit Fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Applicable Adjusted Percentages; or

(v) if any portion of such Defaulting Lender’s L/C Obligations is neither Cash Collateralized nor reallocated pursuant to this Section 2.17(c), then, without prejudice to any rights or remedies of any L/C Issuer or any Lender hereunder, the Letter of Credit Fee payable with respect to such Defaulting Lender’s L/C Obligations shall be payable to the applicable L/C Issuer until such L/C Obligations are Cash Collateralized and/or reallocated;

(d) In the event that the Administrative Agent, the Borrower, the L/C Issuers or the Swing Line Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Participations, L/C Participations and Protective Advance Participations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans, Swing Line Participations, L/C Participations and Protective Advance Participations of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Adjusted Percentage. The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies that the Borrower, the Administrative Agent, the L/C Issuers, the Swing Line Lender and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.17 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

(e) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such

Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Facility without giving effect to Section 2.18(b)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.18 Extensions of Revolving Credit Loans and Revolving Credit Commitments.

(a) The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments to the Borrower (including any previously extended Revolving Credit Commitments to the Borrower) existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related Revolving Credit Loans under any such facility, “Existing Revolving Credit Loans”) be exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Credit Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Revolving Credit Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.18. Prior to entering into any Extension Agreement with respect to any Extended Revolving Credit Commitments to the Borrower, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the applicable Revolving Credit Lenders) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established thereunder, which terms shall be identical to the Existing Revolving Credit Commitments except (x) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Credit Commitments, (y) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Revolving Credit Commitments may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Revolving Credit Commitments and (z) the commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the commitment fee rate for Existing Revolving Credit Commitments, in each case, to the extent provided in the applicable Extension Agreement; provided that, notwithstanding anything to the contrary in this Section 2.18 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Credit Loans under any Extended Revolving Credit Commitments to the Borrower shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Credit Loans to the Borrower (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of this Agreement), (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the assignment and participation provisions set forth in Section 10.06 and (3)(I) in the case of Section 2.06, no permanent repayment of Extended Revolving Credit Loans by the Borrower (and corresponding permanent reduction in the related Extended Revolving Credit Commitments to the Borrower) shall be permitted unless all Existing Revolving Credit Loans to the Borrower and all Existing Revolving Credit Commitments to the Borrower, shall have been repaid in full and terminated, respectively and (II) in all other cases, no termination of Extended Revolving Credit Commitments to the Borrower and no repayment of Extended Revolving Credit Loans by the Borrower accompanied by a corresponding permanent reduction in Extended Revolving Credit Commitments to the Borrower shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the Existing Revolving Credit Loans to the Borrower and Existing Revolving Credit Commitments to the Borrower.

(b) The Borrower shall provide the applicable Extension Request with respect to the Existing Revolving Credit Commitments of the Borrower at least ten (10) Business Days prior to the date on which the applicable Revolving Credit Lenders are requested to respond. Any applicable Revolving Credit Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Credit Commitments (or any earlier Extended Revolving Credit Commitments) subject to such Extension Request exchanged into Extended Credit Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitments (and/or any earlier Extended Revolving Credit Commitments) which it has elected to convert into Extended Credit Loans/Commitments to the Borrower, but in no event shall any applicable Revolving Credit Lender be required to become an Extending Lender. In the event that the aggregate amount of Revolving Credit Commitments (and any earlier Extended Revolving Credit Commitments) subject to Extension Elections exceeds the amount of Extended Credit Loans/Commitments requested by the Borrower pursuant to the Extension Request, Revolving Credit Commitments (and any earlier Extended Revolving Credit Commitments) subject to Extension Elections shall be exchanged to Extended Credit Loans/Commitments on a pro rata basis based on the amount of Revolving Credit Commitments (and any earlier Extended Revolving Credit Commitments) included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all Existing Revolving Credit Commitments for purposes of the obligations of an applicable Revolving Credit Lender in respect of Swing Line Loans under Section 2.04 and Letters of Credit under Section 2.03, except that the applicable Extension Agreement may provide that the last day for making Swing Line Loans and/or the last day for issuing Letters of Credit with respect to the Borrower may be extended and the related obligations to make Swing Line Loans and issue Letters of Credit with respect to the Borrower may be continued (pursuant to mechanics set forth in the applicable Extension Agreement) so long as the applicable Swing Line Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Credit Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.18(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Credit Loans/Commitments established thereby) executed by the Borrower, the

Administrative Agent and the Extending Lenders. Notwithstanding anything to the contrary in this Section 2.18 and without limiting the generality or applicability of Section 10.01 to any Section 2.18 Additional Agreements, any Extension Agreement may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.18 Additional Agreement”) to this Agreement and the other Loan Documents; provided that such Section 2.18 Additional Agreements do not become effective prior to the time that such Section 2.18 Additional Agreements have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Credit Loans/Commitments provided for in any Extension Agreement) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.18 Additional Agreements to become effective in accordance with Section 10.01. It is understood and agreed that each Lender has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.18 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.18 Additional Agreement. In connection with any Extension Agreement, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Extension Agreement, including without limitation, the Extended Credit Loans/Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 10.01 of this Agreement and (iii) as to any other matter reasonably requested by the Administrative Agent.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower (the term Borrower under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments or withholdings (including backup withholding) or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), except as required by applicable Law. If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) the applicable withholding agent shall make such deductions, (C) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (D) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, the Borrower or such Guarantor (as the case may be) shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b) In addition, each Loan Party agrees to pay any and all present or future stamp, court and documentary taxes and any other excise, property, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a connection that the Agent or Lender has with the taxing jurisdiction other than the connection arising out of the Loan Documents or the transactions therein, except for such Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) Each Loan Party agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes imposed with respect to payments hereunder and Other Taxes payable by such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.

(d) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally able to deliver. Without limiting the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed originals of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement one of the following:

(I) two properly completed and duly signed originals of Internal Revenue Service Form W-8BEN or
W-8BEN-E (or any successor form) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(II) two properly completed and duly signed originals of Internal Revenue Service Form W-8ECI (or any successor form),

(III) a United States Tax Compliance Certificate in the form of Exhibit J claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, and two properly completed and duly signed originals of Internal Revenue Service Form W-8BEN-E (or any successor form), or

(IV) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed originals of Internal Revenue Service Form W-8IMY (or any successor form) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or, in each case, any successor forms) and/or any other required information from each beneficial owner, as applicable and to the extent required under this Section 3.01(d)(i) as if such beneficial owner were a Lender hereunder (provided that if the Lender is a partnership, and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of each such direct or indirect partner).

(iii) Without limiting the provisions of clause (d)(i) of this Section 3.01, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d)(ii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 3.01 and Section 3.04(a) shall, if requested by the Borrower, use its reasonable efforts to change the jurisdiction of its Lending Office (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f) If any Lender or Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by such Loan Party under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the Lender or Agent be required to pay any amount to a Loan Party pursuant to this Section 3.01(f) the payment of which would place the Lender or Agent in a less favorable net after-Tax position than the Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(g) For the avoidance of doubt, the term “Lender” for purposes of this Section 3.01 shall include each L/C Issuer and Swing Line Lender and the term “applicable Law” shall include FATCA.

Section 3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency or currencies, or, in the case of Eurodollar Rate Loans denominated in Dollars, to convert Base Rate Loans to Eurodollar Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all applicable Eurodollar Rate Loans of such Lender to Base Rate Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates.

If the Administrative Agent determines or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits in the applicable currency in which such proposed Eurodollar Rate Loan is to be denominated are not being offered to banks in the applicable offshore interbank market for the applicable amount and the Interest Period of such Eurodollar Rate Loan in the applicable currency, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate

Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loan in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any Change in Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing including, for the avoidance of doubt, Taxes (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes imposed with respect to payments hereunder or Other Taxes, or any Taxes excluded from the definition of Indemnified Taxes under exceptions (i) through (v) thereof or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurodollar Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued; provided that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 3.04 only if such Lender imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves, capital or liquidity with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each applicable Eurodollar Rate Loan of the Borrower equal to the actual costs of such reserves, capital or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio, capital or liquidity requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Credit Commitments or the funding of any Eurodollar Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Revolving Credit Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Secured Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.04(a), (b), (c) or (d).

Section 3.05 Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan;

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan of the Borrower on the date or in the amount notified by the Borrower, including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; or

(c) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) on its scheduled due date or any payment thereof in a different currency.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for the applicable currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurodollar Rate Loan, or, if applicable, to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurodollar Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Revolving Credit Commitments for the applicable Facility.

Section 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 (with respect to Indemnified Taxes) or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.06(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, clause (iii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 (with respect to Indemnified Taxes), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Revolving Credit Commitment of such Lender or L/C Issuer (in respect of any applicable Facility only in the case of clause (i) or clause (iii)), as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Secured Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Secured Obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by the L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or, clause (iii).

(b) Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Revolving Credit Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Revolving Credit Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Revolving Credit Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Revolving Credit Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such

Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a backup standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender under a certain Facility in accordance with the terms of Section 10.01 or all the Lenders under a certain Facility and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive the Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions to Closing and Initial Credit Extension. The effectiveness hereof and the obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent’s (or, in the case of clause (iii)(A) below and to the extent constituting Term Loan/Notes Priority Collateral, the Term Loan Collateral Agent’s) receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) a Committed Loan Notice in accordance with the requirements hereof;

(ii) executed counterparts of this Agreement from each party hereto and a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;

(iii) each Collateral Document set forth on Schedule 1.01A required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with (subject to the last paragraph of this Section 4.01):

(A) certificates, if any, representing the Pledged Equity required to be pledged pursuant to clause (c) of the definition of “Collateral and Guarantee

Requirement” accompanied by undated stock or membership interest powers executed in blank and instruments evidencing the Pledged Debt required to be pledged pursuant to clause (d) of the definition of “Collateral and Guarantee Requirement” (including the Intercompany Note) indorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel, or, to the extent constituting Term Loan/Notes Priority Collateral, the Term Loan Collateral Agent or its counsel);

(B) copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all United States jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created under the Security Agreement on assets of the Loan Party that is party to the Security Agreement, covering the Collateral described in the Security Agreement; and

(C) evidence that all other actions, recordings and filings required by the Collateral Documents as of the Closing Date or that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv) subject to the last paragraph of this Section 4.01 and Section 6.16, all actions necessary to establish that the Collateral Agent will have (i) a perfected first priority security interest in the ABL Priority Collateral and (ii) a perfected fourth priority security interest in the Term Loan/Notes Priority Collateral (in each case, subject to Liens permitted under Section 7.01) shall have been taken;

(v) such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates, certificates of incorporation and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi) an opinion from (A) Simpson Thacher & Bartlett LLP, New York counsel to the Loan Parties, (B) Faegre Baker Daniels LLP, Minnesota counsel to the Loan Parties, (C) Reinhart Boerner Van Deuren s.c., Wisconsin counsel to the Loan Parties, (D) Rice Reuther Sullivan & Carroll, LLP, Nevada counsel to the Loan Parties and (E) Moore & Van Allen PLLC, North Carolina counsel to the Loan Parties;

(vii) a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit H;

(viii) the Perfection Certificate, duly completed and executed by the Loan Parties;

(ix) copies of recent UCC, tax and judgment Lien searches in each jurisdiction reasonably requested by the Administrative Agent, and searches of the United States Patent and Trademark Office and the United States Copyright Office with respect to the Loan Parties;

(x) a copy of the ABL Intercreditor Agreement, duly executed and delivered by each party thereto; and

(xi) a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in Sections 4.02(a) and (b).

(b) All fees and expenses required to be paid hereunder or under the Fee Letter and (in the case of expenses) invoiced at least three Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower) shall have been paid in full in cash or will be paid on the Closing Date out of the initial Credit Extension.

(c) Prior to or substantially simultaneously with the initial Credit Extensions, the Borrower shall have received at least $1,015,000,000 in gross cash proceeds from the issuance of the Second Lien Notes.

(d) The Administrative Agent shall have received reasonably satisfactory evidence that prior to or substantially simultaneously with the initial Credit Extensions the Closing Date Refinancing and the exchange of those Existing Senior Subordinated Notes to be exchanged for Third Lien Notes and cash pursuant to the Exchange Offer has been consummated.

(e) The Administrative Agent shall have received the Audited Financial Statements, the Unaudited Financial Statements and the Pro Forma Financial Statements.

(f) The Administrative Agent shall have received at least 3 Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been requested by the Administrative Agent in writing at least 10 Business Days prior to the Closing Date.

(g) Prior to or substantially simultaneously with the initial Credit Extensions, the Borrower and the other parties thereto shall have entered into the Term Loan Credit Agreement and the Term Loan Credit Agreement shall be effective and prior to or substantially simultaneously with the initial Credit Extensions, the Borrower shall have received at least $1,035,000,000 of initial term loans in gross proceeds from borrowings thereunder.

(h) The Administrative Agent shall have received a Borrowing Base Certificate dated as of the Closing Date and executed by a Responsible Officer of the Borrower, and such Borrowing Base Certificate shall reflect an Excess Availability (after giving effect to (without duplication) the Transactions and the Credit Extensions made on the Closing Date) of at least $60,000,000.

Without limiting the generality of the provisions of clause (b) of the first sentence of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans and other than a Request for a Facility Increase which shall be governed by Section 2.14(a)) and of each L/C Issuer to issue, extend or increase each Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension (or with respect to Letters of Credit, such other notice required hereunder) in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) (or, in the case of a Request for a Facility Increase, the conditions specified in Section 2.14(a)) have been satisfied on and as of the date of the applicable Credit Extension and that after giving effect to such Credit Extension, the Availability Conditions (without including any Eligible Borrowing Base Cash in the calculation of Excess Availability) shall be satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party party hereto represents and warrants to the Agents and the Lenders at the time of each Credit Extension that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to the

Borrower), (b)(i) (other than with respect to the Borrower), (c), (d) and (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any applicable Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(ii)(x), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, recordings and registrations with Governmental Authorities necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings, recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(ii) The Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) The forecasts of consolidated balance sheets and consolidated statements of income and cash flow of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) Since December 31, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, none of the Borrower and its Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under the Loan Documents, the Term Loan Credit Agreement, under any Senior Secured Notes Documents and the Existing Senior Subordinated Notes Documents and (iii) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have not had nor could reasonably be expected to have a Material Adverse Effect).

Section 5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 [Reserved].

Section 5.08 Ownership of Property; Liens; Real Property.

(a) The Borrower and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Closing Date, Schedule 8 to the Perfection Certificate dated as of the Closing Date contains a true and complete list of each Material Real Property owned by the Borrower and the Subsidiaries.

Section 5.09 Environmental Matters.

Except as specifically disclosed in Schedule 5.09(a) or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) each Loan Party and its respective properties and operations are and, other than any matters which have been finally resolved, have been in compliance with all Environmental

Laws, which includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b) the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of the Real Property owned, leased or operated by any Loan Party or Subsidiary is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened, under or relating to any Environmental Law;

(c) there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities currently or formerly owned, leased or operated by any Loan Party or Subsidiary, or arising out of the conduct of the Loan Parties that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or could reasonably be expected to result in any Environmental Liability;

(d) there are no facts, circumstances or conditions arising out of or relating to the Loan Parties or any of their respective operations or any facilities currently or, to the knowledge of the Borrower, formerly owned, leased or operated by any of the Loan Parties or Subsidiaries, that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or could reasonably be expected to result in any Environmental Liability; and

(e) the Borrower has made available to the Administrative Agent all environmental reports, studies, assessments, audits, or other similar documents containing information regarding any Environmental Liability that are in the possession or control of the Borrower or any Loan Party or Subsidiary.

Section 5.10 Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent), except those that are being contested in good faith by appropriate proceedings diligently conducted. Except as described on Schedule 5.10, there is no proposed Tax deficiency or assessment known to any of the Loan Parties against any of the Loan Parties that could, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.11 ERISA Compliance.

(a) Except as set forth on Schedule 5.11(a) or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan maintained by a Loan Party or ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws, as applicable.

(b) (i) No ERISA Event has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of

ERISA, could result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) With respect to each Pension Plan, the adjusted funding target attainment percentage (as defined in Section 436 of the Code), as determined by the applicable Pension Plan’s Enrolled Actuary under Sections 436(j) and 430(d)(2) of the Code and all applicable regulatory guidance promulgated thereunder, could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.12 Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Subsidiaries (other than Excluded Subsidiaries pursuant to clause (b) of the definition thereof) other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such material Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. As of the Closing Date, Section 2(b) and Schedule 5 to the Perfection Certificate (a) set forth the name and jurisdiction of each Subsidiary that is a Loan Party and (b) set forth the ownership interest of the Borrower and any Loan Party in each wholly owned Subsidiary (other than Excluded Subsidiaries pursuant to clause (b) of the definition thereof), including the percentage of such ownership.

Section 5.13 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b) None of the Borrower, any Person Controlling the Borrower, or any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party on or prior to the Closing Date (including all such information contained in the Loan Documents) (other than projected financial information, pro forma financial information and information of a general economic or general industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when all such reports, financial statements, certificates and other written information are taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, is by its nature inherently uncertain and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Section 5.15 Labor Matters. Except as, in the aggregate, could not reasonably be expected, as of the Closing Date, to result in a Material Adverse Effect (a) there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened, (b) hours worked by and payment made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws, (c) the Borrower and the other Loan Parties have complied with all applicable labor laws including work authorization and immigration and (d) all payments due from the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.16 [Reserved].

Section 5.17 Intellectual Property; Licenses, Etc.. The Borrower and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The business of any Loan Party or any of their Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any IP Rights held by any Person except for such infringements, misappropriations and violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is filed and presently pending or, to the knowledge of the Borrower, presently threatened in writing against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, as of the Closing Date, all registrations listed in Schedules 9(A) and 9(B) to the Perfection Certificate are valid and subsisting, except, in each case, to the extent failure of such registrations to be valid and subsisting could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect

Section 5.18 Solvency. On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.19 Junior Financing. The Secured Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Subordinated Financing Documentation.

Section 5.20 OFAC; USA PATRIOT Act; FCPA.

(a) To the extent applicable, each of Holdings, the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International

Emergency Economic Powers Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(b) Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower and the other Loan Parties, any director, officer, employee, agent or controlled affiliate of the Borrower or any of its Subsidiaries is currently the subject of any Sanctions, nor is the Borrower or any of its Subsidiaries located, organized or resident in any country or territory that is the subject of Sanctions.

(c) No part of the proceeds of the Loans will be used, directly or indirectly, by the Borrower (i) in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or (ii) for the purpose of financing any activities or business of or with any Person that, at the time of such financing, is the subject of any Sanctions.

Section 5.21 Security Documents.

(a) Valid Liens. Each Collateral Document delivered pursuant to Section 4.01 and Sections 6.11, 6.13 and 6.16 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 4 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent (or, to the extent constituting Term Loan/Notes Priority Collateral, the Term Loan Collateral Agent as bailee for the Collateral Agent pursuant to the ABL Intercreditor Agreement) of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents (other than the Mortgages) shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or the taking of possession or control, in each case subject to no Liens other than Liens permitted by Section 7.01.

(b) PTO Filing; Copyright Office Filing. When the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings may perfect such interests, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office and Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted by Section 7.01 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect the Collateral Agent’s Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Closing Date).

(c) Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted by Section 7.01 and when the Mortgages are filed in the offices specified on Schedule 8 to the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.11, 6.13 and 6.16, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11, 6.13 and 6.16), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by hereunder.

(d) Notwithstanding anything herein (including this Section 5.21) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

Section 5.22 Food and Drug. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and/or its Subsidiaries have all requisite permits, licenses, and approvals that are required under the Laws of the United States Food and Drug Administration (the “FDA”) and under the Laws of the applicable Governmental Authority for each jurisdiction in which the Borrower and its Subsidiaries manufactures, distributes or sells Inventory included in the Borrowing Base (collectively, the “FDA Laws”) for the operation of the business of the Borrower and its Subsidiaries (collectively, the “FDA Permits”) and such FDA Permits (a) are valid and in full force and effect, (b) have not been reversed, stayed, set aside, annulled, or suspended, and are not subject to any investigation by a Governmental Authority to revoke, stay, set aside, annul or suspend any such FDA Permits and (c) are not subject to any conditions or requirements that are not generally imposed on the holders thereof. The Borrower and/or its Subsidiaries are in compliance with all applicable FDA Laws, including, without limitation, those relating to the regulation of medical devices and current good manufacturing practice requirements except as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.23 Clinical Trials. Except as could not reasonably be expected to result in a Material Adverse Effect, (a) the Borrower and its Subsidiaries have received all investigational exemptions from the FDA (including investigational device exemptions and investigational new drug exemptions) for all products requiring such exemptions (the “Investigational Exemptions”) and (b) such products (i) are being used by the Borrower and its Subsidiaries in clinical investigations, trials, studies and otherwise in accordance with the terms of the applicable Investigational Exemption, and (ii) have not been and are not being sold or distributed outside the terms of such Investigational Exemptions

Section 5.24 State Food and Drug Laws. Except as could not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its Subsidiaries have all requisite licenses, permits, authorizations, consents, clearances, and other approvals under the food and drug Laws of each state in which the Borrower and its Subsidiaries operate (collectively, the “State Permits”) and that are required for the operation of the business of the Borrower and its Subsidiaries under the Laws of such states and such State Permits (i) are valid and in full force and effect, (ii) have not been reversed, stayed, set aside, annulled, or suspended, and (iii) are not subject to any conditions or requirements that are not generally imposed on the holders thereof.

Section 5.25 HIPAA. Except as could not reasonably be expected to result in a Material Adverse Effect, to the extent the Borrower or any of its Subsidiaries is a “covered entity” as defined in the Privacy Regulations (45 CFR 160.103) promulgated pursuant to the Health Insurance Portability and

Accountability Act of 1996 (“HIPAA”) or the Borrower or any of its Subsidiaries are subject to or covered by the so called “Administrative Simplification” provisions of HIPAA, the Borrower and its Subsidiaries are HIPAA-Compliant. For purposes hereof, “HIPAA-Compliant” shall mean that the Borrower or its Subsidiaries, as the case may be, is or will be in compliance in all material respects with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulations thereunder, becomes effective in accordance with its or their terms, as the case may be.

Section 5.26 Medicare, Medicaid and Fraud and Abuse. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each of its Subsidiaries that bill the Medicare program are in compliance with the conditions of participation imposed by the Social Security Act of 1935, as amended, and the U.S. Secretary of Health and Human Services. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each of its Subsidiaries, as the case may be, have a Medicare provider or supplier number in effect covering each location at which the Borrower and each of its Subsidiaries, as the case may be, accepts Medicare patients. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each of its Subsidiaries have met the applicable requirements in each state in which the Borrower or its Subsidiaries bill the Medicaid program.

ARTICLE VI

AFFIRMATIVE COVENANTS

From and after the Closing Date until the Termination Date, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of their Restricted Subsidiaries to:

Section 6.01 Financial Statements; Reports.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender, within ninety (90) days after the end of each fiscal year (beginning with the fiscal year ended December 31, 2015), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification or exception as to the scope of such audit other than any “going concern” or like qualification, exception or explanatory paragraph that is expressly resulting solely from an upcoming maturity date under this Agreement, the Term Loan Credit Agreement, the Second Lien Notes, the Third Lien Notes, the Stub Notes and any other debt facilities or debt securities occurring within one year from the time such opinion is delivered or a prospective default under Section 7.11 hereto or under Section 7.11 of the Term Loan Credit Agreement (or any analogous provision in any other debt document including pursuant to any Permitted Refinancing of the Term Loan Credit Agreement);

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender, within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (beginning with the fiscal quarter ended June 27, 2015), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Deliver to the Administrative Agent for prompt further distribution to each Lender within ninety (90) days after the end of each fiscal year (beginning with the fiscal year ended December 31, 2015), a detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(d) Deliver to the Administrative Agent for prompt further distribution to each Lender (i) on the 15th Business Day of each fiscal month a certificate in the form of Exhibit I showing the Borrowing Base as of the close of business for the immediately preceding fiscal month to be certified as complete and correct in all material respects on behalf of the Loan Parties by a Responsible Officer of the Borrower (a “Borrowing Base Certificate”); provided that, if a Cash Dominion Period shall have occurred and be continuing, such Borrowing Base Certificate shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Friday; and provided, further, that, after any Disposition or Casualty Event with respect to Collateral having a fair market value in excess of $5,000,000 (other than sales of inventory in the ordinary course of business), the Borrower shall promptly (and in any event prior to the next Borrowing) deliver a revised Borrowing Base Certificate reflecting such Disposition or Casualty Event, as the case may be and (ii) the reports set forth on Schedule 6.01A on the dates specified therein.

(e) Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, and in any event no later than 25 days after the end of each fiscal month of the Borrower for which the Consolidated Fixed Charge Coverage Ratio is required to be tested pursuant to Section 7.11, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries that is internally available and, if different, the Borrower and its Restricted Subsidiaries, in each case as at the end of such fiscal month, and the related (A) consolidated statements of income or operations for such fiscal month and for the portion of the fiscal year then ended that is internally available and (B) a consolidated statement of cash flows for the portion of the fiscal year then ended that is internally available (or, in lieu of such unaudited financial statements for the Borrower and its Restricted Subsidiaries, a reconciliation that is internally available, reflecting such financial information for the Borrower and its Restricted Subsidiaries, on the one hand, and the Borrower and its Subsidiaries, on the other hand), all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries and the Borrower and its Restricted Subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.

(f) Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, supplemental financial information necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and the Subsidiaries by furnishing (A) the applicable financial statements of the Borrower (or any direct or indirect parent of the Borrower) or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 6.01 and Sections 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which (x) such documents become available on the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) website on the Internet or (y) the Borrower (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address listed on Schedule 6.01B; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent; and (ii) except with respect to documents made available on EDGAR (other than Form 10-K and 10-Q), the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the earlier of (i) the actual delivery of the financial statements referred to in Sections 6.01(a), (b) and (e) and (ii) the date such financial statements are required to be delivered pursuant to Sections 6.01(a), (b) and (e), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any Senior Secured Notes Documents or any Junior Financing Documentation and copies of any notices of default pursuant to the Term Loan Credit Agreement with a principal amount in excess of the Threshold Amount and, in each case, any Permitted Refinancing thereof and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by sections of the Perfection Certificate describing the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party, or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report, and (ii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Loan Party, a Restricted Subsidiary, an Unrestricted Subsidiary or an Excluded Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list; and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

The Borrower hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC.” By designating Borrower Materials as “PUBLIC,” the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.” The Borrower agrees that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 (excluding, for the avoidance of doubt, 6.01(c)) and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) and (iv) notices delivered pursuant to Section 6.03(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side

Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

Section 6.03 Notices. Promptly after a Responsible Officer of the Borrower or any Loan Party has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against Holdings, the Borrower or any of its Subsidiaries thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(d) of any casualty or other insured damage to any portion of the Collateral subject to the Borrowing Base in excess of $8,000,000, or the commencement of any action or proceeding for the taking of any interest in a portion of the Collateral subject to the Borrowing Base in excess of $8,000,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceedings;

(e) of receipt of any written notice from a Governmental Authority informing the Borrower or any Loan Party of such Governmental Authority’s intention to take any administrative or regulatory action, or commence any proceeding or investigation, with respect to (i) a potential violation of any FDA Laws, or (ii) a recall, seizure, withdrawal or suspension of any product, in any case under this Section 6.03(e), which, as a result of any such action, proceeding or investigation, would in the good faith determination of the Borrower, materially and adversely affect in excess of $8,000,000 in value of the ABL Priority Collateral included in the most recent Borrowing Base Certificate; provided such notice shall be delivered no later than seven (7) Business Days after receipt of notice thereof by any Loan Party; and

(f) of any termination notice given under the Maquila Agreement or any material amendment thereof (including, for the avoidance of doubt, any notice that such agreement will not be renewed on substantially the same terms upon the expiration of its term).

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Sections 6.03(a), (b), (c) or (d) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto.

Section 6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (ii) if such failure to pay or discharge such obligations and liabilities could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Sections 7.04 or 7.05 and (y) any Restricted Subsidiary may merge or consolidate with any other Restricted Subsidiary and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of (a) (other than with respect to the Borrower) or (b), (i) to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Article VII or clause (y) of this Section 6.05.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material tangible or intangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07 Maintenance of Insurance.

(a) Generally. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 10 days (or, to the extent reasonably available, 30 days) after receipt by the Collateral Agent of written notice thereof (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto) and (ii) name the Collateral Agent as loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) (it being understood that, absent an Event of Default, any proceeds of any such property insurance shall be delivered by the insurer(s) to the Borrower or one of its Subsidiaries and applied in accordance with this Agreement), as applicable.

(c) Flood Insurance. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent. Following the Closing Date, the Borrower shall deliver to the Administrative Agent annual renewals of such flood insurance. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination, duly executed and acknowledged by the appropriate Loan Parties, and evidence of flood insurance, as applicable.

Section 6.08 Compliance with Laws. Comply with the requirements of all Laws (including FDA Law, food and drug Laws of each state in which the Borrower and its Subsidiaries operate, HIPAA, Medicare and Medicaid) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of the Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, except as provided below, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. In addition, the Borrower will permit the Administrative Agent to conduct, in each case, at the sole cost and expense of the Borrower, field audits and examinations (each, a “Field Examination”) of receivables and inventory, and Appraisals of inventory; provided, that, (a) such Field Examinations may be conducted not more than once per any twelve-month period and (b) such Appraisals may be conducted not more than once per any twelve-month period; (except, that, during any twelve consecutive month period after which a Field Examination Trigger occurred, the Administrative Agent shall be entitled to an additional Field Examinations and Appraisal, and during the existence and continuance of an Event of Default, there shall be no limit on the number of additional Field Examinations and Appraisals that shall be permitted at the Administrative Agent’s reasonable request and at the Borrower’s expense). Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.11 Additional Collateral; Additional Guarantors. At the Borrower’s expense, take all action either necessary or as reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon (i) the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by the Borrower, (ii) any Excluded Subsidiary that is a Domestic Subsidiary ceasing to constitute an Excluded Subsidiary or (iii) the designation in accordance with Section 6.14 of an existing direct or indirect wholly owned Domestic Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary:

(i) within sixty (60) days after such formation, acquisition, cessation or designation, or such longer period as the Administrative Agent may agree in writing in its discretion, notify the Administrative Agent thereof and:

(A) cause each such Domestic Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements, Intellectual Property Security Agreements, Mortgages, a counterpart of the Intercompany Note, joinders to the ABL Intercreditor Agreement, if applicable, and other security agreements and documents (including, with respect to such Mortgages, the documents listed in (f) of the “Collateral and Guarantee Requirement”), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement and other security agreements in effect on the Closing Date with respect to the Loan Parties and the Mortgages delivered pursuant to Section 6.16), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B) cause each such Domestic Subsidiary and/or Foreign Subsidiary (and the parent of each such Subsidiary that is a Guarantor) to deliver to the Collateral Agent (or, to the extent constituting Term Loan/Notes Priority Collateral, the Term Loan Collateral Agent acting as bailee for the Collateral Agent pursuant to the ABL Intercreditor Agreement) any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C) take and cause such Domestic Subsidiary and each direct or indirect parent of such Subsidiary to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements (or similar documents) and Intellectual Property Security Agreements, and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts, surveys or environmental assessment reports, to the extent available and in the possession or control of the Loan Parties or their respective Subsidiaries; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Loan Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Loan Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained; and

(iv) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (b) below; provided that except to the extent set forth in Section 6.17, the foregoing shall not require control agreements with respect to any cash, Deposit Accounts, Securities Accounts or Commodities Accounts or any other assets requiring perfection through control agreements.

(b) Not later than ninety (90) days after the acquisition by any Loan Party of any Material Real Property as determined by the Borrower (acting reasonably and in good faith) (or such longer period as the Administrative Agent may agree in writing in its discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

Section 6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties or Subsidiaries are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13 Further Assurances. Promptly upon reasonable request by the Administrative Agent (i) correct any defect or error that may be discovered in the execution, acknowledgment, filing or recordation of the ABL Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the ABL Intercreditor Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement; provided that except to the extent set forth in Section 6.17, the foregoing shall not require control agreements with respect to any cash, Deposit Accounts, Securities Accounts or Commodities Accounts or any other assets requiring perfection through control agreements. If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party subject to a Mortgage constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of FIRREA.

Section 6.14 Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Investment Payment Conditions are met, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Senior Secured Notes Documents, the Existing Senior Subordinated Notes Documents, the Term Loan Credit Agreement or any Junior Financing, as applicable, and (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. For the avoidance of doubt, no assets of any Unrestricted Subsidiary may at any time be included in the Borrowing Base calculation, and upon the designation of any Loan Party as an Unrestricted Subsidiary, the Borrower shall concurrently provide an updated Borrowing Base Certificate if such designation would result in the Borrowing Base decreasing by more than $8,000,000. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Section 6.15 [Reserved].

Section 6.16 Post-Closing Covenants. Except as otherwise agreed by the Administrative Agent in its sole discretion, the Borrower shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 6.16 within the time periods set forth therein (or such longer time periods as determined by the Administrative Agent in its sole discretion).

Section 6.17 Maintenance of Cash Management System. The Loan Parties will establish and maintain the cash management system (the “Cash Management System”) described below:

(a) Schedule 11 to the Perfection Certificate sets forth, as of the Closing Date, all DDAs maintained by the Loan Parties (collectively, the “Closing Date DDAs”, it being understood and agreed that the Closing Date DDAs shall (x) include the Dominion Account, all Specified Government Receivables Deposit Accounts and the Designated Account and (y) exclude all Designated Disbursement Accounts, in each case, in existence on the Closing Date). On or prior to the date that is 120 days after the Closing Date (or, unless a Cash Dominion Period or Event of Default has occurred, such later date as may be agreed to by the Administrative Agent (such agreement not to be unreasonably withheld or delayed)), each Loan Party shall take all actions necessary to establish the Collateral Agent’s control of, and Lien on, each such Closing Date

DDA (other than a Specified Government Receivables Deposit Account). Each Loan Party shall be the sole account holder of each Closing Date DDA, each New Account and each other DDA required under Section 6.16 to be subject to the Cash Management System (the Closing Date DDAs, together with the New Accounts and such other DDAs, the “Specified DDAs”) and shall not allow any other Person (other than the Administrative Agent or the Collateral Agent or, subject to the ABL Intercreditor Agreement, the Term Loan Collateral Agent or the trustees or other representatives of the Senior Secured Notes holders or other permitted secured Indebtedness) to have control over, or a Lien on, any Specified DDA or any property deposited therein (it being understood that the Administrative Agent shall not have control over any Specified Government Receivables Deposit Account).

(b) Within 120 days after the Closing Date (or, unless a Cash Dominion Period or an Event of Default has occurred, such later date as may be agreed to by the Administrative Agent (such agreement not to be unreasonably withheld or delayed)), the Loan Parties shall have delivered to the Administrative Agent (i) Deposit Account Control Agreements for all of the Closing Date DDAs of the Loan Parties (other than any Specified Government Receivables Deposit Account), in each case duly executed by each applicable Loan Party and the applicable depositary bank in form and substance reasonably satisfactory to the Collateral Agent and (ii) the sweep agreement described in Section 6.17(c)(iii) below for all of the Closing Date DDA that are Specified Governmental Receivables Deposit Accounts, in each case, duly executed by each applicable Loan Party and the applicable depositary bank in form and substance reasonably satisfactory to the Administrative Agent.

(c) Within 120 days after the Closing Date (or, unless a Cash Dominion Period or an Event of Default has occurred, such later date as may be agreed to by the Administrative Agent (such agreement not to be unreasonably withheld or delayed)), each Loan Party (i) shall cause, and otherwise take reasonable steps to provide that, all Account Debtors in respect of Specified Government Accounts owned or originated by such Loan Party forward payment directly to an account of the applicable Loan Party designated (either (x) on the Closing Date on Schedule 11 to the Perfection Certificate or (y) thereafter, by written notice to the Administrative Agent) as a “Specified Government Receivables Deposit Account” (each such account a “Specified Government Receivables Deposit Account”), (ii) shall, if such Loan Party owns or originates any Specified Government Accounts, establish and maintain appropriate Specified Government Receivables Deposit Accounts and an agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed by such Loan Party and the applicable depositary bank providing for sweeps described in the following clause (iii) and shall not, except as required by Law, allow for such sweeps to be amended or waived without the prior written consent of the Administrative Agent, (iii) by 10:00 a.m. (or such later time as the Administrative Agent shall reasonably agree) on each Business Day, shall cause the entire available balance in each Specified Government Receivables Deposit Account to be transferred by ACH or book entry transfer to the Dominion Account, (iv) shall not transfer any funds out of any Specified Government Receivables Deposit Account except to the Dominion Account, (v) shall ensure that all Account Debtors in respect of Accounts (other than Specified Government Accounts) owned or originated by such Loan Party forward payment directly to a Specified DDA (other than a Specified DDA constituting a Specified Government Receivables Deposit Account) and (vi) shall ensure that (1) all Specified Government Receivables Deposit Accounts are kept separate and apart from all other DDAs, (2) no Account Debtor forwards payment to any Specified Government Receivables Deposit Account other than an Account Debtor which is a Government Authority forwarding payment in respect of a Specified Government Account, (3) no Accounts (other than Specified Government Accounts) are deposited or transferred into any Specified Government Receivables

Deposit Account and (4) no Government Accounts are deposited into any deposit account other than a Specified Government Receivables Deposit Account.

(d) Upon the occurrence and during the continuation of a Cash Dominion Period, the Administrative Agent may cause any and all funds and financial assets (other than (i) cash that is identifiable proceeds of Term Loan/Notes Priority Collateral, (ii) proceeds of the Loans, including amounts on deposit in the Designated Account (except when the Designated Account is also the Dominion Account) and (iii) nominal amounts that are required by the applicable depository bank in the ordinary course of its business to be maintained in such DDA under the terms of the Loan Party’s arrangements with the bank at which such DDAs are maintained, which nominal amounts shall not exceed $250,000 in any individual DDA) held in or credited to each Specified DDA of a Loan Party to be swept into the Dominion Account on a daily basis (or less frequently as agreed by the Administrative Agent). Upon Borrower’s request, the Administrative Agent shall promptly furnish written notice to each applicable depositary bank of any termination of a Cash Dominion Period.

(e) During the continuance of a Cash Dominion Period, each Specified DDA (other than Specified Government Receivables Deposit Accounts) shall at all times be under the sole dominion and control of the Collateral Agent. The Loan Parties hereby acknowledge and agree that, during the continuance of a Cash Dominion Period, (i) the Loan Parties have no right of withdrawal from the Specified DDAs (other than from any Designated Account (except when the Designated Account is also the Dominion Account) (it being understood that transfers among Specified DDAs required under this Section 6.17(c) or (h) shall be permitted), (ii) the funds on deposit in the Specified DDAs (including the Dominion Account) shall at all times be collateral security for all of the Secured Obligations and (iii) the funds on deposit in Specified DDA (including the Dominion Account, but not the Designated Account (except when the Designated Account is the Dominion Account)) shall be applied as provided in this Agreement, including pursuant to Section 2.05(b).

(f) So long as no Cash Dominion Period is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the DDAs (except as limited by Section 6.17(c) or (h)), including the Dominion Account. The Administrative Agent and the other Secured Parties hereby acknowledge and agree that so long as no Cash Dominion Period is continuing the Loan Parties shall have the right to withdraw all funds remaining on deposit in any DDA (except as limited by Section 6.17(c) or (h)) or the Dominion Account and the Administrative Agent and Collateral Agent shall no longer be permitted to direct any depositary bank under any Deposit Account Control Agreement to ACH or wire transfer any funds and financial assets into the Dominion Account or any other account.

(g) Any amounts received in any Specified DDA (including the Dominion Account) at any time after the Termination Date shall be remitted to the operating account of the Loan Parties maintained with the Administrative Agent or to an operating account otherwise designated by the Borrower.

(h) The Borrower shall provide the Administrative Agent with no less than 30 days prior written notice of the closing or termination of any Specified DDA (a “Closed Specified DDA”), unless the Borrower or the applicable Loan Party shall have (x) transferred all funds from such Closed Specified DDA into another Specified DDA (and ceased transferring any funds from another Specified DDA into such Closed Specified DDA) and caused all Account Debtors paying into such Closed Specified DDA to forward payment directly to a different Specified DDA, in each case, prior to any such closure. The Borrower shall, and shall cause each applicable Loan Party to, no later than 60 days after the establishment or acquisition of any DDA or Securities Account after the Closing Date (other than a Designated Disbursement Account) into which proceeds from the Disposition of Inventory or other ABL Priority Collateral is remitted (a “New Account”) (or (x) if such New Account is established within 120 days after the Closing Date, the date that is the later of (A) 120 days after the Closing Date and (B) 60 days after the establishment thereof or (y) in the case of any such DDA acquired by, or owned by a Person or business that is acquired by and becomes, a Loan Party in connection with a Permitted Acquisition (or similar Investment), 120 days following the date of consummation of such Permitted Acquisition (or similar Investment)) (or, unless a Cash Dominion Period or an Event of Default has occurred, such later date as may be agreed by the Administrative Agent (such agreement not to be unreasonably withheld or delayed)), (i) take all actions necessary to establish the Collateral Agent’s control of, and Lien on, each such New Account (other than a Specified Government Receivables Deposit Account) and (ii) deliver to the Administrative Agent (x) Deposit Account Control Agreements for such New Account (other than any Specified Government Receivables Deposit Account) duly executed by the applicable Loan Party and the applicable depositary bank in form and substance reasonably satisfactory to the Collateral Agent or (y) the sweep agreement described in Section 6.17(c)(iii) above for such New Account (if such New Account is a Specified Governmental Receivables Deposit Accounts) duly executed by the applicable Loan Party and the applicable depositary bank in form and substance reasonably satisfactory to the Administrative Agent.

(i) Any provision of this Section 6.17 to the contrary notwithstanding, the Borrower may maintain (A) DDAs and any other Deposit Account or Securities Account (and all cash, Cash Equivalents and other securities or investments held therein), the funds in which are specifically and exclusively used, in the ordinary course of business, for the payment of payroll, salaries and wages, workers’ compensation, benefits and similar expenses or taxes, including for withholding, and for third party escrow, customs and other fiduciary purposes or compliance with legal requirements (to the extent such legal requirements prohibit the granting of a Lien thereon), (B) DDAs and any other Deposit Account or Securities Account (and all cash, Cash Equivalents and other securities or investments held therein) which consist solely of (1) proceeds from the issuance or incurrence of Indebtedness (other than the Loans) or the issuance of Equity Interests (and warrants or options or stock appreciation or similar rights issued in respect of such Equity Interests), (2) proceeds from the sale or other Disposition of assets (other than ABL Priority Collateral) and/or (3) proceeds of insurance and condemnation awards (and payments in lieu thereof) relating to any assets (other than ABL Priority Collateral) and (C) an amount not to exceed $1,000,000 for each individual account and $5,000,000 in the aggregate that is on deposit in a segregated account or accounts which the Borrower designates in writing as being the “uncontrolled cash account” (the DDAs and other assets described in the foregoing clauses (A) through (C) each being referred to herein as a “Designated Disbursement Account”) that are not part of the Cash Management System and, which DDAs and other Deposit Accounts or Securities Accounts (and any cash, Cash Equivalents and other securities or investments held therein) are not required to be subject to a Deposit Account Control Agreement or Securities Account Control Agreement.

ARTICLE VII

NEGATIVE COVENANTS

From and after the Closing Date until the Termination Date:

Section 7.01 Liens. Neither the Borrower nor the Restricted Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for Taxes that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than forty-five (45) days or if more than forty-five (45) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and other minor title defects affecting Real Property, and any exceptions on the final Mortgage Policies issued in connection with the Mortgaged Properties, that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) secure any Indebtedness;

(j) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(l) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i) and (n) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens (i) in favor of the Borrower or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of the Borrower or any Loan Party;

(n) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(p) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t) ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(u) Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 365 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) Liens on property of any Restricted Subsidiary that is not a Loan Party and that does not constitute Collateral, which Liens secure Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted under Section 7.03;

(w) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) the Indebtedness secured thereby is permitted under Section 7.03(g) and (iv) if such Liens attach to any ABL Priority Collateral, such Liens shall rank junior in priority to the Liens on the ABL Priority Collateral securing the Secured Obligations pursuant to the ABL Intercreditor Agreement and the representative of the holders of such Indebtedness shall become party to the ABL Intercreditor Agreement;

(x) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(y) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) the modification, replacement, renewal or extension of any Lien permitted by clauses (u) and (w) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(bb) Liens on the Collateral securing Indebtedness with respect to the Term Loan Credit Agreement and any “Credit Agreement Refinancing Indebtedness” permitted to be incurred under Section 7.03(a); provided that the representatives of the holders of such Indebtedness becomes party to the ABL Intercreditor Agreement and such Liens shall, pursuant to the ABL Intercreditor Agreement, rank junior in priority to the Liens on the ABL Priority Collateral securing the Secured Obligations;

(cc) Liens with respect to property or assets of the Borrower or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of (i) $175,000,000 and (ii) 5.00% of Total Assets, in each case determined as of the date of incurrence; provided that if such Liens are consensual Liens and attach to any ABL Priority Collateral (other than cash or Cash Equivalents), the representatives of the holders of each such Indebtedness become party to the ABL Intercreditor Agreement and such Liens shall, pursuant to the ABL Intercreditor Agreement, rank junior in priority to the Liens on the ABL Priority Collateral securing the Secured Obligations;

(dd) Liens to secure Indebtedness permitted under Sections 7.03(q); provided that the representatives of the holders of each such Indebtedness becomes party to the ABL Intercreditor Agreement and such Liens shall, pursuant to the ABL Intercreditor Agreement, rank junior in priority to the Liens on the ABL Priority Collateral securing the Secured Obligations;

(ee) [reserved];

(ff) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; and

(gg) Liens on the Collateral securing obligations in respect of the Second Lien Notes and the Third Lien Notes (and any Permitted Refinancing of the Second Lien Notes, the Third Lien Notes and the Stub Notes); provided that the representatives of the holders of each such Indebtedness become party to the ABL Intercreditor Agreement and such Liens shall, pursuant to the ABL Intercreditor Agreement, rank junior in priority to the Liens on the ABL Priority Collateral securing the Secured Obligations.

Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to clauses (a), (v), (bb), (cc), (dd) and (gg) above.

Section 7.02 Investments. Neither the Borrower nor the Restricted Subsidiaries shall directly or indirectly, make any Investments, except:

(a) Investments by the Borrower or any of its Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, managers and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $10,000,000;

(c) Investments by the Borrower or any of its Restricted Subsidiaries in the Borrower or any of its Restricted Subsidiaries or any Person that will, upon such Investment become a Restricted Subsidiary; provided that (x) any Investment made by any Person that is not a Loan Party in any Loan Party pursuant to this clause (c) shall be subordinated in right of payment to the Loans and (y) any Investment made by any Loan Party in any Person that is not a Loan Party shall either (i) be made in the ordinary course of business or (ii) (A) be evidenced by a note pledged as Collateral for the benefit of the Secured Obligations (which, if such note constitutes Term Loan/Notes Priority Collateral, shall be held by the Term Loan Collateral Agent as bailee for the Collateral Agent in accordance with the ABL Intercreditor Agreement), which note shall be in form and substance reasonably satisfactory to the Administrative Agent (it being understood that an Intercompany Note shall be satisfactory to the Administrative Agent) and (B) be made only at a time when the Non-Guarantors Payment Conditions are met;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 7.02(m) below) consisting of transactions permitted under Sections 7.01 (other than 7.01(p)), 7.03 (other than 7.03(c) and (d)), 7.04 (other than 7.04(c), (d) and (e)), 7.05 (other than 7.05(e)), 7.06 (other than 7.06(e) and (i)(iv)) and 7.13, respectively;

(f) Investments (i) existing or contemplated on the Closing Date and, with respect to each such Investments in an amount in excess of $2,500,000, set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) any acquisition of all or substantially all the assets of a Person, or any Equity Interests in a Person that becomes a Restricted Subsidiary or a division or line of business of a Person (or any subsequent Investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions, if immediately after giving effect thereto: (i) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03, (ii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary) shall become a Guarantor, in each case, in accordance with Section 6.11 (any such acquisition, a “Permitted Acquisition”) and (iii) the Investment Payment Conditions are met;

(j) the Borrower and its Restricted Subsidiaries may make Investments in an unlimited amount so long as immediately before and after giving pro forma effect to any such Investment, the Investment Payment Conditions are met;

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to the Borrower and any direct or indirect parent of the Borrower, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Sections 7.06(g), (h) or (i);

(n) other Investments in an aggregate amount outstanding pursuant to this clause (n) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) at any time not to exceed (x) the greater of (i) $150,000,000 and (ii) 4.00% of Total Assets (in each case, net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) plus (y) the portion, if any, of the Cumulative Equity Credit on such date that the Borrower elects to apply to this clause (y);

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Equity Interests) of the Borrower (or any direct or indirect parent of the Borrower);

(q) Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r) [reserved];

(s) Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section 7.05;

(t) Guarantees by the Borrower or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(v) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (v) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of (i) $65,000,000 and (ii) 2.50% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that any Investment made by any Loan Party pursuant to this clause (v) shall be subordinated in right of payment to the Loans; provided, that immediately before and after giving pro forma effect to any such Investment, the Non-Guarantors Payment Conditions are satisfied;

(w) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (w) that are at that time outstanding not to exceed the greater of (i) $65,000,000 and (ii) 2.50% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (w) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (c) above and shall cease to have been made pursuant to this clause (w); provided, that immediately before and after giving pro forma effect to any such Investment, the Non-Guarantors Payment Conditions are satisfied;

(x) Permitted Intercompany Activities; and

(y) Loans and advances to independent sales Persons against commissions in an aggregate amount at any time outstanding not to exceed $15,000,000.

Section 7.03 Indebtedness. Neither the Borrower nor the Restricted Subsidiaries shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under (i) the Loan Documents, (ii) the Term Loan Credit Agreement (including any Incremental Facility permitted to be incurred thereunder pursuant to Section 2.14 thereof as in effect on the Closing Date), and any “Credit Agreement

Refinancing Indebtedness” (as defined therein on the Closing Date) in an aggregate principal amount not to exceed $1,205,000,000, (iii) the Second Lien Notes Documents in an aggregate principal amount not to exceed $1,015,000,000 and (iv) the Third Lien Notes Documents and the Existing Senior Subordinated Notes Documents in an aggregate principal amount not to exceed $300,000,000 and, in the case of clause (ii), (iii) and (iv), any Permitted Refinancing thereof;

(b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) Indebtedness owed to the Borrower or any Restricted Subsidiary outstanding on the Closing Date and any refinancing thereof with Indebtedness owed to the Borrower or any Restricted Subsidiary in a principal amount that does not exceed the principal amount (or accreted value, if applicable) of the intercompany Indebtedness so refinanced; provided that (x) any Indebtedness advanced by any Person that is not a Loan Party to any Loan Party pursuant to this clause (b) shall be subordinated in right of payment to the Loans and (y) any Indebtedness advanced by any Loan Party to any Person that is not a Loan Party shall either (i) be made in the ordinary course of business or (ii) be evidenced by a note pledged as Collateral for the benefit of the Secured Obligations (which, if such note constitutes Term Loan/Notes Priority Collateral, shall be held by the Term Loan Collateral Agent as bailee for the Collateral Agent in accordance with the ABL Intercreditor Agreement), which note shall be in form and substance reasonably satisfactory to the Administrative Agent (it being understood that an Intercompany Note shall be satisfactory to the Administrative Agent);

(c) Guarantees by the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower otherwise permitted hereunder; provided that (A) no Guarantee (other than Guarantees by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary) of any Senior Secured Notes, Stub Notes, the Term Loan Credit Agreement or any Indebtedness constituting Junior Financing with a principal amount in excess of the Threshold Amount shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Secured Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Secured Obligations, such Guarantee shall be subordinated to the Guarantee of the Secured Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness advanced by any Loan Party to any Person that is not a Loan Party shall be evidenced by an Intercompany Note and any such Indebtedness advanced by any Person that is not a Loan Party to any Loan Party shall be subordinated in right of payment to the Loans (for the avoidance of doubt, any such Indebtedness owing to a Restricted Subsidiary that is not a Loan Party shall be deemed to be expressly subordinated in right of payment to the Loans unless the terms of such Indebtedness expressly provide otherwise);

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Borrower or any Restricted Subsidiary prior to or within 365 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset in an aggregate amount not to exceed the greater of (i) $103,000,000 and (ii) 4.00% of Total Assets, in each case determined at the time of incurrence (together with any Permitted Refinancings thereof) at any time outstanding, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(m) and (iii) any Permitted Refinancing of any of the foregoing;

(f) Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of the Borrower or any Restricted Subsidiary incurred or assumed in connection with any Permitted Acquisition, and any Permitted Refinancing thereof; provided such Indebtedness is permitted pursuant to Section 7.03(g) of the Term Loan Credit Agreement as in effect on the Closing Date; provided, further that, any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to this clause (g), together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Section 7.03(q), does not exceed in the aggregate at any time outstanding, the greater of (i) $30,000,000 and (ii) 10.0% of Foreign Subsidiary Total Assets, in each case determined at the time of incurrence;

(h) Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness consisting of promissory notes issued by the Borrower or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower permitted by Section 7.06;

(j) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k) Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l) obligations in respect of Cash Management Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with Deposit Accounts;

(m) Indebtedness of the Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed (x) the greater of (i) $175,000,000 and (ii) 5.00% of Total Assets at any time outstanding plus (y) 200% of the cumulative amount of the net cash proceeds and Cash Equivalent proceeds from the sale of Equity Interests (other than Excluded Contributions, proceeds of Disqualified Equity Interests, Designated Equity Contributions, proceeds included in the Cumulative Equity Credit or sales of Equity Interests to the Borrower or any of its Subsidiaries) of the Borrower or any direct or indirect parent of the Borrower after the Closing Date and on or prior to such time

(including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower that has been Not Otherwise Applied;

(n) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 Business Days following the incurrence thereof;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) Indebtedness permitted to be incurred pursuant to Sections 7.03(q) or (s) of the Term Loan Credit Agreement as in effect on the Closing Date; provided, that any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Section 7.03(g), does not exceed in the aggregate at any time outstanding, the greater of (i) $30,000,000 and (ii) 10.0% of Foreign Subsidiary Total Assets, in each case determined at the time of incurrence;

(r) Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(s) [reserved];

(t) [reserved];

(u) Indebtedness of Foreign Subsidiaries pursuant to factoring agreements in an amount not to exceed $20,000,000;

(v) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (v) and then outstanding, does not exceed 10% of Foreign Subsidiary Total Assets;

(w) [reserved];

(x) Indebtedness arising from Permitted Intercompany Activities; and

(y) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (x) above, the Borrower shall, in its sole discretion, classify or later divide or classify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents, the Term Loan Credit Agreement, any Senior Secured Notes Documents and the Existing Senior Subordinated Notes Documents and, in each case, any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(a).

Section 7.04 Fundamental Changes. Neither the Borrower nor the Restricted Subsidiaries shall merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person and such merger does not result in the Borrower ceasing to be a corporation, partnership or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia or (ii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging or amalgamating with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person; and an updated Borrowing Base Certificate shall have been delivered if the Borrowing Base after giving effect to such transaction would decrease by more than $8,000,000.

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve or the Borrower or any Subsidiary may change its legal form (x) if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and if not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Sections 7.02 (other than Section 7.02(e)) or Section 7.05 or, in the case of any such business, discontinued, shall be transferred to otherwise owned or conducted by another Loan Party after giving effect to such liquidation or dissolution (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, the Borrower may merge, amalgamate or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving entity or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor

Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Borrower’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents, (E) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, amalgamation or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement; and

(e) so long as no Default exists or would result therefrom (in the case of a merger or amalgamation involving a Loan Party), any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary or the Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement;

(f) so long as no Default exists or would result therefrom, a merger, amalgamation dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05; and

(g) the Borrower and its Subsidiaries may consummate Permitted Intercompany Activities.

Section 7.05 Dispositions. Neither the Borrower, nor the Restricted Subsidiaries shall, directly or indirectly, make any Disposition, except:

(a) (i) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower or any of its Restricted Subsidiaries and (ii) Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries outside the ordinary course of business (and for consideration complying with the requirements applicable to Dispositions pursuant to clause (j) below) in an aggregate amount not to exceed $15,000,000;

(b) Dispositions of inventory or goods held for sale and immaterial assets (including allowing any registrations or any applications for registration of any immaterial intellectual property to lapse or go abandoned in the ordinary course of business), in each case, in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(f)) and 7.06;

(f) Dispositions contemplated as of the Closing Date and listed on Schedule 7.05(f);

(g) Dispositions of Cash Equivalents;

(h) (i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries and (ii) Dispositions of intellectual property that do not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries so long as Holdings the Borrower or any of its Restricted Subsidiaries receives a license or other ownership rights to use such intellectual property;

(i) transfers of property subject to Casualty Events upon receipt of the net proceeds of such Casualty Event;

(j) Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition, (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $15,000,000, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (f), (k), (p), (q), (r)(i), (r)(ii), (v), (bb) (only to the extent the Secured Obligations are secured by such cash and Cash Equivalents), (dd) (only to the extent the Secured Obligations are secured by such cash and Cash Equivalents) and (gg) (only to the extent the Secured Obligations are secured by such cash and Cash Equivalents) and (iii) if any ABL Priority Collateral with an aggregate value of greater than $8,000,000 is Disposed of, an updated Borrowing Base Certificate shall have been delivered and the Borrowing Base shall immediately be deemed recalculated in reliance thereon; provided, however, that for the purposes of this clause (j)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s (or the Restricted Subsidiaries’, as applicable) most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Secured Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and (C) aggregate non-cash consideration received by the

Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed 3.0% of Total Assets at any time (net of any non-cash consideration converted into cash and Cash Equivalents);

(k) [reserved];

(l) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(m) Dispositions of property pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of after the Closing Date shall not exceed $10,000,000;

(n) any swap of assets in exchange for services or other assets of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(o) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents) (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such an Unrestricted Subsidiary);

(p) the unwinding of any Swap Contract pursuant to its terms;

(q) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights; and

(s) Permitted Intercompany Activities;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (i), (p), (r) and (s) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments. Neither the Borrower nor the Restricted Subsidiaries shall declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and other Restricted Subsidiaries (and, in the case of a Restricted Payment by a Restricted Subsidiary that is not wholly-owned directly or indirectly by the Borrower, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) the Borrower and each Restricted Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) [reserved];

(d) the Borrower may make additional Restricted Payments so long as, on a Pro Forma Basis after giving effect thereto, the Distribution Payment Conditions are satisfied at such time;

(e) to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.02 (other than Sections 7.02(e) and (m)), 7.04 or 7.08 (other than Sections 7.08(e) and (j));

(f) repurchases of Equity Interests in the Borrower (or any direct or indirect parent thereof) or any Restricted Subsidiary of the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) the Borrower and each Restricted Subsidiary may pay (or make Restricted Payments to allow the Borrower or any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary (or of the Borrower or any other such direct or indirect parent thereof) from any future, present or former employee, officer, director, manager or consultant of such Restricted Subsidiary (or the Borrower or any other direct or indirect parent of such Restricted Subsidiary) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of such Restricted Subsidiary (or the Borrower or any other direct or indirect parent thereof) or any of its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed $10,000,000 in any calendar year (which shall increase to $20,000,000 subsequent to the consummation of a Qualified IPO) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $20,000,000 in any calendar year or $40,000,000 subsequent to the consummation of a Qualified IPO, respectively); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) to the extent contributed to the Borrower, the net cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests or Designated Equity Contributions and other than any of the proceeds included in the Cumulative Equity Credit) of any of the Borrower’s direct or indirect parent companies, in each case to members of management, managers, directors or consultants of Holdings, the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent net cash proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus

(ii) the net cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries; less

(iii) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 7.06(g);

(h) the Borrower may make Restricted Payments in an aggregate amount not to exceed, when combined with prepayment of Indebtedness pursuant to Section 7.13(a)(v), (x) the greater of (i) $62,000,000 and (ii) 2.00% of Total Assets plus (y) the portion, if any, of the Cumulative Equity Credit on such date that the Borrower elects to apply to this clause (y);

(i) the Borrower may make Restricted Payments to any direct or indirect parent of the Borrower:

(i) to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries and, Transaction Expenses and any reasonable and customary indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(ii) the proceeds of which shall be used by such parent to pay franchise, excise and similar Taxes and other fees, Taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iii) for any taxable period ending after the Closing Date (A) in which the Borrower and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar Tax group (a “Tax Group”) of which a direct or indirect parent of the Borrower is the common parent or (B) in which the Borrower is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes, to pay U.S. federal, state and local and foreign Taxes that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of the Borrower and/or its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that the Borrower and its Subsidiaries would have been required to pay if they were a stand-alone Tax Group with the Borrower as the corporate common parent of such stand-alone Tax Group; provided, further, that the permitted payment pursuant to this clause (iii) with respect to any Taxes of any Unrestricted Subsidiary shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated, combined unitary or similar Taxes;

(iv) to finance any Investment that would be permitted to be made pursuant to Section 7.02 if such parent were subject to such Section; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or the Restricted Subsidiaries or (2) the merger or amalgamation (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(vi) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof) that is directly attributable to the operations of the Borrower and its Restricted Subsidiaries;

(j) the Borrower or any Restricted Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(k) after a Qualified IPO, (i) any Restricted Payment by the Borrower or any other direct or indirect parent of the Borrower to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) Restricted Payments not to exceed up to the sum of (A) up to 6% per annum of the net proceeds received by (or contributed to) the Borrower and its Restricted Subsidiaries from such Qualified IPO and (B) an aggregate amount per annum no to exceed 3.50% of Market Capitalization; provided that, immediately before and after giving pro forma effect to any such Restricted Payment pursuant to this clause (B), the Non-Guarantors Payment Conditions are satisfied;

(l) payments made or expected to be made by the Borrower or any of the Restricted Subsidiaries in respect of required withholding or similar non-U.S. Taxes with respect to any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(m) [reserved];

(n) the distribution, by dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents) (or a Restricted Subsidiary that owns an Unrestricted Subsidiary; provided that such Restricted Subsidiary owns no assets other than Equity Interests of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents)); and

(o) Restricted Payments that are made in (i) an amount equal to the amount of Excluded Contributions previously received or (ii) without duplication with clause (i), in an amount equal to the net proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions.

Section 7.07 Change in Nature of Business. The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 7.08 Transactions with Affiliates. The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business involving aggregate payments or consideration in excess of $10,000,000, other than (a) loans and other transactions among the Borrower and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such loan or other transaction to the extent permitted under this Article VII, (b) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of Transaction Expenses as part of or in connection with the Transactions, (d) so long as no Event of Default under Sections 8.01(a) or (f) has occurred and is continuing, the payment of management, monitoring, consulting, transaction, termination and advisory fees in an aggregate amount pursuant to the Investor Management Agreement and related indemnities and reasonable expenses, (e) Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02, (f) employment and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) customary payments by the Borrower and any of its Restricted Subsidiaries to the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the members of the board of directors or managers or a majority of the disinterested members of the board of directors or managers of the Borrower, in good faith, (j) payments by the Borrower or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of the Borrower to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, but only to the extent permitted by Section 7.06(i)(iii), (k) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof, (l) [reserved], (m) Permitted Intercompany Activities or (n) a joint venture which would constitute a transaction with an Affiliate solely as a result of the Borrower or any Restricted Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity.

Section 7.09 Burdensome Agreements. The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to a Loan Party or to make or repay intercompany loans and advances to a Loan Party or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Secured Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual

Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Sections 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), (g) or (m) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit and (xiii) are customary restrictions contained in any Senior Secured Notes Documents, the Existing Senior Subordinated Notes Documents, the Term Loan Credit Agreement or any Permitted Refinancing thereof.

Section 7.10 Use of Proceeds. The proceeds of the Loans shall be used (i) on the Closing Date will be used to finance a portion of the Transactions and (ii) on and after the Closing Date for working capital, general corporate purposes and any other purpose not prohibited by this Agreement, including Permitted Acquisitions and other Investments. The Letters of Credit shall be used solely to support obligations of the Borrower and its Subsidiaries incurred for working capital, general corporate purposes and any other purpose not prohibited by this Agreement.

Section 7.11 Consolidated Fixed Charge Coverage Ratio. If Excess Availability shall be less than the greater of (a) $9,000,000 and (b) 10% of the lesser of (x) the Revolving Credit Commitments and (y) the Borrowing Base (a “Financial Covenant Trigger Event”), the Borrower will not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.0 to 1.0 as of the immediately preceding fiscal quarter end for which financial statements are available, and as of each subsequent fiscal quarter end thereafter for which financial statements are available; provided that (i) subject to clause (ii), a breach of such covenant when so tested shall not be cured by a subsequent increase of Excess Availability above the applicable limit set forth above and (ii) if Excess Availability on each day during any period of 30 consecutive calendar days commencing after the date of such Financial Covenant Trigger Event is at least the greater of (a) $9,000,000 and (b) 10% of the lesser of (x) the Revolving Credit Commitments and (y) the aggregate Borrowing Base, the requirement to comply with the Consolidated Fixed Charge Coverage Ratio shall not apply unless a subsequent Financial Covenant Trigger Event occurs; provided, further, that, after any Financial Covenant Trigger Event, unless and until the Borrower has demonstrated its compliance with the Consolidated Fixed Charge Coverage Ratio requirement set forth above by delivery to the Administrative Agent of the financial statements for the fiscal quarter, as applicable, specified above and the related Compliance Certificate, the Borrower shall not be permitted to request any Loans or the issuance, increase, extension or amendment of any Letters of Credit.

Section 7.12 Accounting Changes. The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13 Prepayments, Etc. of Indebtedness.

(a) The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest, fees, expenses and indemnification obligations shall be permitted), any subordinated or unsecured Indebtedness incurred under Section 7.03(g) or (q) or any other Indebtedness that is or is required to be subordinated, in right of payment or as to Collateral, to the Secured Obligations pursuant to the terms of the Loan Documents or any Indebtedness secured by the Collateral on a junior priority basis to the Liens securing the Secured Obligations (it being understood that (x) Term Loan Debt and any other secured Indebtedness that is secured by Liens on the Collateral that are, or are intended to, rank equal in priority with the Liens on the Collateral securing the Term Loan Debt (“Pari Term Loan Obligations”) will not be considered Junior Financing and (y) for the avoidance of doubt, the Second Lien Notes and the Third Lien Notes will be considered Junior Financing) (collectively, “Junior Financing”; it being understood that, for the purposes of this Agreement, the Stub Notes shall only be considered Junior Financing prior to October 16, 2016) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the Refinancing thereof with the net proceeds of, or in exchange for, any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing or is in connection with the Transactions and, if such Indebtedness was originally incurred under Section 7.03(g) or (q), is permitted pursuant to Section 7.03(g) or (q)), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note, (iv) and the prepayment, redemption, purchase, defeasance or other payment in respect of the Stub Notes; provided that prior to October 16, 2016, such amounts shall not exceed $15,000,000 plus any Permitted Refinancing or Refinancing of the Stub Notes with the proceeds, or in exchange for, any junior lien, unsecured or subordinated Indebtedness and (v) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed, when combined with the amount of Restricted Payments pursuant to Section 7.06(h), (x) the greater of (i) $62,000,000 and (ii) 2.00% of Total Assets plus (y) the portion, if any, of the Cumulative Equity Credit on such date that the Borrower elects to apply to this clause (y) and (vi) such prepayments at any time when the Distribution Payment Conditions are met.

(b) The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.14 Permitted Activities of Holdings. Holdings shall not engage in any material operating or business activities; provided that the following and activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of the Borrower and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the Term Loan Credit Agreement and any other Indebtedness permitted hereunder, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, (v) financing activities, including the issuance of equity securities, payment of dividends, making contributions to the capital of the Borrower, (vi) participating in tax, accounting and other administrative matters as owner of the Borrower, (vii) holding any cash incidental to any activities permitted under this Section 7.14, (viii) providing indemnification to officers, managers and directors and (ix) any activities incidental to the foregoing. Holdings shall not incur any Liens on Equity Interests of the Borrower other than those for the benefit of the Secured Obligations, the Pari Term Loan Obligations or any other Indebtedness permitted under Section 7.03 or any comparable term in any Permitted Refinancing thereof and Holdings shall not own any Equity Interests other than those of the Borrower (subject, in each case, to the ABL Intercreditor Agreement).

Section 7.15 Dominion Account. After the occurrence and during the continuance of a Cash Dominion Period, use the funds on deposit in the Dominion Account for any purposes other than (i) as set forth in Section 6.17(e), and to the extent there remains funds after the application referred to in this clause (i), toward (ii) the payment of operating expenses incurred by the Loan Parties in the ordinary course of business (including payments of interest when due on account of any Indebtedness permitted by Section 7.03), and to the extent there remains funds after the application referred to in this clause (ii), toward (iii) such other ordinary course purposes as the Loan Parties deem appropriate.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five Business Days after the same becomes due, any interest on any Loan or any other amount, payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower, any Restricted Subsidiary or, in the case of Section 7.14, Holdings, fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to the Borrower), 6.16, 6.17 or Article VII; provided that a Default as a result of a breach of Section 7.11 (a “Financial Covenant Default”) is subject to cure pursuant to Section 8.05; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for (i) thirty (30) days, or (ii) in the case of a failure to timely deliver a Borrowing Base Certificate pursuant to Section 6.01(d), six (6) Business Days, in each case, after written notice thereof by the Administrative Agent to the Borrower; provided, that, if a Cash Dominion Period shall have occurred and be continuing, the time period specified in clause (ii) above shall be one (1) Business Day; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Agreements, termination events or equivalent events pursuant to the terms of such Swap Agreements), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that a default or event of default pursuant to any breach of a financial covenant in the Term Loan Credit Agreement (or any Permitted Refinancing thereof) shall not constitute a Default or an Event of Default under this Agreement unless and until the earlier of (i) 90 days after such breach occurs and (ii) Term Loan Lenders (or the lenders under such Permitted Refinancing) declaring all amounts outstanding under the Term Loan Credit Agreement (or such Permitted Refinancing) to be immediately due and payable and all outstanding commitments outstanding under the Term Loan Credit Agreement (or such Permitted Refinancing) to be immediately terminated, and such declaration has not been rescinded on or before such date; provided, further that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any

Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Sections 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent, Collateral Agent or any Lender or the satisfaction in full of all the Secured Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of the occurrence of the Termination Date), or purports in writing to revoke or rescind any Loan Document (it being understood that this clause (i) shall not apply to any Mexican Loan Documents); or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or Sections 6.11, 6.13, 6.16 or 6.17 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents and the ABL Intercreditor Agreement on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (x) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results solely from the failure of the Administrative Agent or the Collateral Agent (or the Term Loan Collateral Agent, as bailee for the Collateral Agent in accordance with the ABL Intercreditor Agreement) to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (y) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the Borrower shall for any reason cease to be pledged pursuant to the Collateral Documents (it being understood that this clause (k) shall not apply to any Mexican Loan Documents); or

(l) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary or any ERISA Affiliate in

an aggregate amount which could reasonably be expected to result in a Material Adverse Effect or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(m) Junior Financing Documentation. Any of the Secured Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be (i) “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Subordinated Financing Documentation or (ii) the lien subordination provisions set forth in the ABL Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any First Priority Obligations (as defined in the ABL Intercreditor Agreement).

Section 8.02 Remedies Upon Event of Default . If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the Revolving Credit Commitment of each Lender to make Loans and any obligation of the L/C Issuers to issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 101.5% of the then Stated Amount of outstanding Letters of Credit plus 101.5% of then unreimbursed amounts due to the L/C Issuers); and

(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any applicable Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligations of the Borrower to Cash Collateralize the amount of the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent or any Lender.

Section 8.03 Exclusion of Immaterial Subsidiaries . Solely for the purpose of determining whether a Default or Event of Default has occurred under Section 8.01(f) or (g), any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary (an “Immaterial Subsidiary”) affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Borrower, have assets with a fair market value in excess of 5.0% of Total Assets and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 5.0% of the total revenues of the Borrower and its Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

Section 8.04 Application of Funds . After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall, subject to the ABL Intercreditor Agreement, be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law) subject to the final proviso of this Section 8.04:

First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the Loan Parties;

Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith due from the Loan Parties;

Third, pro rata to interest then due and payable on the Swing Line Loans and Protective Advances;

Fourth, pro rata to the principal balance of the Swing Line Loans and Protective Advances outstanding until the same has been prepaid in full;

Fifth, pro rata to interest then due and payable on Revolving Credit Loans and other amounts due pursuant to Sections 3.01, 3.04 and 3.05;

Sixth, pro rata to Cash Collateralize 101.5% of all outstanding L/C Obligations (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon, the principal balance of Revolving Credit Loans then outstanding, and all Secured Obligations on account of Pari Passu Bank Product Obligations to the extent of the Bank Product Reserve taken with respect thereto;

Seventh, to all other Secured Obligations pro rata; and

Eighth, the balance, if any, as required by the ABL Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns);

; provided that:

(i)	amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur and, if any amount remains on deposit as Cash Collateral after all Letters of Credit Cash Collateralized thereby have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above;

(ii)	amounts distributed with respect to any Pari Passu Bank Product Obligations shall be the lesser of the maximum Bank Product Amount last reported to the Administrative Agent or the actual Pari Passu Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due (it being understood that the Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Pari Passu Bank Product Obligations and, if a Secured Party has not delivered such calculation, the Administrative Agent may assume the amount to be distributed is zero); and

(iii)	Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties (subject to the previous provisions set forth in this proviso) to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.04.

Section 8.05 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Sections 8.01 or 8.02, if the Borrower determines that an Event of Default under the covenant set forth in Section 7.11 has occurred or may occur, during the period commencing after the beginning of the preceding fiscal quarter included in such Test Period and ending ten (10) Business Days after the later of (i) the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter and (ii) the occurrence of a Financial Covenant Default, the Investors may make, directly or indirectly, cash contributions to the common equity of Holdings and/or any purchase or investment in the Equity Interests (other than, without the consent of the Administrative Agent, Disqualified Equity Interests or other Equity Interests (other than common Equity Interests)) of Holdings (a “Designated Equity Contribution”), and the amount of the net cash proceeds thereof shall be deemed to increase Consolidated EBITDA with respect to such applicable quarter in an amount that, if added to the Consolidated EBITDA for the relevant quarter, would have been sufficient to cause compliance with the covenant under Section 7.11 (the “Equity Cure”); provided that such net cash proceeds (i) are actually received by the Borrower as cash common equity (including through capital contribution of such net cash proceeds to the Borrower) during the period commencing after the beginning of the preceding fiscal quarter included in such Test Period and ending ten (10) Business Days after the later of (i) the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter and (ii) the occurrence of a Financial Covenant Default and (ii) are Not Otherwise Applied. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 and shall not result in any adjustment to any baskets or other amounts other than the amount of the Consolidated EBITDA for the purpose of Section 7.11.

(b) (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Designated Equity Contribution is made, (ii) no more than five Designated Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Designated Equity Contribution shall be no more than the amount required to cause the Borrower to be in Pro Forma Compliance with Section 7.11 for any applicable period, (iv) no Borrowings shall be permitted hereunder until such Equity Cure shall have been actually received by the Borrower and (v) there shall be no pro forma or other reduction in Indebtedness with the proceeds of any Designated Equity Contribution for determining compliance with Section 7.11 for the fiscal quarter with respect to which such Designated Equity Contribution was made; provided that to the extent such proceeds are actually applied to prepay Indebtedness, such reduction may be credited in any subsequent fiscal quarter.

ARTICLE IX

AGENTS

Section 9.01 Appointment and Authority.

(a) Administrative Agent. Each of the Lenders and each L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Collateral Agent. The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoint and authorize the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Rights as a Lender . The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions . The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default as such is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Section 4.02 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent . The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties . The Administrative Agent or the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent or the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent or the Collateral Agent, as applicable, and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent.

Section 9.06 Resignation of Administrative Agent . The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be (i) a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and (ii) either a Lender or any other Person reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower, the Lenders and the L/C Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and as the Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of Wells Fargo as a retiring L/C Issuer and as the Swing Line Lender, (ii) Wells Fargo, as a retiring L/C Issuer and as the Swing Line Lender, shall be discharged from all of its duties and obligations in such capacities hereunder or under the other Loan Documents and (iii) a successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Wells Fargo outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo as a retiring L/C Issuer to effectively assume the obligations of Wells Fargo as issuer of such Letters of Credit.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders . Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, a Lender or an L/C Issuer hereunder. Without limiting the foregoing, none of the Bookrunners, the Arrangers, or other agents listed on the cover page hereof in their respective capacities as such, shall by reason of any Loan Document, have any fiduciary relationship in respect of any Loan Party, Lender or any other Person.

Section 9.09 Administrative Agent May File Proofs of Claim . In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10 Collateral and Guaranty Matters . Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably agree to (and authorize the Administrative Agent to act in accordance with) the following:

(i) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (A) upon the occurrence of the Termination Date, (B) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (y) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset and (z) the priority of the new Lien is the same as that of the original Lien and the Lien of the Secured Parties on such asset is not impaired or otherwise adversely affected by such release and granting of such new Lien as reasonably determined by the Administrative Agent), (C) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (D) to the extent such asset constitutes an Excluded Asset or (E) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(ii) that upon the request of the Borrower, the Administrative Agent and the Collateral Agent may release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(u) or (w) (in the case of clause (w), to the extent required by the terms of the obligations secured by such Liens) pursuant to documents reasonably acceptable to the Administrative Agent;

(iii) that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any of the Senior Secured Notes, the Existing Senior Subordinated Notes, the Term Loan Credit Agreement or any Junior Financing with a principal amount in excess of the Threshold Amount; and

(iv) the Collateral Agent may, without any further consent of any Lender, enter into the ABL Intercreditor Agreement with the collateral agent or other representatives of the holders of Indebtedness permitted under Section 7.03 that is intended to be secured on a junior basis to the Liens on the Collateral securing the Secured Obligations, in each case, where such Indebtedness is secured by Liens permitted under Section 7.01. The Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted. Any ABL Intercreditor Agreement entered into by the Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent or the Collateral Agent will promptly upon the request of the Borrower (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10 (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate of a Responsible Officer of the Borrower to that effect provided to it by any Loan Party upon its reasonable request without further inquiry). Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Section 9.10 shall require the consent of any holder of obligations under Secured Hedge Agreements or any Cash Management Agreements.

Section 9.11 Cash Management Agreements and Secured Hedge Agreements . No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.12 Withholding Tax . To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender, Swing Line Lender or the L/C Issuer an amount equal to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from any amount paid to or for the account of any Lender, Swing Line Lender or the L/C Issuer for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender, Swing Line Lender or the L/C Issuer failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender, Swing Line Lender or the L/C Issuer shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender, Swing Line Lender or the L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender, Swing Line Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, Swing Line Lender or the L/C Issuer under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article IX. The agreements in this Article IX shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, Swing Line Lender or the L/C Issuer, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, Swing Line Lender or the L/C Issuer any refund of Taxes withheld or deducted from funds paid for the account of such Lender, Swing Line Lender or the L/C Issuer.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent or ratification of the Required Lenders or such other number or percentage of Lenders as may be specified herein) and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) the Administrative Agent and the Borrower may, without the consent of the Lenders, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent, any Lender or any L/C Issuer, (y) any amendment, waiver or consent to the ABL Intercreditor Agreement shall only require the consent of any Loan Party to the extent expressly set forth therein and (z) no such amendment, waiver or consent shall:

(i) amend the provisions hereof to permit Interest Periods in excess of 6 months without the written consent of each Lender affected thereby;

(ii) extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02) without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Revolving Credit Commitments shall not constitute an extension or increase of any Revolving Credit Commitment of any Lender);

(iii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(iv) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, L/C Borrowing or L/C Advance, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to payment of such amount (it being understood that (i) any change effected pursuant to clause (ix) or (x) below shall not constitute such reduction and (ii) the waiver of any Default shall not constitute a reduction of interest); provided, however, that (A) only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” and (B) only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate with respect to the Revolving Credit Facility;

(v) change (A) Section 8.04 in a manner that would alter the application of payments required thereby without the written consent of each Lender or (B) the order of application of any reduction in the Revolving Credit Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that adversely affects the Lenders without the written consent of each Lender adversely affected thereby;

(vi) change any provision of this Section 10.01 or the definition of “Required Lenders”, “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender affected thereby;

(vii) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, except as set forth in the ABL Intercreditor Agreement, or subordinate the Secured Parties’ Lien with respect to the Collateral without the written consent of each Lender adversely affected thereby; provided that the Collateral Agent may, without consent from any Revolving Credit Lender, release any Collateral that is sold or transferred by a Loan Party, in each case in compliance with Sections 7.04 or 7.05 or released in compliance with Section 9.10(i), (ii) or (iii) (in which case such release shall be automatic);

(viii) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the value of the Guaranties, without the written consent of each Lender adversely affected thereby, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release shall be automatic);

(ix) change the advance rates set forth in the definition of “Borrowing Base” in a manner that is intended to increase the availability under the Borrowing Base in any material respect, without the written consent of all Lenders; or

(x) (A) change or otherwise modify the eligibility criteria, eligible asset classes, reserves, sublimits in respect of the Borrowing Base, or add new asset categories to the Borrowing Base, including, without limitation, “Eligible Accounts”, “Eligible Inventory”, “Eligible Mexican Inventory”, “Eligible Unbilled Accounts”, “Eligible Third Party Accounts”, “Eligible 91-150 Days Accounts” or “Eligible 121-195 Days Accounts”, if such change, modification or addition is intended to increase availability under the Borrowing Base in any material respect, in each case without the written consent of the Supermajority Lenders; provided that this clause (x) shall not limit the discretion of the Administrative Agent to change, establish or eliminate any reserves, to add assets acquired in an Acquisition to the Borrowing Base or to otherwise exercise its discretion or Credit Judgment in respect of any determination expressly provided hereunder to be made by the Administrative Agent in its discretion or Credit Judgment, all to the extent otherwise set forth herein;

and provided, further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by each applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) no amendment, waiver or consent which would require the consent of a Lender but for the fact that it is a Defaulting Lender shall be enforced against it without its consent if such amendment, waiver or consent affects such Defaulting Lender in a disproportionate manner; and (vi) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Revolving Credit Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into an amendment for a Facility Increase in accordance with Section 2.14 and any Extension Agreement in accordance with Section 2.18 and such amendment for a Facility Increase and Extension Agreements shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

Section 10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the Collateral Agent, an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02(a); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through electronic telecommunications or other information transmission systems, except for direct or “economic” (as such term is used in Title 18, United States Code, Section 1030(g)) (as opposed to special, indirect, consequential or punitive) losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document in respect of Borrower Materials made available through electronic telecommunications or other information transmission systems, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to such direct or “economic” damages).

(d) Change of Address, Etc. Each of the Loan Parties, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or L/C Issuer or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no

Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Holdings and the Borrower jointly and severally agree to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the reasonable out-of-pocket costs of background searches, UCC searches and corporate status searches), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that Holdings and the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this subsection (a) unless, in the opinion of counsel, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest. For the avoidance of doubt, this Section 10.04(a) shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

(b) Indemnification. Holdings and the Borrower, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonably related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability of the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing brought by a third party or by the Borrower or any other Loan

Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. For the avoidance of doubt, this Section 10.04(b) shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

(c) Reimbursement by Lenders. To the extent that Holdings and the Borrower for any reason fail indefeasibly to pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it or them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Adjusted Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or an L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d). For the avoidance of doubt, nothing in this Section 10.04(c) shall relieve Holdings or the Borrower from its obligations under Section 10.04(b).

(d) Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, neither the Borrower nor any Indemnitee shall assert, and each Borrower and Indemnitee hereby waives, any claim, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.04.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender and the Termination Date.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (ii) of the preceding sentence shall survive the Termination Date.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (except as permitted by Section 7.04) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with the provisions of Section 10.06(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, is intended to confer, shall be construed to confer, or shall confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Subject to the conditions set forth below, any Lender may at any time assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and the Loans (including for purposes of this Section 10.06(b), L/C Participations, Swing Line Participations and Protective Advance Participations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans, L/C Participations, Swing Line Participations and Protective Advance Participations outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Sections 8.01(a) or, solely with respect to the Borrower, (f) or (g) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under clause (a), or solely with respect to the Borrower, clauses (f) or (g) of Section 8.01 has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender (other than a Defaulting Lender) or an Affiliate of a Lender (other than a Defaulting Lender) of similar creditworthiness;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Defaulting Lender or to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of each L/C Issuer (including, for so long as Credit Suisse AG is the L/C Issuer of the Existing Letter of Credit, the consent of Credit Suisse AG) (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to a Defaulting Lender or that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to a Defaulting Lender or in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute (except as otherwise contemplated in the penultimate sentence of Section 10.13) and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (i) the Borrower or any of the Borrower’s Subsidiaries or Affiliates or (ii) any Person that is a Disqualified Lender (it being understood that the Administrative Agent shall have no obligation or duty to monitor or track whether any Disqualified Lender shall have become an assignee or Lender hereunder).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Notes, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office an electronic copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and with respect to such Lender’s own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register. This Section 10.06(c) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Subsidiaries or Affiliates or any Disqualified Lender (it being understood the Administrative Agent shall have no duty to monitor or track whether a Disqualified Lender has become a Participant hereunder)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations, Swing Line Loans and/or Protective Advances) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (y) of the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section 10.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of those Sections, including Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and such Lender (and the Borrower, to the extent that the Participant requests payment from the Borrower) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitation Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(i). Subject to the provisions of this subsection (g), the Loan Parties agree that each SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the Termination Date) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guaranty or credit or liquidity enhancement to such SPC.

(h) Resignation as an L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Wells Fargo may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as an L/C Issuer or the Swing Line Lender, as the case may be. If Wells Fargo resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it which remain outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund L/C Participations). If Wells Fargo resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (ii) such successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and remaining outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below) and not to disclose such information, except that Information may be disclosed: (i) to its Affiliates and to it and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) in which case the Administrative Agent or such Lender or L/C Issuer, as applicable, shall notify the Borrower prior to such disclosure, in any case, to the extent legally permissible; (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (vii) with the consent of the Borrower; or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from Holdings, the Borrower or any of its Subsidiaries or Related Parties relating to Holdings or the Borrower or any Subsidiary or Related Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender or L/C Issuer on a nonconfidential basis prior to disclosure by Holdings or the Borrower or any Subsidiary other than by breach of this Section 10.07; provided that, in the case of information received from Holdings or the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Loan Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledge that (i) the Information may include material non-public information concerning Holdings, the Borrower or one or more Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities Laws.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or an L/C Issuer, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuers and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuers or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Secured Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Secured Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13 [Reserved].

Section 10.14 Governing Law; Jurisdiction Etc.

(a) Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500, IN THE CASE OF DOCUMENTARY LETTERS OF CREDIT OR TRADE LETTERS OF CREDIT, AND THE INTERNATIONAL STANDBY PRACTICES 1998 PUBLISHED BY THE INSTITUTE OF INTERNATIONAL BANKING LAW & PRACTICE, INC. (OR SUCH LATER VERSION THEREOF AS MAY BE IN EFFECT AT THE TIME OF ISSUANCE), IN THE CASE OF STANDBY LETTERS OF CREDIT AND, AS TO MATTERS NOT GOVERNED BY SUCH UNIFORM CUSTOMS AND/OR INTERNATIONAL STANDBY PRACTICES, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(b) Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING

IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15 [Reserved].

Section 10.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Bookrunners and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Bookrunners and the Lenders, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger, each Bookrunner and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, any Arranger, any Bookrunner nor any Lender in their capacities as Administrative Agent, Arranger, Bookrunner or Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Arranger, each Bookrunner, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent, any Arranger, any Bookrunner nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger, any Bookrunner or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.19 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act or such other Laws, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act and such other Laws. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws, including the USA PATRIOT Act.

Section 10.20 ABL Intercreditor Agreement. Each Lender and L/C Issuer hereunder (on behalf of itself and any Secured Parties that may be its Affiliate): (a) consents to the subordination of Liens provided for in the ABL Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent and/or the Administrative Agent to enter into the ABL Intercreditor Agreement as the ABL Agent (as such term or similar term is defined in the ABL Intercreditor Agreement) on behalf of such Lender and L/C Issuer. The foregoing provisions are intended as an inducement to the Term Loan/Notes Secured Parties (as defined in the ABL Intercreditor Agreement) to enter into the arrangements contemplated by the Term Loan/Notes Documents (as defined in the ABL Intercreditor Agreement) are intended third party beneficiaries of such provisions and the provisions of the ABL Intercreditor Agreement.

Section 10.21 Judgment Currency.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the specified currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to such Lender in the specified currency, such Lender agrees to remit such excess to the Borrower.

ARTICLE XI

LOAN GUARANTEE

Section 11.01 The Guaranty. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations (other than with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Cash Management Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02 Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.10 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 11.10.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03 Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.

Section 11.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the Termination Date, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Sections 7.03(b)(ii) or 7.03(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 11.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06 Instruments for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07 Continuing Guaranty. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any other Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent, any L/C Issuer or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 11.10 Release of Subsidiary Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Loan Party or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer or upon becoming an Excluded Subsidiary, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at such Transferred Guarantor’s expense, take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents; provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any of the Senior Secured Notes, the Existing Senior Subordinated Notes, the Term Loan Credit Agreement or any Junior Financing with a principal amount in excess of the Threshold Amount.

Upon the occurrence of the Termination Date, this Agreement, the other Loan Documents and the Guaranty made herein shall terminate with respect to all Secured Obligations, except with respect to Secured Obligations that expressly survive such repayment pursuant to the terms of this Agreement or the other Loan Documents. The Collateral Agent shall, at each Guarantor’s expense, take such actions as are necessary to release any Collateral owned by such Guarantor in accordance with the relevant provisions of the Collateral Documents.

Section 11.11 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such

Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Collateral Agent the L/C Issuer, the Swing Line Lender and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Collateral Agent the L/C Issuer, the Swing Line Lender and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Section 11.12 Cross-Guaranty. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Guarantor as may be needed by such Specified Guarantor from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.12 for up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 11.12 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 11.12 shall remain in full force and effect until the Termination Date. Each Qualified ECP Guarantor intends that this Section 11.12 constitute, and this Section 11.12 shall be deemed to constitute, an agreement for the benefit of each Specified Guarantor for all purposes of the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DJO FINANCE LLC,
as the Borrower

By:	/s/ Susan M. Crawford
	Name:	Susan M. Crawford
	Title:	Executive Vice President & Chief Financial Officer

DJO HOLDINGS LLC,
as Holdings

By:	/s/ Susan M. Crawford
	Name:	Susan M. Crawford
	Title:	Executive Vice President & Chief Financial Officer

DJO FINANCE CORPORATION DJO, LLC ENCORE MEDICAL PARTNERS, LLC ENCORE MEDICAL GP, LLC EMPI, INC. ENCORE MEDICAL ASSET CORPORATION ELASTIC THERAPY, LLC RIKCO INTERNATIONAL, LLC DJO CONSUMER, LLC,
each as a Guarantor

By:	/s/ Susan M. Crawford
	Name:	Susan M. Crawford
	Title:	Executive Vice President & Chief Financial Officer

ENCORE MEDICAL, L.P.,
as a Guarantor

By Encore Medical GP, LLC

/s/ Susan M. Crawford
	Name:	Susan M. Crawford
	Title:	Executive Vice President & Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent, the Collateral Agent, an L/C Issuer, the Swing Line Lender and a Lender

By:	/s/ Kathy Plisko
	Name:	Kathy Plisko
	Title:	Duly Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as an L/C Issuer and a Lender

By:	/s/ Judith Smith
	Name:	Judith Smith
	Title:	Authorized Signatory

By:	/s/ Michaela Kenny
	Name:	Michaela Kenny
	Title:	Authorized Signatory

MIHI LLC,
as a Lender

By:	/s/ Ayesha Farooqi
	Name:	Ayesha Farooqi
	Title:	Authorized Signatory

By:	/s/ Melissa Toomey
	Name:	Melissa Toomey
	Title:	Authorized Signatory

NATIXIS, NEW YORK BRANCH,
as a Lender

By:	/s/ David Zimbalist
	Name:	David Zimbalist
	Title:	Managing Director

By:	/s/ Ronald Lee
	Name:	Ronald Lee
	Title:	Vice President

GOLDMAN SACHS BANK, USA,
as a Lender

By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

UBS AG, STAMFORD BRANCH,
as a Lender

By:	/s/ Darlene Arias
	Name:	Darlene Arias
	Title:	Director

By:	/s/ Craig Pearson
	Name:	Craig Pearson
	Title:	Associate Director

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Philippe Pepin
	Name:	Philippe Pepin
	Title:	Authorized Signatory